Prospectus Filed Pursuant to Rule 424(b)3
Registration No. 333-124759
INVITATION TO THE EXTRAORDINARY GENERAL MEETING
ISIN: DE 0005785802 // Securities Identification Numbers 578 580
ISIN: DE 0005785836 // Securities Identification Numbers 578 583
ISIN: DE 000A0DRW61 // Securities Identification Numbers A0DRW6
ISIN: US 3580291066 // American Depositary Receipts Numbers 879 529
ISIN: US 3580292056 // American Depositary Receipts Numbers 903 780
      We are pleased to invite our shareholders to attend an extraordinary general meeting of the shareholders of Fresenius Medical Care Aktiengesellschaft (“Fresenius Medical Care AG” or the “Company”) on Tuesday, August 30, 2005. The meeting will begin promptly at 10:00 a.m. local time at Congress Center Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327 Frankfurt am Main, Germany. The purpose of this meeting is to submit to the consideration and approval of our ordinary shareholders the proposals stated in the Agenda below.
AGENDA
      1. The conversion of our outstanding preference shares into ordinary shares;
      2. The conversion of interests held under our employee participation programs into rights to acquire ordinary shares and related adjustments to such interests;
      3. The creation of authorized capital; and
      4. The transformation of the Company’s legal form from a stock corporation (Aktiengesellschaft) under German law into a partnership limited by shares under German law, a Kommanditgesellschaft auf Aktien (“KGaA”) to be called Fresenius Medical Care AG & Co. KGaA (“Fresenius Medical Care KGaA”), with Fresenius Medical Care Management AG (“Management AG”), a subsidiary of Fresenius AG, as the sole general partner.
      The following documents are available for the inspection of our shareholders at the offices of the Company, Else-Kröner-Strasse 1, 61352 Bad Homburg, Germany:

•	The conversion report of our management board on the conversion of our preference shares into ordinary shares;

•	The report of our management board on the reasons for the exclusion of the pre-emptive right in connection with the creation of authorized capital; and

•	The transformation report of our management board setting forth the reasons for the transformation.
      Copies of the English translations of the above reports have been furnished to the Securities and Exchange Commission under cover of a Report on Form 6-K and may be obtained as described below under “Where You Can Find More Information.” On request, each shareholder will be provided with a copy of each of the above documents free of charge. These reports will also be available for inspection at the extraordinary general meeting.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS INFORMATION STATEMENT/ PROSPECTUS OR DETERMINED IF THIS INFORMATION STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This information statement/ prospectus is dated July 20, 2005, and is first being mailed to shareholders on or about July 28, 2005.

      Registered holders of American Depositary Shares evidenced by American Depositary Receipts are being furnished, together with this information statement/ prospectus, a request for voting instructions directed to the depositary for the American Depositary Shares. Holders of ordinary American Depositary Shares whose American Depositary Shares are registered in their own names (and not in the name of a bank, broker, financial institution or share plan) who wish to have the shares represented thereby voted at the extraordinary general meeting should complete such request and return it to the depositary in the enclosed reply-paid envelope (for use in the U.S. only) as soon as possible but, in any event, so as to be received by JPMorgan Chase Bank, N.A., P.O. Box 43062, Providence, Rhode Island 02940-5115 U.S.A. no later than 3:00 p.m. (New York City time) on August 18, 2005. All registered holders of American Depositary Receipts who return the voting instruction card will have their American Depositary Shares blocked at the depositary until Tuesday, August 30, 2005 and will not be able to transfer or cancel their American Depositary Shares during that period. Only registered American Depositary Share holders of record as of the close of business on July 22, 2005, will be entitled to utilize the voting instruction card. If you hold your ordinary American Depositary Shares indirectly and wish to have the shares represented thereby voted, you should contact the bank, broker, financial institution or share plan administrator through which you hold your American Depositary Shares in order to obtain instructions as to how you may vote. Bank, brokers and nominees must block the American Depositary Shares for which they provide voting instructions through the Depository Trust Company utilizing the contra-Cusip established with the Depository Trust Company for blocking purposes. The depositary will try, as far as is practical, subject to the provisions of and governing our ordinary shares, to vote or to have its agents vote the shares as instructed. The depositary will only vote or attempt to vote as holders instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.
      Shareholders (other than holders of American Depositary Shares) who deposit their shares during normal business hours no later than Friday, August 26, 2005 with the Company, a notary public in the Federal Republic of Germany, a securities clearing and depository bank, or Dresdner Bank AG and its branches, and keep their shares deposited through the close of the extraordinary general meeting will be entitled to attend the meeting. In case of deposit with a German notary public or a securities clearing and depository bank, you must submit the certificate to be issued by them to the cash office of the Company no later than on the first business day after the deadline for deposit, i.e. by Monday, August 29, 2005. Shares will be deemed properly deposited if, with the consent of the depository, the shares are blocked in favor of such depository at a credit institution until the close of the meeting.
      A shareholder (other than a holder of American Depositary Shares) may also exercise his or her voting right at the extraordinary general meeting by engaging a party to act as his or her proxy, such as the depository bank, an association of shareholders or another person of his or her choice. As a special service, ordinary shareholders (other than holders of American Depositary Shares), can authorize a proxy who will be appointed by the Company before the meeting. Shareholders who would like to authorize the proxy announced by the Company must obtain an entrance card for the extraordinary general meeting. An entrance card will be issued upon deposit of shares in accordance with the above procedures. Proxies must be transmitted in text form. The necessary documents and information will be distributed to shareholders together with the entrance card.
      Each ordinary share will be entitled to one (1) vote at the extraordinary general meeting. Holders of American Depositary Shares will be entitled to provide voting instructions on the basis of one vote for every three American Depositary Shares or integral multiple thereof they own. Preference shareholders are invited to attend but are not entitled to vote at the extraordinary general meeting.
      Counter proposals to a proposal of the management board and supervisory board on a particular item on the agenda may be made exclusively to:

Fresenius Medical Care AG
Attention: Investor Relations
Else-Kröner-Strasse 1
61352 Bad Homburg v.d.H., Germany
Telefax: ++49-6172-609-2301
e-mail: ir-fms@fmc-ag.com

      Counter proposals received no later than two weeks before the date of the extraordinary general meeting at this address will be made accessible to other shareholders on our website at www.fmc-ag.com as soon as practicable after receipt. Counter proposals that are sent to any address other than the address set forth above will not be considered.

Hof a.d. Saale, in July 2005

Fresenius Medical Care Aktiengesellschaft
The Management Board

INVITATION TO THE SEPARATE MEETING
ISIN: DE 0005785836 // Securities Identification Numbers 578 583
ISIN: DE 000A0DRW61 // Securities Identification Number A0DRW6
ISIN: US 3580292056 // American Depositary Receipts Numbers 903 780
      We are pleased to invite our preference shareholders to attend a separate meeting of the preference shareholders of Fresenius Medical Care Aktiengesellschaft (“Fresenius Medical Care AG” or the “Company”) on Tuesday, August 30, 2005. The meeting will begin promptly after the extraordinary general meeting, which begins at 10:00 a.m. local time at Congress Center Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327 Frankfurt am Main, Germany. Commencement of the separate meeting could be delayed, perhaps significantly, depending on the duration of the preceding extraordinary general meeting. If the agenda below for the separate meeting cannot be completed on August 30, 2005, the separate meeting will be continued on August 31, 2005 at 10:00 am local time, at the same location. The purpose of the separate meeting is to submit to the consideration and approval of our preference shareholders the proposal stated in the Agenda below.
AGENDA

1.	The conversion of our outstanding preference shares into ordinary shares.
      The conversion report of our management board on the conversion of our preference shares into ordinary shares is available for the inspection of our preference shareholders at the offices of the Company, Else-Kröner-Strasse 1, 61352 Bad Homburg, Germany. On request, each preference shareholder will be provided with a copy of this report free of charge. The conversion report will also be available for inspection at the separate meeting.
      A report of our management board on the reasons for the exclusion of the pre-emptive right in connection with the creation of authorized capital and a transformation report of our management board setting forth the reasons for the proposed transformation of the Company from a stock corporation (Aktiengesellschaft) into a partnership limited by shares, a Kommanditgesellschaft auf Aktien (“KGaA”) to be called Fresenius Medical Care AG & Co. KGaA, will also be available for inspection at the extraordinary general meeting that precedes the separate meeting. These matters will be voted on only by our ordinary shareholders. Copies of the English translation of the conversion report and the transformation report have been furnished to the Securities and Exchange Commission under cover of a Report on Form 6-K and may be obtained as described below under “Where You Can Find More Information.”
      Registered holders of preference American Depositary Shares evidenced by American Depositary Receipts are being furnished, together with this information statement/ prospectus, a request for voting instructions directed to the depositary for the American Depositary Shares. Holders of preference American Depositary Shares whose preference American Depositary Shares are registered in their own names (and not in the name of a bank, broker, financial institution or share plan) who wish to have the preference shares represented thereby voted at the separate meeting should complete such request and return it to the depositary in the enclosed reply-paid envelope (for use in the U.S. only) as soon as possible but, in any event, so as to be received by JPMorgan Chase Bank, N.A., P.O. Box 43062, Providence, Rhode Island 02940-5115 U.S.A. no later than 3:00 p.m. (New York City time) on August 18, 2005. All registered holders of preference American Depositary Receipts who return the voting instruction card will have their preference American Depositary Shares blocked at the depositary until Tuesday, August 30, 2005 (August 31, 2005 if the separate meeting is continued until that date) and will not be able to transfer or cancel their preference American Depositary Shares during that period. Only registered preference American Depositary Shareholders of record as of the close of business on July 22, 2005 will be entitled to utilize the voting instruction card. If you hold your preference American

Depositary Shares indirectly and wish to have the preference shares represented thereby voted, you should contact the bank, broker, financial institution or share plan administrator through which you hold your preference American Depositary Shares in order to obtain instructions as to how you may vote. Banks, brokers and nominees must block the preference American Depositary Shares for which they provide voting instructions through the Depository Trust Company utilizing the contra-Cusip established with the Depository Trust Company for blocking purposes. The depositary will try, as far as is practical, subject to the provisions of and governing our preference shares, to vote or to have its agents vote the shares as instructed. The depositary will only vote or attempt to vote as holders instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.
      Preference shareholders (other than holders of American Depositary Shares) who deposit their shares during normal business hours no later than Friday, August 26, 2005 with the Company, a notary public in the Federal Republic of Germany, a securities clearing and depository bank, or Dresdner Bank AG and its branches, and keep their shares deposited through the close of the separate meeting will be entitled to attend the meeting. In case of deposit with a German notary public or a securities clearing and depository bank, you must submit the certificate to be issued by them to the cash office of the Company no later than on the first business day after the deadline for deposit, i.e. by Monday, August 29, 2005. Shares will be deemed properly deposited if, with the consent of the depository, the shares are blocked in favor of such depository at a credit institution until the close of the meeting.
      A preference shareholder (other than a holder of preference American Depositary Shares) may also exercise his or her voting right at the separate meeting by engaging a party to act as his or her proxy, such as the depository bank, an association of shareholders or another person of his or her choice. As a special service, preference shareholders (other than holders of preference American Depositary Shares), can authorize a proxy who will be appointed by the Company before the separate meeting. Shareholders who would like to authorize the proxy announced by the Company must obtain an entrance card for the extraordinary general meeting. An entrance card will be issued upon deposit of shares in accordance with the above procedures. Proxies must be transmitted in text form. The necessary documents and information will be distributed to shareholders together with the entrance card.
      Each preference share will be entitled to one (1) vote at the separate meeting. Holders of preference American Depositary Shares will be entitled provide voting instructions on the basis of one vote for every three preference American Depositary Shares or integral multiple thereof they own.
      Counter proposals to a proposal of the management board and supervisory board on a particular item on the agenda may be made exclusively to:

Fresenius Medical Care AG
Attention: Investor Relations
Else-Kröner-Strasse 1
61352 Bad Homburg v.d.H., Germany
Telefax: ++ 49-6172-609-2301
e-mail: ir-fms@fmc-ag.com
      Counter proposals received no later than two weeks before the date of the extraordinary general meeting at this address will be made accessible to other shareholders on our website at www.fmc-ag.com as soon as practicable after receipt. Counter proposals that are sent to any address other than the address set forth above will not be considered.

Hof a.d. Saale, in July 2005

Fresenius Medical Care Aktiengesellschaft
The Management Board

WHERE YOU CAN FIND MORE INFORMATION
      We file annual reports on Form 20-F and furnish periodic reports on Form 6-K to the United States Securities and Exchange Commission (the “SEC”). You may read and copy any of these reports at the SEC’s public reference room at 100 F Street N.W., Washington, D.C., 20549, U.S.A., and its public reference rooms in New York, New York, U.S.A. and Chicago, Illinois, U.S.A. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference rooms. The reports may also be obtained from the website maintained by the SEC at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. The New York Stock Exchange currently lists American Depositary Shares representing our ordinary shares and American Depositary Shares representing our preference shares. Our periodic reports, registration statements and other information that we file with the SEC are also available for inspection and copying at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A. Our SEC filings are also available to the public from commercial document retrieval services.
      We prepare annual and quarterly reports, which are then distributed to our shareholders. Our annual reports contain financial statements examined and reported upon, with opinions expressed by, our independent auditors. The consolidated financial statements of Fresenius Medical Care AG included in these annual reports are prepared in conformity with U.S. generally accepted accounting principles. Our annual and quarterly reports to our shareholders are posted on our website at www.fmc-ag.com. In furnishing our web site address in this information statement/ prospectus, however, we do not intend to incorporate any information on our website into this information statement/ prospectus, and you should not consider any information on our website to be part of this information statement/ prospectus.
      We will also furnish JPMorgan Chase Bank, N.A., the depositary for our American Depositary Receipts, with all notices of general meetings of shareholders and other reports and communications that are made generally to our shareholders. Such documents will be available for inspection by appointment by registered holders of American Depositary Receipts at the principal office of the depositary, presently located at 4 New York Plaza, New York, New York, 10004, U.S.A.
      This information statement/ prospectus is a part of a registration statement on Form F-4 that we are filing with the SEC to register the ordinary shares and the preference shares of Fresenius Medical Care KGaA and constitutes a prospectus in addition to being an information statement for the meetings. As allowed by SEC rules, this information statement/ prospectus does not contain all the information included in the registration statement or the exhibits to the registration statement.
      The SEC allows us to “incorporate by reference” information into this information statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this information statement/ prospectus. This information statement/ prospectus incorporates by reference the documents set forth below that we have previously filed with or furnished to the SEC. These documents contain important information about our company and its finances.

SEC Filings (File No. 001-14444)	Period/Filing Date

Annual Report on Form 20-F	Fiscal Year ended December 31, 2004 (filed with the SEC March 1, 2005)
Form 6-K Report	January 2005 (furnished to the SEC January 14, 2005)
Form 6-K Report	January 2005 (furnished to the SEC January 25, 2005)
Form 6-K Report	April 2005 (furnished to the SEC April 6, 2005)
Form 6-K Report	April 2005 (furnished to the SEC April 12, 2005)
Form 6-K Report	April 2005 (furnished to the SEC April 21, 2005)
Form 6-K Report	May 2005 (furnished to the SEC May 4, 2005 announcing the definitive merger agreement with Renal Care Group, Inc.)
Form 6-K Report	June 2005 (furnished to the SEC June 7, 2005)
Form 6-K Report	June 2005 (furnished to the SEC June 15, 2005)
Form 6-K Report	July 2005 (furnished to the SEC July 5, 2005)
Amended Annual Report on Form 20-F/A	Fiscal year ended December 31, 2004 (filed with the SEC July 13, 2005)
      We may also incorporate by reference some of the reports on Form 6-K that we furnish to the SEC between the date of this information statement/ prospectus and the date of the meetings.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this information statement/ prospectus. Shareholders may obtain documents incorporated by reference in this information statement/ prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

In North America	Elsewhere

Fresenius Medical Care North America	Fresenius Medical Care AG
Investor Relations	Investor Relations
95 Hayden Avenue	Else-Kröner-Strasse 1
Lexington, MA 02420	61352 Bad Homburg v.d.H., Germany
Attn: Heinz Schmidt	Attn: Oliver Maier
Toll Free: 800 662-1237	++ 49 6172 609-2601
Banks and Brokers:	Banks & Brokers:
Deutsche Bank Securities, Inc.	Deutsche Bank AG
CIB-Global Banking	Taunusanlage 12
Americas-Equities	60262 Frankfurt am Main
60 Wall Street	Germany
New York, NY USA 10005	++ 49 69 9103-3368
212 250-5491
      IF YOU WOULD LIKE TO REQUEST DOCUMENTS, INCLUDING ANY DOCUMENTS WE MAY SUBSEQUENTLY FILE WITH THE SEC BEFORE THE SHAREHOLDER MEETINGS, PLEASE DO SO BY THE EARLIEST PRACTICABLE DATE.
      This information statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this information statement/ prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this information statement/ prospectus nor any distribution of securities pursuant to this information statement/ prospectus will, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this information statement/ prospectus by reference or in our affairs since the date of this information statement/ prospectus.
      You should rely only on the information contained or incorporated by reference in this information statement/ prospectus to vote on the matters presented to you for your approval. We have not authorized anyone to provide you with information that is different from what is contained in this information statement/ prospectus. This information statement/ prospectus is dated July 20, 2005. You should not assume that the information contained in this information statement/ prospectus is accurate as of any date other than this date, and neither the mailing of the information statement/ prospectus to shareholders nor the issuance of securities will create any implication to the contrary.

SUMMARY
The Company
      Fresenius Medical Care AG is a stock corporation (Aktiengesellschaft) organized under the laws of Germany. It was incorporated on August 5, 1996. Fresenius Medical Care AG is registered with the commercial register of the local court (Amtsgericht) of Hof an der Saale, Germany, under HRB 2460. Our registered office (Sitz) is Hof an der Saale, Germany. Our business address is Else-Kröner-Strasse 1, 61352 Bad Homburg v.d.H., Germany, telephone ++49-6172-609-0.
      We are the world’s largest kidney dialysis company engaged in both providing dialysis care and manufacturing dialysis products, based on publicly reported revenues and patients treated. We provide dialysis treatment to over 125,900 patients in 1,630 clinics worldwide located in 26 countries. In the U.S. we also perform clinical laboratory testing and provide inpatient dialysis services, therapeutic apheresis, hemoperfusion and other services under contract to hospitals. We also develop and manufacture a complete range of equipment, systems and disposable products, which we sell to customers in over 100 countries. We use the insight we gain when treating patients in developing new and improved products. We believe that our size, our activities in both dialysis care and dialysis products and our concentration in specific geographic areas allow us to operate more cost-effectively than many of our competitors. For the year ended December 31, 2004, we had net revenues of $6.2 billion, an increase of 13% over 2003 revenues. We derived 68% of our revenues in 2004 from our North America operations and 32% from our International operations.
      In this information statement/prospectus, (1) the “Company” refers to both Fresenius Medical Care AG prior to the transformation and Fresenius Medical Care KGaA after the transformation; (2) “we” and “our” refers either to the Company or the Company and its subsidiaries on a consolidated basis both before and after the transformation, as the context requires; and (3) “Management AG” refers to a newly formed entity that will serve as the general partner of Fresenius Medical Care KGaA and that is wholly owned by Fresenius AG.
Recent Developments
      On May 3, 2005, we entered into a definitive merger agreement with Renal Care Group, Inc. (“RCG”) to acquire RCG for an all cash purchase price of approximately $3.5 billion. At December 31, 2004, RCG provided dialysis and ancillary services to over 29,700 patients through 418 outpatient dialysis centers in 33 states, in addition to providing acute dialysis services to more than 200 hospitals. Completion of the acquisition is subject to governmental approvals (including termination or expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended), third-party consents, and approval by RCG’s stockholders. On June 15, 2005, we announced that we had received a request for additional information from the United States Federal Trade Commission (“FTC”) relating to the RCG acquisition. We intend to continue to cooperate with the FTC and to respond promptly to the request so as to enable us to complete the acquisition during the second half of 2005, but we cannot offer any assurance that the acquisition will be completed during this time or that it will be completed at all.
      In connection with the proposed acquisition, we have entered into a commitment letter pursuant to which Bank of America, N.A. and Deutsche Bank AG New York Branch have agreed, subject to certain conditions, to underwrite an aggregate of $5.0 billion in principal amount of term and revolving loans to be syndicated to other financial institutions. See “Recent Developments — Acquisition of Renal Care Group, Inc.” and “— New Senior Credit Facility.”
      On July 19, 2005, the closing price per share in euro for our ordinary shares was €70.23 and the closing price per share in euro for our preference shares was €57.30, as reported by the Frankfurt Stock Exchange Xetra system. On the same date, the closing price per American Depositary Share, or “ADS,” for ADSs representing our ordinary shares was $28.19 and the closing price per ADS for ADSs representing our preference shares was $23.05, as reported by the New York Stock Exchange. Three ordinary ADSs represent one ordinary share, and three preference ADSs represent one preference share.

The Meetings
      All of our shareholders are invited to attend an extraordinary general meeting at 10:00 am, local time, on Tuesday, August 30, 2005 at Congress Center Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327 Frankfurt am Main, Germany. At the extraordinary general meeting, our ordinary shareholders will be entitled to vote on proposals relating to the conversion of our outstanding preference shares into ordinary shares, the creation of authorized capital and the transformation of the Company’s legal form from a stock corporation to a partnership limited by shares under German law, a KGaA, to be called Fresenius Medical Care AG & Co. KGaA, with Fresenius Medical Care Management AG, a subsidiary of Fresenius AG, as the sole general partner.
      Each ordinary share will be entitled to one (1) vote at the extraordinary general meeting. The vote required to approve each proposal is 75% of the ordinary shares present at the meeting. Fresenius AG, which holds approximately 50.8% of our outstanding ordinary shares, intends to vote in favor of each of the proposals. Each of the members of our supervisory board and our management board, none of whom beneficially owns more than 1% of our outstanding ordinary shares, also intends to vote any shares they hold in favor of each of the proposals.
      A separate meeting of our preference shareholders to vote on the proposal relating to the conversion will be held on the same day as, and immediately following, our extraordinary general meeting. However, commencement of the separate meeting could be delayed, perhaps significantly, depending on the duration of the preceding extraordinary general meeting. If the agenda for the separate meeting cannot be completed on August 30, 2005, the separate meeting will be continued on August 31, 2005 at 10:00 am local time, at the same location. Each preference share is entitled to one (1) vote at the separate meeting. The vote required to approve the proposal is 75% of the preference shares present at the meeting. Each of the members of our supervisory board and our management board, none of whom beneficially owns more than 1% of our outstanding preference shares, intends to vote any shares they hold in favor of the proposal.
      If it is approved, we intend that our management board shall file the transformation of legal form with the commercial register even if the shareholders do not approve the conversion of preference shares into ordinary shares or if delays arise in this connection because of potential legal disputes. We believe that the transformation alone is in our interest because it will enable us, over the mid- to long-term, to create a more attractive capital structure for our company.
      For more information regarding the proposals and the meetings, see “The Meetings.”
The Conversion and Transformation
      If the transformation of legal form is approved, the Company’s legal form will be changed from an AG, which is a German stock corporation, to a KGaA, which is a German partnership limited by shares. The Company as a KGaA will be the same legal entity under German law, rather than a successor to the stock corporation. Fresenius Medical Care Management AG, a subsidiary of Fresenius AG, will be the general partner of the Company. We intend that the general partner will have substantially the same provisions in its articles of association concerning the relationship between the management board and the supervisory board of the general partner and substantially the same rules of procedure for the general partner’s executive bodies as are currently in effect for Fresenius Medical Care AG. In this information statement/ prospectus, we refer to this transformation of our legal form as the “transformation.” For more information, see “The Meetings — The Conversion and Transformation Proposals,” “The Conversion and Transformation — Structure of the Conversion and Transformation” and “— The Legal Structure of Fresenius Medical Care KGaA.”
      We intend to offer our preference shareholders the opportunity to convert their preference shares into ordinary shares on a one-to-one basis pursuant to a conversion offer to be conducted after the shareholder meetings. The right to convert preference shares into ordinary shares will be available only during a specific conversion period. The details of the conversion process will be determined by the management board with the approval of the supervisory board, and announced when the conversion period is announced.

Preference shareholders who decide to convert their shares will be required to pay a premium of €12.25 per preference share. The premium corresponds to approximately two-thirds of the difference between the weighted average stock exchange price of the ordinary shares and the weighted average German stock exchange price of the preference shares for the three months through and including May 3, 2005, the last trading day before our first announcement of the proposed conversion and transformation, determined using the prices reported on the official website of the German Federal Financial Supervisory Authority (German version of the website). Preference shareholders who elect to convert will lose their preferential dividend rights. Holders of preference American Depositary Shares who elect to convert the preference shares represented by their American Depositary Shares will also be required to pay the depositary’s customary fees for the surrender of their preference American Depositary Shares, but will not be charged a fee for issuance of American Depositary Shares representing ordinary shares. In this information statement/ prospectus, we refer to this conversion of our preference shares into ordinary shares as the “conversion.”
      We believe that the conversion and transformation will increase our financial and operative flexibility by increasing the number of publicly held ordinary shares (which we refer to as our “free float”), which we expect will increase the liquidity of our ordinary shares and strengthen our position on the DAX, the index of 30 major German stocks, while still substantially maintaining our existing corporate governance. We also believe that our increased liquidity will allow us to attract equity financing so that we may pursue our long-term growth objectives and strategies, which will help us maintain and improve our position as a leading global integrated provider of dialysis products and services.
Description of the Securities
      After the conversion and the transformation, holders of our ordinary shares and ADSs representing our ordinary shares will continue to have substantially similar rights, but will experience a dilution of their voting rights due to the increase in the number of outstanding ordinary shares. Preference shareholders who choose to convert their shares into ordinary shares will no longer have preference rights. Preference shareholders who do not choose to convert their shares will retain their preference rights but may suffer financial disadvantages due to the overall reduced liquidity of their preference shares. We cannot assure holders of preference ADSs that we will be able to maintain an American Depositary Receipt facility or a New York Stock Exchange Listing for the preference shares after the conversion and the transformation. For more information, see “Description of the Shares of Fresenius Medical Care KGaA,” “Descriptions of American Depositary Receipts,” “Description of the Proposed Pooling Arrangements,” “Effects on and Comparison of Shareholder Rights” and “Stock Exchange Listing and Trading.”
Certain Tax Consequences
      Neither we nor our shareholders will recognize gain or loss as a result of the transformation under either German or United States federal tax law. For more information, see “Certain Tax Consequences.”
Interests of Certain Persons in the Conversion and Transformation
      Currently, Fresenius AG owns approximately 50.8% of our ordinary shares and, therefore, controls the management of the Company. Fresenius AG also consolidates the Company in its financial statements. In connection with the transformation, Fresenius Medical Care Management AG, a wholly-owned subsidiary of Fresenius AG, will assume the management of the Company through its position as general partner. Therefore, Fresenius AG will continue to control the Company and consolidate the Company in its financial statements after the transformation, notwithstanding the likely loss of its majority ownership of our ordinary shares due to the increased number of outstanding ordinary shares expected as a result of the conversion.
      The members of our management board will become the members of the management board of the general partner, and will enter into service contracts and compensation arrangements on the same terms after the transformation as are currently in effect. Most or all of the members of our supervisory board will become the members of the general partner’s supervisory board and (other than Dr. Ulf M. Schneider), will also become the members of the supervisory board of the Company in its KGaA form after the transformation. For more information, see “Interests of Certain Persons in the Conversion and Transformation.”
Stock Exchange Listing and Trading
      The ordinary shares issued in connection with the conversion of our preference shares into ordinary shares will, together with the other ordinary and preference shares of the Company in its new legal form as a KGaA, be admitted to the Frankfurt Stock Exchange on the official market. The conversion and transformation will not affect the Company’s listing section, Prime Standard. The Company will continue to be included in the electronic trading system Xetra and, if the relevant criteria are fulfilled, on the German Index DAX.
      We intend to apply to list ADSs representing ordinary shares and preference shares in Fresenius Medical Care KGaA on the New York Stock Exchange. However, a U.S. trading market for the preference ADSs may cease to be available if the preference ADSs are not eligible for New York Stock Exchange listing due to a substantial decrease in the number of outstanding preference shares, if the depositary resigns as depositary for the preference shares and we are unable to designate a replacement depositary, or if we otherwise terminate the preference share deposit agreement. We cannot assure holders of preference ADSs that we will be able to maintain an American Depositary Receipt facility for our preference shares or that preference ADSs will continue to be eligible for listing on the New York Stock Exchange after the conversion and transformation. For more information, see “Stock Exchange Listing and Trading.”
Appraisal Rights
      The holders of preference shares and ordinary shares do not have any appraisal rights in connection with the transformation under German law. The German Stock Corporation Act provides expressly that no offer of compensation to shareholders is required in connection with a transformation from a stock corporation (AG) to a partnership limited by shares (KGaA). Under German law, in principle, an action may be brought to set aside a resolution of the shareholders’ general meeting based on a violation of law or the articles of association. Any such action must be commenced within one month after adoption of the resolution.

RISK FACTORS
      You should carefully consider the risk factors set forth below, as well as the other information contained in this information statement/ prospectus, any supplement to this information statement/ prospectus and the documents incorporated by reference in this information statement/ prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.
Risks Relating to Litigation and Regulatory Matters in the U.S.

If we do not comply with the many governmental regulations applicable to our business or with the corporate integrity agreement between us and the U.S. government, we could be excluded from government health care reimbursement programs or our authority to conduct business could be terminated, either of which would result in a material decrease in our revenue.
      Our operations in both our provider business and our products business are subject to extensive governmental regulation in virtually every country in which we operate. The applicable regulations, which differ from country to country, relate in general to the safety and efficacy of medical products and supplies, the operation of manufacturing facilities, laboratories and dialysis clinics, the rate of, and accurate reporting and billing for, government and third-party reimbursement, and compensation of medical directors and other financial arrangements with physicians and other referral sources. We are also subject to other laws of general applicability, including antitrust laws.
      Fresenius Medical Care Holdings, Inc. (“FMCH”), our North American subsidiary, is party to a corporate integrity agreement with the U.S. government. This agreement requires that FMCH staff and maintain a comprehensive compliance program, including a written code of conduct, training programs, regulatory compliance policies and procedures, annual audits and periodic reporting to the government. The corporate integrity agreement permits the U.S. government to exclude FMCH and its subsidiaries from participation in U.S. federal health care programs if there is a material breach of the agreement that FMCH does not cure within thirty days after FMCH receives written notice of the breach. We derive approximately 38% of our consolidated revenue from U.S. federal health care benefit programs. Consequently, if FMCH commits a material breach of the corporate integrity agreement that results in the exclusion of FMCH or its subsidiaries from continued participation in those programs, it would significantly decrease our revenue and have a material adverse effect on our business, financial condition and results of operations.
      While we rely upon our management structure, regulatory and legal resources, and the effective operation of our compliance program to direct, manage and monitor these activities, if employees, deliberately or inadvertently, fail to adhere to these regulations, then our authority to conduct business could be terminated or our operations could be significantly curtailed. Any such terminations or reductions could materially reduce our revenues with a resulting adverse impact on our business, financial condition and results of operations.
      In October 2004, FMCH and its Spectra Renal Management subsidiary received subpoenas from the U.S. Department of Justice, Eastern District of New York, in connection with a civil and criminal investigation, which requires production of a broad range of documents relating to our operations, with specific attention to documents relating to laboratory testing for parathyroid hormone (“PTH”) levels and vitamin D therapies. We are cooperating with the government’s requests for information. While we believe that we have complied with applicable laws relating to PTH testing and use of vitamin D therapies, an adverse determination in this investigation could have a material adverse effect on our business, financial condition, and results of operations.
      On April 1, 2005, FMCH was served with a subpoena from the office of the United States Attorney for the Eastern District of Missouri in connection with a joint civil and criminal investigation of our company. The subpoena requires production of a broad range of documents relating to the Company’s operations, including documents related to, among other things, clinical quality programs, business development activities, medical director compensation and physician relations, joint ventures and our anemia management program. The subpoena covers the period from December 1, 1996 through the present. We are unable to predict whether proceedings might be initiated against us, when the investigation might be concluded or what the impact of this joint investigation might be.

A reduction in U.S. government reimbursement for dialysis care could materially decrease our revenues and operating profit.
      For the twelve months ended December 31, 2004, approximately 38% of our consolidated revenues resulted from Medicare and Medicaid reimbursement. Legislative changes may affect the reimbursement rates for the services we provide, as well as the scope of Medicare and Medicaid coverage. A decrease in Medicare or Medicaid reimbursement rates or covered services could have a material adverse effect on our business, financial condition and results of operations. In December 2003, the Medicare Prescription Drug Modernization and Improvement Act was enacted. For information regarding the effects of this legislation on reimbursement rates, see “Business Overview Regulatory and Legal Matters — Reimbursement” in our Annual Report on Form 20-F for the year ended December 31, 2004, as amended (our “2004 Form 20-F”), which has been incorporated by reference into this information statement/ prospectus.

A change in reimbursement for or utilization of EPO could materially reduce our revenue and operating profit.
      Reimbursement and revenue from the administration of erythropoietin, or EPO, accounted for approximately 23% of dialysis care revenue in our North America segment for the year ended December 31, 2004. EPO is produced by a single source manufacturer, Amgen Inc. Our current contract with Amgen covers the period from January 1, 2004 to December 31, 2005. A reduction in reimbursement for EPO, a significant change in utilization of EPO, a reduction of the current overfill amount in EPO vials, an interruption of supply or our inability to obtain satisfactory purchase terms for EPO after our current contract expires could reduce our revenues from, or increase our costs in connection with, the administration of EPO, which could materially adversely affect our business, financial condition and results of operations. In July 2004, the Centers for Medicare and Medicaid Services (“CMS”) proposed certain changes with respect to its EPO reimbursement and utilization guidelines. See “Business Overview — Regulatory and Legal Matters — Reimbursement” in our 2004 Form 20-F.

Creditors of W.R. Grace & Co. Conn. have asserted claims against us.
      We were formed in 1996 as a result of a series of transactions with W.R. Grace & Co. that we refer to as the merger. At the time of the merger, W.R. Grace & Co.-Conn. had, and continues to have, significant liabilities arising out of product-liability related litigation (including asbestos), pre-merger tax claims and other claims unrelated to its dialysis business. In connection with the merger, W.R. Grace & Co.-Conn. and other Grace entities agreed to indemnify Fresenius Medical Care AG and its subsidiaries against all liabilities of W.R. Grace & Co., whether relating to events occurring before or after the merger, other than liabilities arising from or relating to the operations of National Medical Care, a subsidiary of W.R. Grace & Co. which became our subsidiary in the merger. W.R. Grace & Co. and certain of its subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Grace Chapter 11 Proceedings”) on April 2, 2001.
      Pre-merger tax claims or tax claims that would arise if events were to violate the tax-free nature of the merger could ultimately be our obligation. In particular, W.R. Grace & Co. has disclosed in its filings with the SEC that: its tax returns for the 1993 to 1996 tax years are under audit by the Internal Revenue Service (the “Service”); W.R. Grace & Co. has received the Service’s examination report on tax periods 1993 to 1996; that during those years W.R. Grace & Co. deducted approximately $122 million in interest attributable to corporate owned life insurance (“COLI”) policy loans; that W.R. Grace & Co. has paid $21 million of tax and interest related to COLI deductions taken in tax years prior to 1993; and that a U.S. District Court ruling has denied interest deductions of a taxpayer in a similar situation. In October 2004, W.R. Grace & Co. obtained bankruptcy court approval to settle its COLI claims with the Service.

In January 2005, W.R. Grace and Co., FMCH and Sealed Air Corporation executed a settlement agreement with respect to the Service’s COLI related claims and other tax claims. On April 14, 2005, W.R. Grace & Co. paid the Service approximately $90 million in connection with taxes owed for the tax periods 1993 to 1996 pursuant to a bankruptcy court order directing W.R. Grace & Co. to make such payment. Subject to certain representations made by W.R. Grace & Co., the Company and Fresenius AG, W.R. Grace & Co. and certain of its affiliates agreed to indemnify us against this and other pre-merger and merger-related tax liabilities.
      Prior to and after the commencement of the Grace Chapter 11 Proceedings, class action complaints were filed against W.R. Grace & Co. and FMCH by plaintiffs claiming to be creditors of W.R. Grace & Co.-Conn., and by the asbestos creditors’ committees on behalf of the W.R. Grace & Co. bankruptcy estate in the Grace Chapter 11 Proceedings, alleging among other things that the merger was a fraudulent conveyance, violated the uniform fraudulent transfer act and constituted a conspiracy. All such cases have been stayed and transferred to or are pending before the U.S. District Court as part of the Grace Chapter 11 Proceedings.
      In 2003, we reached an agreement with the asbestos creditors’ committees and W.R. Grace & Co. in the Grace Chapter 11 Proceedings to settle these fraudulent conveyance and tax claims. The settlement agreement has been approved by the U.S. District Court. The proposed settlement is subject to confirmation of a final plan of reorganization of W.R. Grace & Co. that meets the requirements of the settlement agreement or is otherwise satisfactory to us. If the proposed settlement with the asbestos creditors’ committees and W.R. Grace & Co. is not confirmed in such a final plan of reorganization, the claims could be reinstated. If the claims are reinstated and the merger is determined to be a fraudulent transfer and if material damages are proved by the plaintiffs and we are not able to collect, in whole or in part, on the indemnity from any of our indemnitors, a judgment could have a material adverse effect on our business, financial condition and results of operations. We recorded a pre-tax accrual of $172 million at December 31, 2001 to reflect our estimated exposure for liabilities and expenses related to the Grace Chapter 11 Proceedings. See Note 6 to our consolidated financial statements in our 2004 Form 20-F. For additional information concerning the Grace Chapter 11 Proceedings and the settlement agreement see “Legal Proceedings” in our 2004 Form 20-F.

As health maintenance organizations and other managed care plans grow, amounts paid for our services and products by non-governmental payors could decrease.
      We obtain a significant portion of our revenues from reimbursement provided by non-governmental third-party payors. Although non-governmental payors generally pay at higher reimbursement rates than governmental payors, managed care plans generally negotiate lower reimbursement rates than indemnity insurance plans. Some managed care plans and indemnity plans also utilize a capitated fee structure or limit reimbursement for ancillary services.
      As the managed care industry continues to consolidate, there could be increased pressure to reduce the amounts paid for our services and products. These trends may be accelerated if future changes to the U.S. Medicare ESRD program require private payors to assume a greater percentage of the total cost of care given to dialysis patients over the term of their illness, or if managed care plans otherwise significantly increase their enrollment of renal patients.
      If managed care plans reduce reimbursements, our revenues could decrease, and our financial condition and results of operations could be materially adversely affected.

Proposals for health care reform could decrease our revenues and operating profit.
      Proposals to modify the current health care system in the U.S. to improve access to health care and control its costs are continually being considered by the federal and certain state governments. See “Regulatory and Legal Matters — Reimbursement — U.S.” in our 2004 Form 20-F for a discussion of the Medicare Prescription Drug Modernization and Improvement Act of 2003 and proposed changes to CMS’s EPO Reimbursement guidelines. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative health care reforms, and we cannot predict whether these reform proposals will be adopted, when they may be adopted or what impact they may have on us. Any spending decreases or other significant changes in the Medicare program could reduce our revenues and profitability and have a material adverse effect on our business, financial condition and results of operations.
      Other countries, especially those in Western Europe, have also considered health care reform proposals and could materially alter their government-sponsored health care programs by reducing reimbursement payments. Any reduction could affect the pricing of our products and the profitability of our services, especially as we expand our international business. This potential development could have a material adverse effect on our business, financial condition and results of operations.
Risks Relating to our Business

Our competitors’ proposed combination could foreclose certain business opportunities.
      On December 6, 2004, DaVita Inc. (“DaVita”), the second largest provider of dialysis services in the U.S., agreed to acquire Gambro Healthcare, Inc. (“Gambro Healthcare”), the third largest provider of dialysis services in the U.S., and to purchase a substantial portion of its dialysis product supply requirements from Gambro Healthcare’s parent company during the next ten years. These agreements are subject to regulatory review and/or approval, and DaVita announced in February 2005 that it has received a request for additional information regarding the transaction from the United States Federal Trade Commission. If the proposed product supply contract is consummated, DaVita’s purchases of our products may decrease substantially. Any such reduction in DaVita’s purchases will decrease our product revenues and could result in a material adverse effect on our business, financial condition and results of operations.

Our growth depends, in part, on our ability to continue to make acquisitions.
      The health care industry has experienced significant consolidation in recent years, particularly in the dialysis services sector. Our ability to make acquisitions depends, in part, on our available financial resources and limitations imposed under our credit agreements. If we make future acquisitions, we may issue ordinary shares of Fresenius Medical Care KGaA that could dilute the holdings of our shareholders, incur debt, assume significant liabilities or create additional expenses relating to intangible assets, any of which might reduce our reported earnings or reduce earnings per share and cause our stock price to decline. In addition, any financing that we might need for future acquisitions might be available to us only on terms that restrict our business. Acquisitions that we complete are also subject to the risks that we might not successfully integrate the acquired businesses or that we might not realize anticipated synergies from the combination. If we are not able to effect acquisitions in the dialysis care business on reasonable terms, there could be an adverse impact on growth in our business and on our results of operations.
      On May 3, 2005, we entered into a definitive merger agreement for the acquisition of RCG for an all cash purchase price of approximately $3.5 billion. The acquisition is subject to approval by the shareholders of RCG and other conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory approvals. See “Recent Developments.” We cannot assure you that we will receive the required antitrust and other regulatory approvals required to consummate this acquisition.

Our competitors could develop superior technology or impact our product sales.
      We face numerous competitors in both our dialysis services business and our dialysis products business, some of which may possess substantial financial, marketing or research and development resources. Competition could materially adversely affect the future pricing and sale of our products and services. In particular, technological innovation has historically been a significant competitive factor in the dialysis products business. The introduction of new products by competitors could render one or more of our products obsolete.

      We are engaged in both manufacturing dialysis products and providing dialysis services. We compete in the dialysis services business with many customers of our products business. As a result, independent dialysis clinics, those operated by other chains and dialysis centers acquired by other products manufacturers may elect to limit or terminate their purchases of our dialysis products so as to avoid purchasing products manufactured by a competitor. In addition, as consolidation in the dialysis services business continues and other vertically integrated dialysis companies expand, the external market for our dialysis products could be reduced. Possible purchase reductions could decrease our product revenues, with a material adverse effect on our business, financial condition and results of operations.
      We also compete with other dialysis products and services companies in seeking selected acquisitions. If we are not able to continue to effect acquisitions in the provider business upon reasonable terms there could be an adverse impact on the growth of our business and our future growth prospects.

We face products liability and other claims which could result in significant liability.
      Health care companies are subject to claims alleging negligence, products liability, breach of warranty, malpractice and other legal theories that may involve large claims and significant defense costs whether or not liability is ultimately imposed. Health care products may also be subject to recalls. Although product liability claims and recalls have not had a material adverse effect on our businesses in the past, we cannot assure that we will not suffer one or more significant claims or product recalls in the future. Product liability claims or recalls could result in judgments against us or significant compliance costs, which could materially adversely affect our business, financial condition and results of operations.
      While we have been able to obtain liability insurance in the past, it is possible that such insurance may not be available in the future either on acceptable terms or at all. A successful claim in excess of the limits of our insurance coverage could have a material adverse effect on our business, results of operations and financial condition. Liability claims, regardless of their merit or eventual outcome, also may have a material adverse effect on our business and reputation, which could in turn reduce our revenues and profitability.

If physicians and other referral sources cease referring patients to our dialysis clinics or cease purchasing our dialysis products, our revenues would decrease.
      Our dialysis services business is dependent upon patients choosing our clinics as the location for their treatments. Patients may select a clinic based, in whole or in part, on the recommendation of their physician. We believe that physicians and other clinicians typically consider a number of factors when recommending a particular dialysis facility to an end-stage renal disease patient, including, but not limited to, the quality of care at a clinic, the competency of a clinic’s staff, convenient scheduling, and a clinic’s location and physical condition. Physicians may change their facility recommendations at any time, which may result in the movement of our existing patients to competing clinics, including clinics established by the physicians themselves. At most of our clinics, a relatively small number of physicians account for the referral of all or a significant portion of the patient base. If a significant number of physicians cease referring their patients to our clinics, this would reduce our dialysis care revenue and could materially adversely affect our overall operations. Our operations are also affected by referrals from hospitals, managed care plans and other sources.
      The decision to purchase our dialysis products and other services or competing dialysis products and other services will be made in some instances by medical directors and other referring physicians at our dialysis clinics and by the managing medical personnel and referring physicians at other dialysis clinics, subject to applicable regulatory requirements. A decline in physician recommendations or purchases of our products or ancillary services would reduce our dialysis product and other services revenue, and could materially adversely affect our business, financial condition and results of operations.

If we are unable to attract and retain skilled medical, technical and engineering personnel, we may be unable to manage our growth or continue our technological development.
      Our continued growth in the provider business will depend upon our ability to attract and retain skilled employees, such as highly skilled nurses and other medical personnel. Competition for those employees is intense and the current nursing shortage in North America has increased our personnel and recruiting costs. Moreover, we believe that future success in the provider business will be significantly dependent on our ability to attract and retain qualified physicians to serve as medical directors of our dialysis clinics.
      Our dialysis products business depends on the development of new products, technologies and treatment concepts. Competition is also intense for skilled engineers and other technical research and development personnel. If we are unable to obtain and retain the services of key personnel, the ability of our officers and key employees to manage our growth would suffer and our operations could suffer in other respects. These factors could preclude us from integrating acquired companies into our operations, which could increase our costs and prevent us from realizing synergies from acquisitions. Lack of skilled research and development personnel could impair our technological development, which would increase our costs and impair our reputation for production of technologically advanced products.

We face additional costs and uncertainties from international operations.
      We intend to expand our international presence. Revenues from international operations are subject to a number of risks, including the following:

•	Worsening of the economic situation in Latin America;

•	Fluctuations in exchange rates could adversely affect profitability;

•	We could face difficulties in enforcing and collecting accounts receivable under some countries’ legal systems;

•	Local regulations could restrict our ability to obtain a direct ownership interest in dialysis clinics or other operations;

•	Political instability, especially in developing countries, could disrupt our operations;

•	Some customers and governments could have longer payment cycles, with resulting adverse effects on our cash flow; and

•	Some countries could impose additional taxes or restrict the import of our products.
      Any one or more of these factors, or any difficulty in integrating businesses we acquire into our operations, could increase our costs, reduce our revenues, or disrupt our operations, with possible material adverse effects on our business, financial condition and results of operations.
Risks Relating to our Securities

Capital markets may be unfamiliar with the KGaA form, which may affect our share price. In addition, if most of our preference shares are converted into ordinary shares, ADSs representing our preference shares may not be eligible for listing on the New York Stock Exchange after the conversion and transformation.
      We are presently aware of only a few companies organized in KGaA form in Germany whose shares are publicly traded, and no such companies’ shares are listed on any national stock exchange in the United States or quoted in the Nasdaq Stock Market. The lack of familiarity of capital markets with the KGaA form, plus other factors, such as the lesser degree of shareholder influence on management and the inability to effect a takeover without the consent of Fresenius AG, could adversely affect the price of our shares after the conversion and the transformation. We will apply to list the ordinary shares of Fresenius Medical Care KGaA on the Frankfurt Stock Exchange and we will apply to list ADSs representing such ordinary shares on the New York Stock Exchange. We cannot give any assurances as to the level of capital market acceptance of our securities after the transformation or the prices at which our ordinary shares or ADSs representing ordinary shares will trade after the conversion and the transformation.
      We also intend to apply to list the preference shares of Fresenius Medical Care KGaA on the Frankfurt Stock Exchange and ADSs representing the preference shares of Fresenius Medical Care KGaA on the New York Stock Exchange. However, we expect that, if most of our preference shares are converted into ordinary shares in the conversion offer that we intend to make immediately prior to completing the transformation, the number of preference shares of Fresenius Medical Care KGaA that would remain outstanding after completion of the transformation and the distribution of ownership of those shares would not satisfy the listing criteria of the New York Stock Exchange. Without a New York Stock Exchange or a Nasdaq Stock Market listing, we might not be able to maintain an American Depositary Receipt facility for the preference shares of Fresenius Medical Care KGaA. In addition, if substantially all of the preference shares are converted, we may terminate the deposit agreement for the preference shares, or the depositary may resign due to the substantially reduced compensation it is likely to receive for its services in such circumstances and we may not be able to find a suitable replacement. If there is a high acceptance rate of the conversion offer, any public market that may be available for the preference shares of Fresenius Medical Care KGaA after the transformation is likely to be limited and highly illiquid.

Our significant indebtedness may limit our ability to pay dividends or implement certain elements of our business strategy.
      We have a substantial amount of debt. As of December 31, 2004, our total consolidated liabilities were $4.33 billion, including obligations with respect to all our trust preferred securities of approximately $1.28 billion, our total consolidated assets were $7.96 billion and our shareholders’ equity was $3.63 billion. If we complete the acquisition of RCG (see “Recent Developments”), on a pro forma basis our total consolidated liabilities will increase to approximately $8.59 billion and our total consolidated assets to approximately $12.29 billion. Our substantial level of debt and the higher level of debt to be incurred in connection with the RCG acquisition present the risk that we might not generate sufficient cash to service our indebtedness or that our leveraged capital structure could limit our ability to finance acquisitions and develop additional projects, to compete effectively or to operate successfully under adverse economic conditions.
      Our senior credit agreement and the indentures relating to our trust preferred securities include covenants that require us to maintain certain financial ratios or meet other financial tests. Under our senior credit agreement, we are obligated to maintain a minimum consolidated net worth and a minimum consolidated interest coverage ratio (ratio of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated net interest expense) and a certain consolidated leverage ratio (ratio of consolidated funded debt to EBITDA).
      Our senior credit agreement and our indentures include other covenants which, among other things, restrict or have the effect of restricting our ability to dispose of assets, incur debt, pay dividends, create liens or make capital expenditures, investments or acquisitions. These covenants may otherwise limit our activities. The breach of any of the covenants could result in a default under the credit agreement or the indentures, which could, in turn, create additional defaults under the agreements relating to our other long-term indebtedness.
      In connection with our proposed acquisition of RCG, we will enter into a new credit agreement to refinance outstanding indebtedness under our existing senior credit facility, to pay the purchase price and related expenses for the acquisition of RCG, and for working capital. For additional information with respect to the anticipated terms of the new credit agreement, including the restrictive covenants to be included in that agreement, see “Recent Developments — New Senior Credit Facility.”

Fresenius AG will own 100% of the general partner of the Company after the transformation and will continue to be able to control our management and affairs.
      Fresenius AG currently holds approximately 50.8% of our voting securities. Accordingly, Fresenius AG currently possesses the ability to elect the members of the supervisory board (Aufsichtsrat) of the Company and, through its voting power, to approve many actions requiring the vote of the shareholders of the Company. This controlling ownership has the effect of, among other things, preventing a change in control and precluding a declaration or payment of dividends without the consent of Fresenius AG.
      After the conversion and transformation, Fresenius AG will no longer possess a majority of the outstanding ordinary shares with voting power of the Company and will be precluded from voting on certain matters that will be submitted to the shareholders of the Company. See “Effects on and Comparison of Shareholder Rights.” However, Fresenius AG will own 100% of the outstanding shares of the general partner of the Company and will have the sole right to elect the supervisory board of the general partner which, in turn, will elect the management board of the general partner. The management board of the general partner will be responsible for the management of the Company, but the actions and decisions of the general partner’s management board will be fully reviewable by the supervisory board of the general partner and, to a certain extent, by the supervisory board of the Company in its KGaA form. However, actions of the management board that currently require the consent or approval of the supervisory board of Fresenius Medical Care AG, elected by all of the shareholders, will require only the approval of the supervisory board of the general partner. Accordingly, through its ownership of the general partner, Fresenius AG will be able to exercise substantially the same degree of control over the management and policies of Fresenius Medical Care KGaA as it currently exercises over Fresenius Medical Care AG, notwithstanding that it will no longer own a majority of the outstanding voting shares.

Because we are not organized under U.S. law, we are subject to certain less detailed disclosure requirements under U.S. federal securities laws.
      Under pooling agreements that we have entered into for the benefit of minority holders of our ordinary shares and holders of our preference shares (including, in each case, holders of American Depositary Receipts representing beneficial ownership of such shares), we have agreed to file quarterly reports with the SEC, to prepare annual and quarterly financial statements in accordance with U.S. generally accepted accounting principles, and to file information with the SEC with respect to annual and general meetings of our shareholders. These pooling agreements also require that the supervisory board of Fresenius Medical Care AG include at least two members who do not have any substantial business or professional relationship with Fresenius AG, Fresenius Medical Care AG and its affiliates and require the consent of those independent directors to certain transactions between us and Fresenius AG and its affiliates. We intend to enter into similar arrangements with Fresenius AG in connection with the transformation, including requirements that the supervisory board of the general partner include independent directors.
      We are a “foreign private issuer,” as defined in the SEC’s regulations, and consequently we are not subject to all of the same disclosure requirements applicable to domestic companies. We are exempt from the SEC’s proxy rules, and our annual reports contain less detailed disclosure than reports of domestic issuers regarding such matters as management, executive compensation and outstanding options, beneficial ownership of our securities and certain related party transactions. Also, our officers, directors and beneficial owners of more than 10% of our equity securities are exempt from the reporting requirements and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. We are not obligated to comply with the Commission’s rules regarding internal control over financial reporting until 2006 and we are also generally exempt from most of the governance rule revisions recently adopted by the New York Stock Exchange, other than the obligation to maintain an audit committee in accordance with Rule 10A-3 under the Securities Exchange Act of 1934, as amended. These limits on available information about our company and exemptions from many governance rules applicable to domestic issuers may adversely affect the market prices for our securities.

RECENT DEVELOPMENTS
Acquisition of Renal Care Group, Inc.
      On May 3, 2005, we entered into a definitive merger agreement for the acquisition of RCG for an all cash purchase price of approximately $3.5 billion. At December 31, 2004, RCG provided dialysis and ancillary services to over 29,700 patients through 418 outpatient dialysis centers in 33 states, in addition to providing acute dialysis services to more than 200 hospitals. Completion of the acquisition is subject to governmental approvals (including termination or expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended), third-party consents, and approval by RCG’s stockholders. On June 15, 2005, we announced that we had received a request for additional information from the United States Federal Trade Commission (“FTC”) relating to the RCG acquisition. We intend to continue to cooperate with the FTC and to respond promptly to the request so as to enable us to complete the acquisition during the second half of 2005, but we cannot offer any assurance that the acquisition will be completed during this time or that it will be completed at all.
New Senior Credit Facility
      In connection with our proposed acquisition of RCG, we have entered into a commitment letter pursuant to which Bank of America, N.A. (“BofA”) and Deutsche Bank AG New York Branch (“DB”) have agreed, subject to the satisfaction of certain conditions, to underwrite an aggregate of $5.0 billion in principal amount of term and revolving loans (the “Senior Credit Facilities”) to be syndicated to other financial institutions by Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book running managers, and BofA has agreed to act as administrative agent. The loans under the Senior Credit Facilities will be available to us, among other things, to pay the purchase price and related expenses for the acquisition of RCG, to refinance the outstanding indebtedness under our existing senior credit facility and certain indebtedness of RCG, and to utilize for working capital purposes. The Senior Credit Facilities will consist of a 5-year $1.0 billion revolving credit facility and, subject to reallocation upon syndication, a 5-year $1.5 billion term loan A facility, and a 7-year $2.5 billion term loan B facility. Interest on the Senior Credit Facilities will be at the option of the borrowers at a rate equal to either (i) LIBOR plus an applicable margin, or (ii) the higher of BofA’s prime rate or the Federal Funds rate plus 0.5% plus the applicable margin. The applicable margin is variable and depends on the consolidated leverage ratio of the borrowers.
      The Senior Credit Facilities will include financial covenants that require us to maintain a certain consolidated leverage ratio and a certain consolidated fixed charge coverage ratio. The Senior Credit Facilities will also include covenants that are substantially the same as those under our existing senior credit facility, with modifications as required in the context of the transaction. Among other covenants, there will be limitations on liens, mergers, consolidations, sale of assets, incurrence of debt and capital expenditures, prepayment of certain other debt, investments and acquisitions, and transactions with affiliates.
      The Senior Credit Facilities will be guaranteed by the Company and FMCH and certain of their respective subsidiaries and secured by pledges of the stock of certain of the Company’s material subsidiaries. The borrowers and guarantors under the Senior Credit Facilities will provide liens on substantially all of their personal property and material real property if the non-credit enhanced senior secured debt rating of the borrowers falls below a certain level, to the extent a grant of security interests is determined appropriate by a cost-benefit analysis.
      The closing of the Senior Credit Facilities will be subject, among other things, to the negotiation and execution of definitive documents, the non-occurrence of a material adverse effect in relation to RCG, and the refinancing of the indebtedness under our existing senior credit facility and certain indebtedness of RCG. DB and BofA also have the right to approve any material modification to the merger agreement and any waiver of any material conditions precedent under that agreement. The commitment letter for the Senior Credit Facilities expressly permits us to consummate the conversion and the transformation. However, completion of the conversion and the transformation while our existing credit facility is in effect could require that we obtain the consent of the lenders under that facility.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      This information statement/ prospectus including the information incorporated by reference contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based upon our current expectations, assumptions, estimates and projections about us and our industry that address, among other things:

•	Our business development, operating development and financial condition;

•	Our expectations of growth in the patient population regarding renal dialysis products and services;

•	Our ability to remain competitive in the markets for our products and services;

•	The effects of regulatory developments, legal and tax proceedings and any resolution of government investigations into our business;

•	Changes in government reimbursement policies and those of private payors;

•	Changes in pharmaceutical administration patterns or reimbursement policies;

•	Our ability to develop and maintain additional sources of financing; and

•	Other statements of our expectations, beliefs, future plans and strategies, anticipated development and other matters that are not historical facts.
      When used in this information statement/ prospectus, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions are generally intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements contained elsewhere in this information statement/ prospectus. These risks and uncertainties include: general economic, currency exchange and other market conditions, litigation and regulatory compliance risks, changes in government reimbursement for our dialysis care and pharmaceuticals, the investigations by the United States Attorneys for the Eastern District of Missouri and the Eastern District of New York, and changes to pharmaceutical utilization patterns.
      This information statement/ prospectus contains or incorporates by reference patient and other statistical data related to end-stage renal disease and treatment modalities, including estimates regarding the size of the patient population and growth in that population. These data have been included in reports published by organizations such as the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services, the Japanese Society for Dialysis Therapy and the German registry Quasi-Niere. While we believe these surveys and statistical publications to be reliable, we have not independently verified the data or any assumptions on which the estimates they contain are based.
      Our business is also subject to other risks and uncertainties that we describe from time to time in our public filings. Developments in any of these areas could cause our results to differ materially from the results that we or others have projected or may project.

THE MEETINGS
The Extraordinary General Meeting
      An extraordinary general meeting of our shareholders will be held at 10:00 am local time on Tuesday, August 30, 2005 at Congress Center Messe Frankfurt, Ludwig-Erhard-Anlage 1, 60327 Frankfurt am Main, Germany. Each of our shareholders is entitled to attend the extraordinary general meeting although only ordinary shareholders will be entitled to vote. Those shareholders who deposit their shares during normal business hours no later than on Friday, August 26, 2005 with the Company, a notary public in the Federal Republic of Germany, a securities clearing and depository bank, or Dresdner Bank AG and its branches, and keep their shares deposited through the close of the extraordinary general meeting will be entitled to attend the extraordinary general meeting.
      In case of deposit with a German notary public or a securities clearing and depositary bank, you must submit the certificate to be issued by them to the cash office of the Company no later than on the first workday after the deadline for deposit, i.e. by Monday, August 29, 2005. Shares will be deemed properly deposited if, with the consent of the depository, the shares are blocked in favor of such depository at a credit institution through the close of the extraordinary general meeting.
      Shareholders may also exercise their voting rights at the extraordinary general meeting by engaging a party to act as a proxy for him or her, such as the depository bank, an association of shareholders or another person of his or her choice.
      Holders of American Depositary Shares wishing physically to cast their votes at the extraordinary general meeting or at the separate meeting of preference shareholders must forward their request for the issuance of an admission ticket, together with the certificates evidencing their American Depositary Receipts, to the depositary by 3:00 p.m. on Wednesday, August 17, 2005. Since one American Depositary Share represents one-third of an ordinary share, admission tickets will only be issued to American Depositary Shareholder for every three American Depositary Shares or multiple thereof.
The Separate Meeting of Preference Shareholders
      A separate meeting of our preference shareholders will be held in the same location immediately following the extraordinary general meeting. However, commencement of the separate meeting could be delayed, perhaps significantly, depending on the duration of the preceding extraordinary general meeting. If the agenda for the separate meeting cannot be completed on August 30, 2005, the separate meeting will be continued on August 31, 2005 at 10:00 am local time, at the same location. The purpose of the separate meeting is to submit to the consideration and approval of the preference shareholders the proposal relating to the conversion of our outstanding preference shares into ordinary shares.
Votes Required for Approval
      Each ordinary share is entitled to one (1) vote at the extraordinary general meeting. Holders of ordinary American Depositary Shares will be entitled to provide voting instructions on the basis of one vote for every three American Depositary Shares or integral multiple thereof they own. Preference shares are not entitled to vote at the extraordinary general meeting. Each of the proposals on the agenda is being presented as a resolution for which the vote required for approval is 75% of the ordinary shares present at the extraordinary general meeting. Fresenius AG, which owns approximately 50.8% of our ordinary shares, intends to vote its ordinary shares in favor of each of these resolutions.
      Each preference share is entitled to one (1) vote at the separate meeting of preference shareholders. Holders of preference American Depositary Shares will be entitled to provide voting instructions on the basis of one vote for every three American Depositary Shares or integral multiple thereof they own. Ordinary shares are not entitled to vote at the separate meeting. The conversion proposal requires the approval of 75% of the preference shares present at the separate meeting.
      Approval of all of the proposals at the extraordinary general meeting is a condition to completing both the conversion and transformation. However, our management board’s instructions to file the transformation of legal form with the commercial register are not conditioned upon approval of the other agenda items. Rather, our management board is instructed to file the transformation of legal form with the commercial register even if the shareholders do not approve the conversion of preference shares into ordinary shares or any other agenda items or if delays arise in this connection because of potential legal disputes. In addition, our management board is instructed to file the amendments to our articles of association in connection with the measures to be taken in advance of the transformation of legal form only when the management board is satisfied that the transformation of legal form will occur. This is intended to assure that such measures, i.e., (i) the conversion of preference shares into ordinary shares, (ii) the adjustment of our conditional capital, and (iii) the revocation of the existing and the creation of new authorized capital cannot happen without the transformation of legal form. This is essential for Fresenius AG, owner of approximately 50.8% of our ordinary shares because, if such measures were taken without the transformation, Fresenius AG would lose its voting majority at the general meeting without retaining its control of the Company through ownership of the general partner in the legal form of a KGaA. See “Interest of Certain Persons in the Conversion and Transformation.”
Proxies
      As a special service, shareholders (other than holders of American Depositary Shares) can authorize a party who will be appointed by the Company prior to the general meeting to act as a proxy for them. If a shareholder wishes to nominate such party to act as proxy for him or her at a shareholder meeting, the shareholder must obtain an entrance card to attend the meeting and therefore must deposit his or her shares as described above. Proxies must be transmitted in text form. The necessary documents and information for this proxy procedure will be distributed to shareholders together with the entrance card. A proxy is revocable by notice to the proxy holder at any time prior to exercise of the proxy at the meeting.
      Registered holders of American Depositary Shares evidenced by American Depositary Receipts are being furnished, together with this information statement/ prospectus, a form on which they may instruct the depositary for the American Depositary Shares with respect to voting their shares at the extraordinary general meeting and at the separate meeting of preference shareholders. Holders of ordinary or preference American Depositary Shares whose American Depositary Shares are registered in their own names (and not in the name of a bank, broker, financial institution or share plan) who wish to have the ordinary or preference shares represented thereby voted should complete such request and return it to the depositary in the enclosed reply-paid envelope (for use in the U.S. only) as soon as possible but, in any event, so as to be received by JPMorgan Chase Bank, N.A., P.O. Box 43062, Providence, Rhode Island 02940-5115 U.S.A. no later than 3:00 p.m. (New York City time) on August 18, 2005. All registered holders of American Depositary Receipts who return the voting instruction card will have their American Depositary Shares blocked at the depositary until Tuesday, August 30, 2005 (August 31, 2005 if the separate meeting is continued to that date) and will not be able to transfer or cancel their ordinary or preference American Depositary Shares during that period. Only registered ordinary or preference American Depositary Share holders of record as of the close of business on July 22, 2005, will be entitled to utilize the applicable voting instruction card. If you hold your ordinary American Depositary Shares indirectly and wish to have your shares voted, you should contact the bank, broker, financial institution or share plan administrator through which you hold your American Depositary Shares in order to obtain instructions as to how you may vote. Banks, brokers and nominees must block the American Depositary Shares for which they provide voting instructions through the Depository Trust Company utilizing the contra-Cusip established with the Depository Trust Company for blocking purposes.
      A subsequently dated voting instruction card received by the depositary prior to August 18, 2005 will revoke and supersede prior voting instructions.

Counter Proposals
      Counter proposals to a proposal of the management board and supervisory board on a particular item on the agenda may be made exclusively to:

Fresenius Medical Care AG
Attention: Investor Relations
Else-Kröner-Strasse 1
61352 Bad Homburg v.d.H., Germany
Telefax: ++49-6172-609-2301
e-mail: ir-fms@fmc-ag.com
      Counter proposals that are sent to any other address will not be considered. Counter proposals received no later than two weeks before the date of the extraordinary general meeting at this address will be made accessible to other shareholders, together with our evaluation of the merits of the counter proposals, by posting on our website www.fmc-ag.com as soon as practicable after receipt. We may also furnish a Form 6-K to the SEC containing such counter proposals and our evaluation.
      Under German law, we are obligated to submit counter proposals bearing on the respective agenda items of the extraordinary general meeting and the separate meeting of preference shareholders to the relevant meeting. Approval of a counter proposal could result in a change in the terms, conditions or provisions (financial or otherwise) of one or more of the proposed agenda items described in this prospectus. Shareholders may also raise counter proposals at the shareholder meetings. The ADR depositary will not vote underlying shares or take any other action with respect to counter proposals.
The Conversion and the Transformation Proposals
      The following are the proposals with respect to the conversion of non-voting bearer preference shares (referred to as “preference shares”) into voting bearer ordinary shares (referred to as “ordinary shares”) and the transformation of the legal form of Fresenius Medical Care AG from a stock corporation into a partnership limited by shares under German law, a Kommanditgesellschaft auf Aktien (“KGaA”). Ordinary shareholders will vote on proposals 1 through 4 below at the extraordinary general meeting and preference shareholders will vote on a consent to the ordinary shareholders’ resolution regarding proposal 1 at the separate meeting. Share amounts and Euro amounts that will not be finally determinable until the filing of the amendments with the commercial register authorized by the proposed resolutions appear in square brackets. The resolutions authorize the supervisory board to adjust the final amounts to reflect actual amounts at the time the resolutions are filed.
      1. Conversion of Preference Shares into Ordinary Shares. The management board and the supervisory board propose that the general meeting and at the same time the ordinary shareholders by special resolution in accordance with the German Stock Corporation Act, resolve that:

a) Out of 26,454,805 preference shares outstanding as of the date hereof, up to all of these shares may be converted into ordinary shares. In addition, of the preference shares issued up to the end of the period for conversion, those preference shares that have been deposited with the Company in accordance with b) of this resolution will be converted into ordinary shares. The dividend preference provided by the articles of association to the preference shares to be converted will be cancelled. The right to dividends on the converted preference shares with respect to the Company’s profits shall be the same as that for ordinary shares, effective as of January 1, 2005.

b) Only preference shares that are deposited with the Company for conversion within the time period allowed and in accordance with the conditions specified in the conversion offer, together with a conversion declaration and the conversion premium of EUR 12.25 per deposited share will be converted into ordinary shares.

c) The management board is authorized, with the approval of the supervisory board, to determine and announce further details of the conversion process in a conversion offer, including the period for conversion and the conditions of conversion. The period for conversion will be between four and six weeks (i.e., not less than 20 U.S. business days).

d) The supervisory board is authorized to amend the articles of association in accordance with this resolution to reflect the number of ordinary and preference shares after the conversion.

e) The management board is instructed to file the amendment to the articles of association in connection with the conversion of the preference shares into ordinary shares with the commercial register only when the management board is satisfied that the transformation of legal form to a KGaA proposed by the management board and supervisory board will also occur.

f) This resolution will be invalid if the amendment to the articles of association described in paragraph e) is not registered with the commercial register prior to the end of the general meeting which resolves on the ratification of the actions of the management board and supervisory board for the 2005 financial year, unless that general meeting renews or confirms the resolution.

      The management board has prepared a conversion report on the conversion of the preference shares into ordinary shares. This report is available at the German offices of the Company, Else-Kröner-Strasse 1, 61352 Bad Homburg v.d.H., Germany, for inspection by shareholders. On request, each shareholder will receive a copy of the report free of charge. The report will also be available at the extraordinary general meeting. A copy of this report has also been furnished to the SEC under cover of a report on Form 6-K and is available at the public reference rooms of the SEC.
      THIS INFORMATION STATEMENT/PROSPECTUS IS BEING DISTRIBUTED SOLELY TO ENABLE OUR SHAREHOLDERS TO VOTE AT THE SHAREHOLDER MEETINGS ON THE AMENDMENTS TO OUR ARTICLES OF ASSOCIATION REQUIRED TO PERMIT THE CONVERSION OF OUR PREFERENCE SHARES INTO ORDINARY SHARES AND THE TRANSFORMATION OF THE LEGAL FORM OF THE COMPANY. IT DOES NOT CONSTITUTE AN OFFER TO ISSUE ORDINARY SHARES UPON CONVERSION INTO PREFERENCE SHARES OR A SOLICITATION OF OFFERS TO CONVERT PREFERENCE SHARES INTO ORDINARY SHARES. ANY SUCH OFFER WILL BE MADE BY A SEPARATE PROSPECTUS TO BE DISTRIBUTED AFTER THE SHAREHOLDER MEETINGS.
      2. Conversion of Interests Held Under the Employee Participation Programs. In connection with the proposed conversion, we intend to offer employees and members of our management board, as well as employees and members of the management of affiliated companies, that hold convertible bonds or stock options under our employee participation programs the right to receive ordinary shares upon conversion or exercise, rather than preference shares. Our management board and supervisory board propose that the general meeting and at the same time the ordinary shareholders by special resolution in accordance with the German Stock Corporation Act, resolve as follows:

a) The 1996/1998 Employee Participation Program

i) The 1996/1998 Employee Participation Program approved on September 24, 1996 by the general meeting will be changed as follows as a result of the conversion of our outstanding preference shares into ordinary shares:

•	We will make an offer to the holders of convertible bonds convertible into preference shares to change a portion of the convertible bonds granted to them out of a tranche of grants of such bonds so that they are convertible into ordinary shares. The number of convertible bonds to be changed is calculated for each tranche of grants by the formula:

Average price of preference shares (EUR 45.78) Average price of ordinary shares (EUR 64.28)	×	Number of convertible bonds issued	=	Number of amended convertible bonds

•	The result will be rounded up or down to whole figures. The remaining, unchanged convertible bonds of each holder will be returned to us against reimbursement of their nominal value.

•	The conversion price of the convertible bonds of each tranche will be adjusted according to the following formula:

Average price of ordinary shares (EUR 64.28) Average price of preference shares (EUR 45.78)	×	Old option price for relevant tranche	=	New option price for relevant tranche

•	The average price on which both calculations will be based will correspond to the respective weighted average German stock exchange price of the past three months through and including May 3, 2005, the day before the date of the Company’s first announcement of the conversion and transformation of legal form, and will be EUR 64.28 for the ordinary shares and EUR 45.78 for the preference shares.

•	Holders of convertible bonds will be able to accept our conversion and adjustment offer only for all convertible bonds they hold.

•	If holders of convertible bonds do not consent to the adjustment, their bonds will continue to be convertible into preference shares and the conversion price will not change.

•	The management board is authorized, with the consent of the supervisory board, to specify details of the conversion process. If members of the management board have an interest, only the supervisory board is authorized to specify the details of the adjustment process.

ii) The conditional capital of the Company under our articles of association will be adjusted in accordance with the above resolution to ordinary shares and will read as follows:

“The capital of the Company is conditionally increased by up to [Euro 5,389,450.24 (in words: five million three hundred eighty-nine thousand four hundred fifty Euro and twenty-four Euro cents)] by the issue of up to [2,105,254 (in words: two million, one hundred five thousand two hundred fifty-four)] new non-voting bearer preference shares and by up to [ ] new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the employee participation program resolved by the general meeting of September 24, 1996, convertible bonds relating to non-par value bearer shares have been issued and the holders of convertible bonds exercise their right of conversion. The new non-voting bearer preference shares and bearer ordinary shares shall participate in profits from the beginning of the financial year in which they arise by exercise of the right of conversion.”

iii) The supervisory board is authorized to amend our articles of association consistent with this resolution and/or issuances of shares out of conditional capital in the interim period, which means that the supervisory board is authorized to adjust the figures in the square brackets and to complete the blank space in the square brackets.

b) The 1998 Employee Participation Program

i) The 1998 Employee Participation Program approved on June 10, 1998 and modified on May 30, 2000, will be changed as follows as a result of the proposed conversion of our outstanding preference shares into ordinary shares:

•	We will make an offer to the holders of stock options to change a portion of the stock options granted to them out of a tranche of grants of such options exercisable to acquire preference shares so that they are exercisable to acquire ordinary shares. The number of stock options to be changed will be calculated for each tranche by the formula:

Average price of preference shares (EUR 45.78) Average price of ordinary shares (EUR 64.28)	×	Number of options issued	=	Number of changed options

•	The result will be rounded up or down to whole figures. The remaining, unchanged stock options of each holder will be cancelled.

•	The exercise price for the options will be adjusted according to the following formula:

Average price of ordinary shares (EUR 64.28) Average price of preference shares (EUR 45.78)	×	Old option price for relevant tranche	=	New option price for relevant tranche

•	The average price on which both calculations will be based will correspond to the respective weighted average German stock exchange price of the past three months through and including May 3, 2005, the day before the date of our first announcement of the conversion and transformation of legal form, and shall be EUR 64.28 for the ordinary shares and EUR 45.78 for the preference shares.

•	The performance target under the option plan fixed in the general meeting resolution of June 10, 1998 will not change.

•	Holders of stock options will be able to accept our conversion and adjustment offer only for all options they hold.

•	If holders of stock options do not consent to the adjustment, their options will continue to exercisable to acquire preference shares and the exercise price will not change.

•	The management board is authorized, with the consent of the supervisory board, to specify details of the adjustment process. If members of the management board have an interest, only the supervisory board is authorized to specify the details of the adjustment process.

ii) Our conditional capital under our articles of association will be adjusted, in accordance with the above resolution, to ordinary shares and will now read as follows:

“The capital of the Company is conditionally increased by up to [Euro 2,763,432.96 (in words: two million seven hundred sixty-three thousand four hundred thirty-two Euro and ninety-six Euro cents)] by the issue of up to [1,079,466 (in words: one million seventy-nine thousand four hundred sixty-six)] new non-voting bearer preference shares and by up to

[ ] new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the stock option program resolved by the general meetings of June 10, 1998 and May 30, 2000, stock options relating to non-par value bearer shares have been issued and the holders exercise their options. The new non-voting bearer preference shares and bearer ordinary shares shall participate in profits from the beginning of the financial year in which they are issued.”

iii) The supervisory board is authorized to amend the articles of association consistent with this resolution and/or issuances of shares out of conditional capital in the interim period, which means that the supervisory board is authorized to adjust the figures in the square brackets and to complete the blank space in the square brackets.

c) The 2001 Employee Participation Program

i) The 2001 Employee Participation Program approved on May 23, 2001 will be changed as follows as a result of the proposed conversion of our outstanding preference shares into ordinary shares:

•	We will make an offer to the holders of convertible bonds convertible into preference shares to change a portion of the convertible bonds granted to them out of a tranche of grants of such bonds so that they are convertible into ordinary shares. The number of convertible bonds to be changed will be calculated for each tranche by the formula:

Average price of preference shares (EUR 45.78) Average price of ordinary shares (EUR 64.28)	×	Number of convertible bonds issued	=	Number of amended convertible bonds

•	The result will be rounded up or down to whole figures. The remaining, unchanged convertible bonds of each holder will be returned to us against reimbursement of their nominal value.

•	The price at which the conversion right may be exercised will be adjusted according to the following formula:

Average price of ordinary shares (EUR 64.28) Average price of preference shares (EUR 45.78)	×	Old option price for relevant tranche	=	New option price for relevant tranche

•	The average price on which both calculations are to be based will correspond to the respective weighted average German stock exchange price of the past three months through and including May 3, 2005, the day before the date of our first announcement of the conversion and transformation of legal form, and shall therefore be EUR 64.28 for the ordinary shares and EUR 45.78 for the preference shares. Deviating from the foregoing, the average price on which both calculations are to be based for the conversion of convertible bonds issued after May 4, 2005, or which will still be issued shall correspond to the weighted average stock exchange price of the past three months prior to the issuance of the applicable convertible bond.

•	The performance target which the general meeting resolution of May 23, 2001 set for the convertible bonds will, for converted bonds, from the day of our first announcement of the conversion and transformation of legal form (May 4, 2005), refer to ordinary shares. Any partial achievement of the target in relation to preference shares prior to May 4, 2005 will be taken into account.

•	Holders of convertible bonds will be able to accept our conversion and adjustment offer only for all convertible bonds that they hold.

•	If holders of convertible bonds do not consent to the adjustment, their bonds will continue to be convertible into preference shares, the conversion price will not change and the performance targets set by the resolution of May 23, 2001 will not change.

•	The management board is authorized, with the consent of the supervisory board, to specify details of the conversion process. If members of the management board have an interest, only the supervisory board is authorized to specify the details of the adjustment process.

ii) Our conditional capital under our articles of association will be adjusted, in accordance with the above resolution to ordinary shares and will now read as follows:

“The capital of the Company is conditionally increased by up to [Euro 10,132,928.00 (in words: ten million one hundred thirty-two thousand nine hundred twenty-eight Euro)] by the issue of up to [3,958,175 (in words: three million nine hundred fifty-eight thousand one hundred seventy-five)] new non-voting bearer preference shares and by up to [ ] new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the international employee participation program resolved by the general meeting of May 23, 2001, convertible bonds relating to non-par value bearer shares have been issued and the holders of convertible bonds exercise their right of conversion. The new non-voting bearer preference shares and bearer ordinary shares shall participate in profits from the beginning of the financial year in which they arise by exercise of the right of conversion.”

iii) The supervisory board is authorized to amend our articles of association consistent with this resolution and/or issuances of shares out of conditional capital in the interim period, which means that the supervisory board is authorized to adjust the figures in the square brackets and to complete the blank space in the square brackets.

d) The management board is instructed to file the amendments reflecting the new version of the articles of association with the commercial register only when the management board is satisfied that the transformation of legal form to a KGaA proposed by the management board and supervisory board will occur.
      3. The Creation of Authorized Capital (Genehmigtes Kapital). Our articles of association currently provide for Authorized Capital I and Authorized Capital II, which authorize the management board with the approval of the supervisory board, to increase the share capital by up to Euro 30,720,000.00 by issuing new preference shares for cash (Authorized Capital I) and up to Euro 20,480,000.00 by the issue of preference shares for cash and/or contributions in kind (Authorized Capital II). We anticipate that after the conversion and transformation, we will raise equity capital by issuing ordinary shares. Therefore, Authorized Capital I and Authorized Capital II, which provide for the issuance of new preference shares, will no longer be appropriate, and the management board and supervisory board propose canceling the existing Authorized Capital I and Authorized Capital II with effect from the time of registration of the new Authorized Capital I and Authorized Capital II and replacing them with the following resolutions, which provide for the issuance of new ordinary shares:

a) A new Authorized Capital I in the articles of association will be created as set forth below:

•	The management board is authorized, with the approval of the supervisory board, to increase, on one or more occasions during the period ending August 29, 2010, the share capital of the Company by up to a total of Euro 35,000,000.00 for cash by the issue of new ordinary shares (Authorized Capital I).

•	The number of shares must be increased in the same proportion as the capital.

•	The management board is further authorized, with the approval of the supervisory board, to decide on the exclusion of shareholders’ pre-emption rights.

•	Exclusion of pre-emption rights is permissible, however, only for fractional amounts.

•	The new shares may also be taken up by credit institutions to be specified by the management board, with the obligation to offer them to our shareholders (indirect pre-emption rights).

•	The management board is further authorized, with the approval of the supervisory board, to determine the further details of the implementation of the capital increase out of Authorized Capital I.

•	The supervisory board is authorized to amend the articles of association after complete or partial implementation of a capital increase out of Authorized Capital I or after the expiry of the authorized period of in accordance with the amount of the capital increase out of Authorized Capital I.

•	Our articles of association will be amended to reflect the points set forth above and will now read as follows:

“The management board is authorized, in the period up to August 29, 2010, with the approval of the supervisory board, to increase, on one or more occasions, the capital of the company by up to a total of Euro 35,000,000.00 (thirty five million Euro) for cash by the issue of new bearer ordinary shares (Authorized Capital I). The number of shares must increase in the same proportion as the capital. The management board is further authorized, with the approval of the supervisory board, to decide on the exclusion of shareholders’ pre-emption rights. Exclusion of pre-emption rights is admissible, however, only for fractional amounts. The new shares may also be taken up by credit institutions to be specified by the management board, with the obligation to offer them to the shareholders (indirect pre-emption rights). The management board is further authorized, with the approval of the supervisory board, to determine the further details of the implementation of the capital increase out of Authorized Capital I. The supervisory board is authorized to amend the articles of association after complete or partial implementation of the capital increase out of Authorized Capital I or after the expiry of the authorized period in accordance with the amount of the capital increase out of Authorized Capital I.”

b) A new Authorized Capital II in our articles of association will be created as set forth below:

•	The management board is authorized, with the approval of the supervisory board, to increase, on one or more occasions during the period ending August 29, 2010, the share capital of the Company by up to a total of Euro 25,000,000.00 for cash and/or contributions in kind by the issue of new ordinary shares (Authorized Capital II).

•	The number of shares must be increased in the same proportion as the capital.

•	The management board is further authorized, with the approval of the supervisory board, to decide on the exclusion of shareholders’ pre-emption rights.

•	Pre-emption rights may be excluded, however, only if:

1) in the case of a capital increase for cash the amount of capital attributable to the new shares does not exceed 10% of the nominal value of our share capital at the time of the issue of the new shares and the issue price for the new shares is not significantly lower than the stock exchange price of listed shares of the same class and rights at the time of the final determination of the issue price by the management board, or

2) in the case of a capital increase for contributions in kind the grant of shares should be for the purpose of acquiring an enterprise, parts of an enterprise or an interest in an enterprise.

•	The management board is further authorized, with the approval of the supervisory board, to determine the further details of the implementation of the capital increase out of Authorized Capital II.

•	The supervisory board is authorized to amend the articles of association after complete or partial implementation of the capital increase out of Authorized Capital II or after the expiry of the authorized period in accordance with the amount of a capital increase out of Authorized Capital II.

•	Our articles of association will be amended to reflect the points set forth above and will read as follows:

“The management board is authorized, in the period up to August 29, 2010, with the approval of the supervisory board, to increase, on one or more occasions, the capital of the company by up to a total of Euro 25,000,000.00 (twenty five million Euro) for cash and/or contributions in kind by the issue of new ordinary bearer shares (Authorized Capital II). The number of shares must increase in the same proportion as the capital. The management board is further authorized, with the approval of the supervisory board, to decide on the exclusion of shareholders’ pre-emption rights. Exclusion of pre-emption rights is admissible, however, only if

•	in the case of a capital increase for cash the amount of capital attributable to the new shares does not exceed 10% of the share capital at the time of the issue of the new shares and the issue price for the new shares is not significantly lower than the stock exchange price of the listed shares of the same class and rights at the time of the final determination of the issue price by the management board, or

•	in the case of a capital increase for contributions in kind the grant of shares should be for the purpose of acquiring an enterprise, parts of an enterprise or a participation in an enterprise.

The management board is further authorized, with the approval of the supervisory board, to determine the further details of the implementation of the capital increase out of Authorized Capital II. The supervisory board is authorized to amend the articles of association after complete or partial implementation of the capital increase out of Authorized Capital II or after the expiry of the authorized period in accordance with the amount of the capital increase out of Authorized Capital II.”
      The management board has issued a report in accordance with the German Stock Corporation Act as to the reasons for the exclusion of pre-emption rights in connection with any capital increase using Authorized Capital I or Authorized Capital II. The report will be made available at the Company for inspection by the shareholders. Shareholders will be entitled to receive a copy of the report free of charge upon request. The report will also be available at the extraordinary general meeting.
      The management board is instructed to file the above resolutions with the commercial register only when the management board is satisfied that the transformation of legal form to a KGaA proposed by the management board and supervisory board will also occur.
      4. Transformation of the Legal Form of the Company to a KGaA with Fresenius Medical Care Management AG as Sole General Partner.

a) Resolution on the transformation of Fresenius Medical Care AG into Fresenius Medical Care KGaA. The management board and supervisory board propose the following resolutions.

i. Fresenius Medical Care AG will be transformed into a partnership limited by shares under German law (a “KGaA”).

ii. The name of the KGaA will be Fresenius Medical Care AG & Co. KGaA, referred to herein as “Fresenius Medical Care KGaA.”

iii. The entire share capital of Fresenius Medical Care AG (at present: EUR 246,924,300.80) will become the share capital of Fresenius Medical Care KGaA, and the persons and companies who are shareholders of Fresenius Medical Care AG at the time of the registration of the transformation in the commercial register will become KGaA shareholders in Fresenius Medical Care KGaA. They will participate in Fresenius Medical Care KGaA to the same extent and with the same number of shares as they held in Fresenius Medical Care AG prior to the transformation. The ordinary shareholders and the preference shareholders will receive the same number of ordinary shares and preference shares in Fresenius Medical Care KGaA, respectively, as they held in Fresenius Medical Care AG prior to the transformation.

iv. The general partner of Fresenius Medical Care KGaA will be Fresenius Medical Care Management AG, which will be registered in Hof an der Saale. The general partner will not make a capital contribution and therefore will not participate in the assets, profits or losses of the Company.

v. Special Rights

•	Preference Shares. The holders of preference shares in the Company will continue to receive for each preference share held by them an annual dividend based on the Company’s profits for the year in an amount EUR 0.06 per share higher than the dividend paid on the ordinary shares, and a minimum dividend of EUR 0.12 for each preference share. The minimum dividend has priority over the distribution of a dividend on the ordinary shares. If the Company’s profits in one or more financial years is not adequate to enable payment of EUR 0.12 per preference share, any deficits will be paid in arrears, without interest, in the following years, after distribution of the minimum dividend on the preference shares for that financial year and before the payment of a dividend on the ordinary shares. The right to such payment in arrears is an integral part of the right to dividends for the financial year in respect of which the dividend payment on the preference shares is made.

•	Employee Participation Programs. In the course of the transformation, the conditional capital to cover the shares to be issued under the employee participation programs of 1996, 1998 and 2001 will continue to exist in the KGaA and the right to convert convertible bonds or exercise options to acquire shares of the AG will refer to shares in the KGaA. The performance target for stock options with target set by the general meeting of June 10, 1998 and May 30, 2000 will remain unchanged. The performance target for convertible bonds with target set by the general meeting of May 23, 2001 will, for convertible bonds as of May 4, 2005, refer to ordinary shares in the KGaA, and any partial achievement of the performance target will be taken into account. Holders of convertible bonds and stock options under the existing employee participation programs will be offered the opportunity to change the terms of their convertible bonds and stock options so that they will be convertible into or exercisable for ordinary shares rather than preference shares as more fully set forth above under proposal 2.

vi. An English translation of the form of the articles of association of Fresenius Medical Care KGaA is attached as Appendix A to this information statement/ prospectus. The Articles of Association of Fresenius Medical Care KGaA will be approved in the version attached. In case the transformation of legal form will be filed with the commercial register for registration after the effectiveness of the amendments to Section 123 of the German Stock Corporation Act (AktG) by the Act for Corporate Integrity and Modernization of the Right of Avoidance

(“UMAG”), Art. 14 and Art. 15 of the Articles of Association of Fresenius Medical Care KGaA will be approved in deviation of the proposed wording as follows:

“Art. 14 Calling of the General Meeting

(1)	The general meeting shall be called no later than thirty days before the day by the end of which the shareholders must register according to Article 15, unless a shorter period is permitted by law. In calculating such period, the day the general meeting is called and the day by the end of which the shareholders must register before the meeting shall not be counted; if the end of that period is a Sunday, an official holiday at the registered office of the Company or a Saturday, such day shall be replaced by the preceding working day.

(2)	No later than on the last day of the convocation period, the English short version pursuant to Article 3 paragraph (2) shall also be published, if necessary.

(3)	The general meeting shall be held at the place where the registered office of the Company is located, or in a German city where a stock exchange is situated or at the place where the registered office of a domestic affiliated company is located.

Art. 15 Attendance at the General Meeting

(1)	Only those shareholders shall be entitled to attend the general meeting who have registered in writing (Textform) in the German or English language at the location given in the calling of the general meeting no later than on the fifth day before the general meeting.

(2)	Further, shareholders are required to provide evidence of their entitlement to attend the general meeting and to vote. This requires certification showing ownership of their shares to be issued by the depository bank. Certification must refer to the beginning of the twenty-first day before the general meeting, 0.00 hours at the registered office of the Company. Certification must be received by the Company in writing (Textform) in the German or English language at the location given in the calling of the general meeting no later than on the fifth day before the general meeting.

(3)	The members of the management board of the general partner and of the supervisory board should personally attend the general meeting. If it is not possible for a member of the supervisory board to attend at the place of the general meeting, in particular, because he is abroad for cause, he may participate in the general meeting by sound and picture transmission.

(4)	If a voting right is to be exercised by a proxy, authorization in writing (Textform) shall be sufficient.”
      The same shall apply in case that the above-mentioned amendments to Section 123 of the German Stock Corporation Act (AktG) become effective after the filing for registration but before registration of the transformation of legal form with the commercial register.
      To the extent that the proposed amendments to the articles of association under proposal 3 above have not been registered with the commercial register until the transformation of legal form, the articles of association of Fresenius Medical Care KGaA shall, in deviation from the proposed wording, be approved without paragraphs 3 and 4 of Article 4.
      The supervisory board is authorized to make amendments to the articles of association before registration with the commercial register, to the extent necessary to implement the approved resolutions and to issue shares out of existing conditional capital in order to adjust the number of preference shares and ordinary shares as a result of the conversion. This also includes the adjustment of the share capital and the amount in Article 4, paragraph 2, sentence 2 of the annexed articles of association. The supervisory board is further authorized to amend the articles of association prior to the filing of the transformation in the commercial register in order to amend the amount of the conditional capital in connection with the above resolutions.

vii. No offer of compensation will made to shareholders objecting to the transformation.

viii. There are no consequences for the employees or their representatives arising out of the transformation of legal form. It does not involve a change of employer. Each employee’s employment contract will continue in force unchanged. After the transformation of legal form, the employer’s right to issue instructions will be exercised by the management board of the general partner, Fresenius Medical Care Management AG. No change for the employees and their representatives will arise therefrom. The composition of the works council and its rights and entitlements will not be altered by the transformation of legal form. Works agreements will remain in force in their present form unchanged. There are no effects on co-determination or collective bargaining in relation to the Company and its subsidiaries. Our and our affiliates’ involvement in collective bargaining agreements is also not affected.

ix. KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, will be our auditor for the 2005 fiscal year.

b) Consent of Management AG to join as general partner of Fresenius Medical Care KGaA and consent of Management AG to the articles of association of Fresenius Medical Care KGaA, an English translation of which is attached as Appendix A to this information statement/ prospectus.

THE CONVERSION AND TRANSFORMATION
      The description of the material terms of the conversion and transformation set forth below is not intended to be a complete description of the conversion and transformation. We qualify this description by reference to the proposed resolutions set forth above under “The Meetings — The Conversion and Transformation Proposals” and to the proposed articles of association of Fresenius Medical Care KGaA, an English translation of which is attached as Appendix A to this information statement/ prospectus and which we incorporate in this information statement/ prospectus by reference. We urge all shareholders to read these documents in their entirety. Counter proposals could result in a change in the terms, conditions or provisions of one or more of the agenda items described in this prospectus. See “The Meetings — Counter Proposals.”
Structure of the Conversion and Transformation
      The management board and the supervisory board of Fresenius Medical Care AG propose the conversion of our outstanding preference shares into ordinary shares and the transformation of the legal form of the Company from a stock corporation into a partnership limited by shares, a Kommanditgesellschaft auf Aktien (“KGaA”). German law requires that our ordinary shareholders approve the transformation and the conversion. We are submitting the conversion to our preference shareholders for approval due to our views of appropriate corporate governance (i.e., to include our preference shareholders in this decision) and for reasons of legal certainty.
      Currently, our outstanding share capital consists of ordinary shares and non-voting preference shares that are issued only in bearer form. Fresenius AG owns approximately 50.8% of our ordinary shares. Fresenius AG’s ordinary shares represent approximately 37% of our total share capital. In connection with the transformation, Management AG will assume the management of the Company through its position as general partner. Fresenius AG, which currently controls the Company as holder of a majority of our ordinary shares, will continue to do so after the transformation as sole shareholder of the general partner.

The Conversion
      Prior to registration of the transformation, we intend to offer our preference shareholders the opportunity to convert their preference shares into ordinary shares on a one-to-one basis pursuant to a conversion offer to be conducted after the shareholder meetings. The right to convert preference shares into ordinary shares will be available only during a specific period which will be held open for four to six weeks but not less than 20 U.S. business days. The details of the conversion process will be determined by the management board with the approval of the supervisory board, and announced together with the conversion period.
      Preference shareholders who decide to convert their shares into ordinary shares will be required to pay a premium of EUR 12.25 per converted share for the conversion. The premium corresponds to approximately two-thirds of the difference between the weighted average stock exchange price of the ordinary shares and the weighted average stock exchange price of the preference shares for the three months through and including May 3, 2005, the last trading day before our first announcement of the proposed conversion and transformation, determined using the prices reported on the official website of the German Financial Supervisory Authority (German version of the website). Holders of preference American Depositary Shares who elect to convert the preference shares represented by their American Depositary Shares will also be required to pay the depositary’s customary fees for the surrender of their preference American Depositary Shares, but will not be charged a fee for issuance of American Depositary Shares representing ordinary shares.
      In the conversion process, preference shares submitted for conversion will lose the preferential dividend right provided for under our articles of association and German law. The conversion will increase the number of ordinary shares outstanding held by persons other than Fresenius AG, which we refer to in this information statement/ prospectus as the “outside shareholders” or “free float” of our ordinary shares, as the context requires. Under the applicable rules of Deutsche Börse AG with regard to index weighting, an increase in the number of ordinary shares in free float would lead to a strengthening of our DAX position because this position, among other criteria, is determined by reference to the market capitalization of the free float of the largest class of shares. DAX is an index that measures the performance of the Prime Standard’s 30 largest German companies in terms of order book volume and market capitalization. We believe that membership in the DAX is advantageous to us because many institutional investors utilize inclusion in the DAX index as a decisive investment criterion. Some fund investors reproduce a selected index such as the DAX and, therefore, rely exclusively on index participations. The index is based on prices generated in the electronic trading system Xetra. Assuming that most of our outstanding preference shares are converted into ordinary shares, the preference shares will have limited trading volume after the conversion.
      The following overview shows companies on the DAX or MDAX which may be considered comparable with us taking into account their free float market capitalization. It illustrates that our DAX position is presently at risk. In addition, the overview shows how our position on the DAX would be improved (from the point of view of the freefloat market capitalization) by the implementation of the conversion and the transformation. We assume for this purpose that all our preference shares would participate in the conversion.

							Turnover in m.
		Rank		MarketCap.		Rank	€
Issuer	Index	MarketCap.		(in m. €)		Turnover	(12 Months)

Infineon Tech.	DAX	24		4,649		14	21,063
Linde AG	DAX	25		4,616		30	6,511
Henkel KGaA (Pref.)	DAX	26		4,419		28	6,857
Heidelbergcement AG	MDAX	27		4,392		36	3,247
Hypo Real Estate HLDG (Ord.)	MDAX	28		4,341		38	2,856
Lufthansa AG	DAX	29		4,309		22	11,043
Fresenius Medical Care KGaA (Pref. + Ord.*)		30	*	3,764	*
Merck KGAA	MDAX	30		3,336		35	3,486
Altana AG	DAX	31		3,328		29	6,804
TUI AG	DAX	32		3,313		27	7,504
Puma AG	MDAX	33		2,860		25	8,227
Celesio AG	MDAX	34		2,702		41	2,575
Henkel KGaA (Ord.)				2,573			717
Fresenius Medical Care AG (Ord.)	DAX	36		2,340		32	4,635
Deutsche Postbank AG	MDAX	36		2,205		34	3,566
Fresenius AG (Pref.)	MDAX	37		1,922		52	1,366
Hann. Rueckver. AG	MDAX	38		1,830		39	2,750
RWE AG (Pref.)				1,768			604
K+S AG	MDAX	39		1,721		55	1,216
Beiersdorf AG	MDAX	40		1,684		48	1,642

*)	Present market capitalization of the ordinary shares together with all preference shares, i.e. assumes a conversion rate of 100%.
Source: Deutsche Börse AG as of June 30, 2005(Fresenius Medical Care KGaA added by the Company)
      Those persons who hold convertible bonds or stock options entitling them to preference shares under our employee participation programs will be offered the opportunity to receive convertible bonds or stock options entitling them to receive ordinary shares.
      The conversion requires that we amend our articles of association for the purpose of allotting the shares as between ordinary and preference. The final version of the articles of association can be determined, however, only upon final determination of the number of preference shares submitted to the Company for conversion in proper form within the time allowed, together with the applicable conversion premium. As a result, the supervisory board will be authorized to amend the wording of the articles of association after the conversion offer has been completed to reflect the final allotment between classes of shares.
      The conversion requires approval by the affirmative vote of 75% of our ordinary shares present at the extraordinary general meeting and by the affirmative vote of 75% of the preference shares present at the separate meeting of preference shareholders. Fresenius AG, which holds approximately 50.8% of our ordinary shares, intends to vote in favor of the conversion.
      THIS INFORMATION STATEMENT/ PROSPECTUS IS BEING DISTRIBUTED SOLELY TO ENABLE OUR SHAREHOLDERS TO VOTE AT THE SHAREHOLDER MEETINGS ON THE AMENDMENTS TO OUR ARTICLES OF ASSOCIATION REQUIRED TO PERMIT THE CONVERSION OF OUR PREFERENCE SHARES INTO ORDINARY SHARES AND THE TRANSFORMATION OF THE LEGAL FORM OF THE COMPANY. IT DOES NOT CONSTITUTE AN OFFER TO ISSUE ORDINARY SHARES UPON CONVERSION OF PREFERENCE SHARES OR A SOLICITATION OF OFFERS TO CONVERT PREFERENCE SHARES INTO ORDINARY SHARES. ANY SUCH OFFER WILL BE MADE BY A SEPARATE PROSPECTUS DISTRIBUTED AFTER THE SHAREHOLDER MEETINGS.

The Transformation
      If the transformation is approved by the required shareholder vote, it will become effective upon registration with the commercial register that has jurisdiction over the Company, i.e., the commercial register of the local court (Amtsgericht) Hof an der Saale, Germany. Upon registration of the transformation, the Company’s legal form will be changed by operation of law from an AG, which is a German stock corporation, to a KGaA, which is a German partnership limited by shares, and it will continue to exist in that legal form. In connection with the transformation, the Company will not transfer any assets to another entity, merge into or with or consolidate with any entity, or acquire the shares of any other entity. The Company as a KGaA will be the same legal entity under German law, rather than a successor to the stock corporation. Upon effectiveness of the transformation, Management AG, a subsidiary of Fresenius AG, will become the general partner of the Company. Legal relationships existing between the Company and third parties will continue unchanged. If public registers become inaccurate by the change of name, they will be amended on the application of the entity in its new legal form.
      The offices of the members of the management board of Fresenius Medical Care AG will terminate by operation of law but the service agreements of the members of the management board will continue in force after effectiveness of the transformation. The members of the management board, however, have declared that their service agreements will be rescinded by agreement without compensation. The members of the management board will, subject to the election by the supervisory board of Management AG, become members of the management board of the general partner, Management AG, effective upon the transformation. We intend to propose that they enter into new service agreements with the general partner on the same terms as they had with Fresenius Medical Care AG before the transformation. The service agreements of the members of the management board will thereby in effect pass to Management AG on the same conditions.
      Management AG will be reimbursed for all of its costs in conducting the business of Fresenius Medical Care KGaA, including the compensation of the members of the supervisory board and the management board of Management AG. The exclusive purpose of Management AG is to conduct the business of the Company.
      Approval of the transformation requires the affirmative vote of 75% of the ordinary shares present at the extraordinary general meeting. Fresenius AG, which holds approximately 50.8% of our outstanding ordinary shares, intends to vote in favor of the transformation. We intend that our management board shall file the transformation of legal form with the commercial register even if the shareholders do not approve the conversion of preference shares into ordinary shares or if delays arise in this connection because of potential legal disputes. We feel that the transformation alone is in our interest because it will enable us, in the mid- to long-term, to create a more attractive capital structure for our Company. The consequences for our shareholders resulting from consummation of the transformation of legal form without the conversion are described under “Transformation of Legal Form Without Conversion.”

The Shareholders
      Our share capital will become the share capital of the Company in its new legal form after the transformation. Shareholders in Fresenius Medical Care AG at the time of the registration of the transformation of legal form in the commercial register will be shareholders in Fresenius Medical Care KGaA. They will participate in all economic respects, including profits and capital, to the same extent and with the same number of shares in Fresenius Medical Care KGaA as they did in Fresenius Medical Care AG prior to the transformation becoming effective. Ordinary shareholders will hold the same number of voting ordinary shares which they had in Fresenius Medical Care AG prior to the transformation and non-voting preference shareholders who do not convert their shares into ordinary shares will hold the same number of non-voting preference shares as they had in Fresenius Medical Care AG prior to the transformation. Holders of convertible bonds and stock options issued under the Company’s employee participation programs will not experience any change in their legal position due to the transformation of legal form, but will have the opportunity to exchange their bonds or options for adjusted convertible bonds or options convertible into or exercisable for ordinary shares in connection with the conversion.

The General Partner
      Management AG, a wholly-owned subsidiary of Fresenius AG, will be the general partner of Fresenius Medical Care KGaA. Management AG will not make a capital contribution to Fresenius Medical Care KGaA in connection with the transformation of legal form and therefore will not receive dividends or other distributions from Fresenius Medical Care KGaA. However, the general partner will receive a fee for management of Fresenius Medical Care KGaA and for acting as general partner and thereby assuming the liabilities of the partnership limited by shares.

Employees
      The transformation of legal form will have no effect on our employees because it will not involve a change of employer. Employment contracts between us and our employees will continue. Our right to issue directions to our employees will be exercised after the transformation by the management board of the general partner, Management AG. In addition, the composition of the works council under German law and their rights and authorities will not be changed by the transformation. All works agreements will remain in effect in their present form unchanged. The transformation will not affect our status under the German codetermination law, which, under certain circumstances, requires labor representation on the supervisory boards of German companies. There will be no effect on German collective bargaining agreements in relation to us and our subsidiaries.

Supervisory Board
      Under German law, after a transformation of legal form the members of a company’s supervisory board remain in office for the remainder of their terms as members of its supervisory board if the supervisory board of the company in its new legal form is formed in the same way and with the same composition. That will occur in the transformation of Fresenius Medical Care AG into Fresenius Medical Care KGaA.
      Dr. Ulf M. Schneider, chairman of the management board of Fresenius AG, has notified us, however, that he will resign from the supervisory board effective upon entry of the transformation in the commercial register. As chairman of the management board of Fresenius AG, the sole shareholder of the general partner, Dr. Schneider wants to concentrate his activities on his position on the supervisory board of Management AG. Fresenius Medical Care KGaA will apply for a court appointment of a sixth member of the supervisory board to replace Dr. Schneider after the transformation has become effective in accordance with German law.

Reasons for the Conversion and Transformation
      Our management board and supervisory board believe that the conversion of our outstanding preference shares into ordinary shares and the transformation of the legal form of the Company are in the overall interest of the Company and its shareholders, taking into account the existing rights of our shareholders. We believe the conversion and transformation (as well as the transformation alone) will increase our financial and operative flexibility, which will allow us to pursue our long-term growth objectives and strategies and will help us maintain and improve our position as the leading global integrated provider of dialysis products and services. We believe that the transformation and conversion are in the interests of the Company and its shareholders overall for the following reasons:

•	Ability to Issue New Ordinary Shares. Our current articles of association provide only for the issuance of new non-voting preference shares. Fresenius AG, which holds approximately 50.8% of our voting ordinary shares, has advised us that it will not approve an issuance of new ordinary shares that would dilute its ownership below 50% because such dilution would cause Fresenius AG to lose its control over the management of the Company under the current corporate structure. The loss of control would preclude Fresenius AG from consolidating our financial statements with its own. Although Fresenius AG has the right to participate proportionately in any new issuances of ordinary shares in order to prevent such dilution, it may be unable or unwilling to do so. Therefore, our ability to issue additional equity capital is generally limited to the issuance of preference shares, which are not as attractive to investors as ordinary shares. In our new legal form as a partnership limited by shares under German law, or a “KGaA,” the management of the Company will be controlled by a general partner rather than the voting majority of our ordinary shares. Fresenius AG will own the general partner of the Company and, therefore, will continue to control the management of the Company after the transformation, notwithstanding the resulting decrease in Fresenius AG’s percentage ownership of our ordinary shares. Therefore, our new capital structure will allow us to issue ordinary shares without causing Fresenius AG to lose control over the management of the Company. We believe that our ability to issue new ordinary shares will help us attract equity financing so that we may pursue our long-term growth objectives and strategies.

•	Improved Liquidity. We anticipate that the conversion of the preference shares into ordinary shares will lead to an increase in the free float of our ordinary shares. Currently, the free float of our shares is divided between preference shares and ordinary shares. If all of our preference shares are converted into ordinary shares, the free float of ordinary shares will increase from approximately 34.47 million shares to approximately 60.92 million shares, which is an increase of approximately 77%. We believe that the new free float of our ordinary shares will lead to an increase in the daily trading volume of our ordinary shares and will improve the liquidity of our ordinary shares, which will create more value for our existing ordinary shareholders and make our ordinary shares more attractive to large investors. We also believe that the increased free float and liquidity will allow us to raise substantial future capital on more attractive terms because the market will be more receptive to new ordinary shares from future capital increases. Equity financing opportunities will allow us to pursue our long-term growth objectives and strategies, including pursuit of acquisitions using ordinary shares as consideration.

•	Improved DAX Position. We expect that the conversion of our outstanding preference shares into ordinary shares will improve our position on the German share index, DAX, which is an index that measures the performance of the Prime Standard’s 30 largest German companies in terms of order book volume and free float market capitalization. Under the rules of the Frankfurt Stock Exchange, only one class of a company’s shares may be considered in determining order book volume and market capitalization for purposes of DAX position. We believe that the conversion of our outstanding preference shares into ordinary shares will increase our order book volume and our market capitalization as described above and, therefore, our position on DAX. We believe that a stronger position on DAX will allow us to attract more institutional investors.

•	Maintenance of the Existing Levels of Corporate Governance and Transparency. Our proposed new structure will include corporate governance arrangements that are substantially similar to our current corporate governance arrangements. As described above, a subsidiary of Fresenius AG will serve as the general partner of the Company after the transformation. We intend that the general partner will have substantially the same provisions in its articles of association concerning the relationship between its management board and its supervisory board and substantially the same rules of procedure for its executive bodies. For example, under the articles of association of the general partner, the supervisory board of the general partner will be required to consent to the same major transactions that currently require the consent of the supervisory board of Fresenius Medical Care AG. We plan to arrange for all or most current members of the supervisory board of Fresenius Medical Care AG and all members of the management board to become members of the supervisory board or the management board of the general partner. Also, Fresenius AG will continue to be obligated to elect to the supervisory board of the general partner persons who have no significant business relationships with Fresenius AG. As a result, we believe that Fresenius AG’s ability to control the Company through its ownership of the general partner will not differ significantly from its ability to control the Company through ownership of a majority of our ordinary shares.

•	Acquisition of New Capital. We will acquire new capital when we convert our outstanding preference shares into ordinary shares because we intend to require that our preference shareholders who choose to convert their shares pay a premium per share to us in connection with the conversion. The payments that we receive from preference shareholders in the conversion will be placed in our capital reserves, which will improve our capital ratio.

•	Benefits to our Ordinary Shareholders. Ordinary shareholders will experience dilution of their voting rights and possibly a dilution of the value of their shares as a result of the conversion of preference shares into ordinary shares. We believe, however, that the benefits that our ordinary shareholders will receive as a result of the conversion and transformation outweigh these factors. First, approximately two-thirds of the difference in value between the ordinary shares and the preference shares will be covered by the conversion premium that our preference shareholders will be required to pay, which will strengthen our capital base. Further, the ordinary shares will become more attractive investments due to the increased liquidity which we expect and stronger DAX position. Finally, the preference dividend that is paid to preference shareholders will be cancelled in connection with the preference shares that are converted into ordinary shares, which will allow us to retain more capital.

•	Benefits to our Preference Shareholders That Choose to Convert Their Preference Shares. Holders of our outstanding preference shares will have the opportunity to convert their shares into ordinary shares, but will not be required to do so. We believe that the conversion is an opportunity for holders of preference shares to obtain ordinary shares on favorable terms. Although preference shareholders who choose to convert their shares will be required to pay a premium per share of EUR 12.25 to us for the conversion, the premium consists of approximately two-thirds of the difference between the weighted average stock exchange price of the preference shares and the weighted average stock exchange price of the ordinary shares for the three months prior to the announcement of the planned conversion offer and transformation, determined using the prices reported on the official website of the German Financial Supervisory Authority (German version of the website). Based on such prices, holders of preference shares who elect to convert will acquire ordinary shares at a discount of EUR 6.25 per ordinary share or 10% of the weighted average stock exchange price of the ordinary shares for the three-months prior to the announcement. Holders of preference American Depositary Shares who elect to convert the preference shares represented by their American Depositary Shares will also be required to pay the depositary’s customary fees for the surrender of their preference American Depositary Shares but will not be charged a fee for issuance of American Depositary Shares representing ordinary shares. (On July 19, 2005, the day prior to the date of this prospectus, the closing prices of our preference shares and our ordinary shares on the Frankfurt Stock Exchange were EUR 70.23 and EUR 57.30, respectively.) Additionally, while the matter is not entirely free from doubt, it is believed that the conversion of the preference shares into ordinary shares will not result in any taxable income for U.S. federal income tax purposes.

      Holders of preference shares that do not choose to convert their preference shares into ordinary shares will continue to hold preference shares in the new legal form of the Company after the transformation and will continue to be entitled to receive preference dividends. However, holders of preference shares will likely experience reduced liquidity of their shares. We anticipate that the preference shares will continue to trade on the Frankfurt Stock Exchange after the conversion and transformation but we cannot offer any assurances that the preference ADSs will continue to be eligible for listing on the New York Stock Exchange if the number of outstanding preference shares decreases substantially due to the conversion of preference shares into ordinary shares. If substantially all of the preference shares are converted, we may terminate the deposit agreement for the preference shares or the depositary may resign due to the substantially reduced compensation it is likely to receive for its services in such circumstances. Our management board and supervisory board have considered the disadvantages to the holders of preference shares that do not choose to convert their shares into ordinary shares as a result of the conversion and transformation but have concluded that the conversion and transformation are nevertheless in the interest of the Company and its shareholders overall.
Background of the Conversion and Transformation
      Our management board extensively considered possible alternatives to the proposed measures and, after careful consideration of the arguments for and against, determined that there is no comparable alternative to the proposed measures that would achieve the results to be achieved through the conversion and the transformation. Specifically, the management board reviewed the following options:

•	Refraining from Implementation of the Entire Transaction. The management board discussed whether we could have refrained from the entire transaction, but concluded that we would not be able to achieve our intended goals if we did so. We would lose the opportunity to standardize our share classes and thereby arrive at what we believe is a more attractive capital structure. First, implementing the entire transaction will enable us to issue new ordinary shares, which we believe will facilitate future equity financing. Second, the entire transaction will result in an increase in the free float of ordinary shares and is thereby expected to lead to an increase in the liquidity of the ordinary shares and a consolidation in our DAX position. This measure, which is important both for us and our shareholders, would not be possible if we refrained from taking any action. In the opinion of the management board, refraining from the entire transaction is not a viable alternative.

•	Conversion of Preference Shares into Ordinary Shares without Transformation of Legal Form. The management board considered implementing the conversion of preference shares into ordinary shares and the corresponding amendment to the articles of association, without the transformation of the Company into a KGaA. This would have increased the number of outstanding voting ordinary shares and resulted in the loss of Fresenius AG’s voting majority in the general meeting of the Company. Fresenius AG would then no longer possess the absolute ability to appoint our supervisory board and thereby influence the management of the Company. As a result, Fresenius AG would no longer be able to fully consolidate our financial results in its own group financial statements. Fresenius AG indicated that it was not prepared to consent to any standardization of share classes that would result in its losing control of the Company and its ability to consolidate our financial statements with its own. Because it is the holder of a majority of our voting shares, Fresenius AG’s consent is required for any proposal to revise our share capital.

•	Acquisition of Capital by Issue of Additional Preference Shares. The management board also considered as a possible alternative whether additional preference shares could be issued in the absence of the implementation of the conversion of preference into ordinary shares, the transformation of legal form into a KGaA, or both. The management board determined that this alternative would not have achieved the objectives to be achieved by implementing the entire transaction. First, our ability to issue additional preference shares is limited. Under the German Stock Corporation Act, preference shares may be issued only up to half of our share capital. This limit on the issue of additional preference shares would, at least in the long term, restrict the growth of the Company. Fresenius AG’s intention, as owner of Management AG, the general partner, to maintain ownership of more than 25% of Fresenius Medical Care KGaA’s shares capital could similarly limit Fresenius Medical Care KGaA’s ability to issue ordinary shares unless Fresenius AG were to participate in capital increases pursuant to pre-emption rights or otherwise acquire additional ordinary shares. However, such limiting effects are not likely to be felt in the near term. Secondly, the issue of preference shares alone would increase, rather than diminish, the division between ordinary shares and preference shares. The issuance of additional preference shares would not increase the free float and liquidity of our ordinary shares, which is the only class considered in our DAX valuation, and therefore would not improve our DAX position. We believe that, ultimately, the greater liquidity of the market for our ordinary shares would make future capital financing through issuance of additional preference shares less attractive, and that the liquidity of the market for our ordinary shares will increase by implementing the conversion and the transformation. The higher dilutive effect on present ordinary and preference shares would also make the issuance of new preference shares less attractive.

•	Merger with a KGaA Founded by Fresenius AG. The management board also considered a merger of the Company with a KGaA founded for that purpose by Fresenius AG in lieu of a transformation of our legal form. In the course of such a merger, our shareholders would become shareholders in the acquiring KGaA, so that ultimately a similar result would be achieved as with the transformation of legal form into a KGaA. After reviewing the additional costs of such a proposal, including the costs of the valuation report and independent audit required by German law in connection with a merger, and the absence of any additional benefit for the Company or its shareholders, the management board rejected this alternative.

The Legal Structure of Fresenius Medical Care KGaA
      A partnership limited by shares (“KGaA”) is a mixed form of entity under German corporate law, which has elements of both a partnership and a corporation. Like a stock corporation, the share capital of the KGaA is held by shareholders. The KGaA is similar to a limited partnership because there are two groups of owners, the general partner on the one hand, and the KGaA shareholders on the other hand.
      A KGaA’s corporate bodies are its general partner, supervisory board and the general meeting of shareholders. A KGaA may have one or more general partners who conduct the business of the KGaA. They are appointed as executive bodies on the basis of their corporate position and, therefore, are “inherent executive bodies of the partnership” under German law. However, in contrast to the appointment of the management board of a stock corporation, the supervisory board of a KGaA has no influence on appointment of the general partner. Likewise, the removal of the general partner from office is subject to very strict conditions, including the necessity of a court decision. The general partners may, but are not required to, purchase shares of the KGaA. The general partners are personally liable for the liabilities of the KGaA in relations with third parties subject, in the case of corporate general partners, to applicable limits on liability of corporations generally.
      The status of the members of the two groups of owners, i.e., the group of KGaA shareholders on the one hand, and the general partner or partners, on the other hand, varies within the KGaA due to the structure of a KGaA. The KGaA shareholders exercise influence in the general meeting through their voting rights but, in contrast to a stock corporation, the general partner of a KGaA has a veto right with regard to material resolutions. The members of the supervisory board of a KGaA are elected by the general meeting as in a stock corporation. However, since the supervisory board of a KGaA has less powers than the supervisory board of a stock corporation, the indirect influence exercised by the KGaA shareholders on the KGaA via the supervisory board is also less significant than in a stock corporation. For example, the supervisory board is not usually entitled to issue rules of procedure for management or to specify business management measures that require the supervisory board’s consent. The status of the general partner or partners in a KGaA is stronger than that of the shareholders based on: (i) the management powers of the general partners, (ii) the existing veto rights regarding material resolutions adopted by the general meeting and (iii) the independence of the general partner from the influence of the KGaA shareholders as a collective body.
      In the articles of association of a KGaA, the relationship between the general partners and the KGaA shareholders can be structured to a certain extent without restrictions. This means that the articles of association of a KGaA can be adjusted to the specific needs of the partners at the time the KGaA is founded or at the time a company is transformed into such a partnership limited by shares. Since the articles of association of a KGaA may be amended subsequently only through a resolution of the general meeting adopted by a qualified 75% majority and with the consent of the general partner, neither group of owners (i.e., the KGaA shareholders and the general partners) can unilaterally amend the articles of association without the consent of the other group. Fresenius AG will, however, continue to be able to exert significant influence over amendments to the articles of association of Fresenius Medical Care KGaA through its ownership of a significant percentage of our ordinary shares after the transformation, since such amendments require a 75% vote of the shares present at the meeting rather than three quarters of the outstanding shares. See “Effects on and Comparison of Shareholder Rights — Comparison of the Rights of Shareholders in Fresenius Medical Care AG and Fresenius Medical Care KGaA.”
      The corporate legal structure of Fresenius Medical Care KGaA is intended to retain the essential elements of Fresenius AG’s existing power to control the Company, but, to the extent legally feasible, not to expand such control. We intend to ensure that Fresenius AG’s controlling position is conditioned upon ownership of a substantial amount of our share capital. Therefore, under the proposed articles of association, Management AG has to withdraw as general partner if Fresenius AG’s holdings decrease to 25% or less of our share capital. Alternatively, Fresenius AG may sell its interest in Management AG to a third party if the sale also includes at least 25% of our share capital. At the same time, we intend to ensure that our business operations remain unaffected by the transformation of legal form as much as possible.

Management and Oversight of Fresenius Medical Care KGaA
      The management structure of Fresenius Medical Care KGaA is illustrated as follows:

General Partner
      A subsidiary of Fresenius AG, Management AG, a stock corporation, will be the sole general partner of Fresenius Medical Care KGaA. We chose a stock corporation as the legal form of the general partner principally because it enables us to maintain a management structure substantially similar to Fresenius Medical Care AG’s existing management structure by means of the general partner entity. The internal structure of the general partner will be substantially similar to the current structure at Fresenius Medical Care AG. In particular, we intend that the general partner will have substantially the same provisions in its articles of association concerning the relationship between the management board and the supervisory board and, subject to applicable statutory law, substantially the same rules of procedure for its executive bodies. We also plan to arrange for all current members of the management board and all or most members of the supervisory board of Fresenius Medical Care AG to become members of the management board or supervisory board of the general partner after the transformation of our legal form.
      The general partner will not make a capital contribution and, therefore, will participate in neither the assets nor the profits and losses of the KGaA. However, the general partner will be compensated for all outlays in connection with conducting the business of the partnership, including the remuneration of members of the management board and the supervisory board. See “The Conversion and Transformation — The Legal Structure of Fresenius Medical Care KGaA — The Articles of Association of Fresenius Medical Care KGaA — Organization of the Company” below. Management AG was founded on April 8, 2005 and registered with the commercial register on May 10, 2005. Fresenius AG is the sole shareholder of Management AG.

      The sole purpose of Management AG is to serve as the general partner of Fresenius Medical Care KGaA and to manage the business of Fresenius Medical Care KGaA. Management AG has the same duties of care to Fresenius Medical Care KGaA as the management board of a stock corporation has to the corporation. The management board of Management AG must carefully conduct the business of Fresenius Medical Care KGaA and is liable for any breaches of its obligations. The supervisory board must carefully supervise the management board in the conduct of the business of Fresenius Medical Care KGaA.
      The statutory provisions governing a partnership, including a KGaA, provide in principle that the consent of the KGaA shareholders at a general meeting is required for transactions that are not in the ordinary course of business. However, as permitted by statute, the proposed articles of association of Fresenius Medical Care KGaA permit such decisions to be made by Management AG as general partner without the consent of the KGaA shareholders primarily for the following reasons:

•	It is difficult to clearly distinguish between transactions that are in the ordinary course of business and those that are not, and consequently the distinction is rather uncertain under German law;

•	The convening of a general meeting to obtain consent to individual transactions entails substantial organizational effort and expense; and

•	Potential lawsuits challenging transactions or resolutions could paralyze a partnership limited by shares for a long time.
      The negation of the statutory restrictions on the authority of Management AG as general partner is intended to replicate governance arrangements in Fresenius Medical Care AG, in which the shareholders of Fresenius Medical Care AG do not presently have any such veto right regarding determinations of the management board. This does not affect the general meeting’s right of approval with regard to measures of unusual significance, such as a sale of a substantial part of a company’s assets, as developed in German Federal Supreme Court decisions.
      The relationship between the supervisory board and management board of Management AG is comparable to the existing governance provisions at Fresenius Medical Care AG. In particular, under the articles of association of Management AG, the same transactions are subject to the consent of the supervisory board of Management AG as currently require the consent of the supervisory board of Fresenius Medical Care AG. These transactions include, among others:

•	The acquisition, disposal and encumbrance of real property if the value or the amount to be secured exceeds a specified threshold;

•	The acquisition, formation, disposal or encumbrance of an equity participation in other enterprises if the value of the transaction exceeds a specified threshold;

•	The adoption of new or the abandonment of existing lines of business or establishments; and

•	Certain inter-company legal transactions.
      At the moment the management board of Management AG consists only of Mr. Lawrence A. Rosen, who is also a member of our management board. The supervisory board consists of Dr. Ulf M. Schneider, Dr. Dieter Schenk and Prof. Dr. Bernd Fahrholz, who are also members of our supervisory board. We intend that the present members of the management board of Fresenius Medical Care AG shall become the entire management board of the general partner after the transformation of legal form. The supervisory boards of Fresenius Medical Care KGaA and of Management AG shall consist to a large extent of the same persons, and therefore consist principally of the same persons as our present supervisory board.

Supervisory Board
      The supervisory board of a KGaA is similar in certain respects to the supervisory board of a stock corporation. Like the supervisory board of a stock corporation, the supervisory board of a KGaA is under an obligation to oversee the management of the business of the Company. However, the supervisory board is not usually entitled to issue rules of procedure for the management board or to specify types of business management measures that require its consent. The supervisory board is elected by the KGaA shareholders at the general meeting. Shares in the KGaA held by the general partner or its affiliated companies are not entitled to vote for the election of the supervisory board members of the KGaA. Accordingly, Fresenius AG will not be entitled to vote its shares for the election of Fresenius Medical Care KGaA’s supervisory board. In theory, this means that Fresenius AG will have no influence on the composition of the supervisory board of Fresenius Medical Care KGaA, and that the change in legal form into Fresenius Medical Care KGaA entails an increase in the control rights for the outside shareholders.
      However, under the articles of association of Fresenius Medical Care KGaA, a resolution for the election of members of the supervisory board will require the affirmative vote of 75% of the votes cast at the general meeting. Such a high vote requirement could be difficult to achieve, which could result in the court appointment of members to the supervisory board after the end of the terms of the members initially in office at the time the transformation becomes effective. In addition, because (i) the current members of the Fresenius Medical Care AG supervisory board will initially continue as the members of the supervisory board of Fresenius Medical Care KGaA (except for Dr. Ulf M. Schneider) and (ii) in the future, the Fresenius Medical Care KGaA supervisory board will propose future nominees for election to its supervisory board (subject to the right of shareholders to make nominations), Fresenius AG is likely to retain certain influence over the selection of the supervisory board of Fresenius Medical Care KGaA. The supervisory board of Fresenius Medical Care KGaA will have less power and scope for influence than the supervisory board of the Company as a stock corporation. The supervisory board of Fresenius Medical Care KGaA is not entitled to appoint the general partner or its executive bodies. Nor may the supervisory board subject the management measures of the general partner to its consent, or issue rules of procedure for the general partner. The KGaA shareholders will approve Fresenius Medical Care KGaA’s annual financial statements at the general meeting. Except for making a recommendation to the general meeting regarding such approval, this matter is not within the competence of the supervisory board.

General Meeting
      The general meeting is the resolution body of the KGaA shareholders. Among other matters, the general meeting of a KGaA will approve its annual financial statements. The internal procedure of the general meeting corresponds to that of the general meeting of a stock corporation. The agenda for the general meeting is fixed by the general partner and the KGaA supervisory board except that the general partner cannot propose nominees for election as members of the KGaA supervisory board or proposals for the Company auditors. Any proposals for the election of members of the supervisory board that are proposed by the supervisory board at the general meeting are non-binding. Any shareholder may submit his or her proposal. To the extent that shareholders whose holdings in the aggregate equal or exceed 10% of the share capital represented at the meeting so request, the general meeting has to vote on the nominees of such shareholders prior to voting on the nominees proposed by the supervisory board.
      The transformation itself does not affect voting rights or required votes at the general meeting. However, if relative few preference shares are converted into ordinary shares, Fresenius AG will lose its voting majority at the general meeting of Fresenius Medical Care KGaA. It is possible, therefore, that after the transformation and the conversion, resolutions of the general meeting could be adopted over the objection of Fresenius AG or that resolutions supported by Fresenius AG could be defeated. However, under German law, resolutions may be adopted by the vote of a majority of the shares present at the meeting. Therefore, even if substantially all of our preference shares are converted into ordinary shares, as long as less than approximately 73.7% of our shares are present at a meeting, Fresenius AG will continue to possess a controlling vote on most matters presented to the shareholders, other than election of the supervisory board and the matters subject to a ban on voting as set forth below, at least until we issue additional ordinary shares in a capital increase in which Fresenius AG does not participate.
      After the transformation, Fresenius AG will be subject to various bans on voting at general meetings due to its ownership of the general partner. Fresenius AG will be banned from voting on resolutions concerning the election and removal from office of the supervisory board, ratification of the actions of the general partner and members of the supervisory board, the appointment of special auditors, the assertion of compensation claims against members of the executive bodies, the waiver of compensation claims, and the selection of auditors of the annual financial statements.
      Certain matters requiring a resolution at the general meeting will also require the consent of the general partner after the transformation, such as amendments to the articles of association, consent to inter-company agreements, dissolution of the partnership limited by shares, mergers, a change in the legal form of the partnership limited by shares and other fundamental changes. The general partner will therefore have a veto right on these matters. Annual financial statements will be subject to approval by both the KGaA shareholders and the general partner.

The Articles of Association of Fresenius Medical Care KGaA
      The proposed articles of association of Fresenius Medical Care KGaA are based on our current articles of association, particularly with respect to capital structure, the supervisory board and the general meeting. Other parts of the proposed articles of association, such as provisions dealing with management of the KGaA, have been adjusted to the new legal form. Certain material provisions of the articles of association are explained below, especially variations from our current articles of association. The following summary is qualified in its entirety by reference to the complete proposed form of articles of association of Fresenius Medical Care KGaA, an English translation of which is attached as Appendix A.

General Provisions
      The general provisions of the proposed articles of association are essentially based upon our current articles of association. For the sake of clarity they provide that neither the publication of abbreviated English versions of invitations to the general meetings nor other announcements constitute a prerequisite for the validity of such announcements.

Share Capital and Shares
      The authorized capital of the proposed articles of association of Fresenius Medical Care KGaA provides for ordinary shares, in contrast to the provisions in our current articles of association, under which all authorized but unissued shares are preference shares. The conditional capital of Fresenius Medical Care KGaA includes both preference shares and ordinary shares. The amounts in the proposed articles of association, especially regarding the division between preference shares and ordinary shares, will be adjusted by the supervisory board to reflect the final results of the conversion of preference shares into ordinary shares and with respect to the participation of stock option holders when the stock option schemes under our employee participation programs are converted.

Organization of the Company
      The provisions relating to the management board in our current articles of association will be replaced in the proposed articles of association of Fresenius Medical Care KGaA by new provisions relating to the general partner of Fresenius Medical Care KGaA. The general partner will be Management AG with its registered office in Hof an der Saale. Management AG will not make a capital contribution to the partnership and will not participate in the profit or loss of the partnership limited by shares.
      Under the proposed articles of association, possession of the power to control management of the KGaA through ownership of the general partner is conditioned upon ownership of a specific minimum portion of our share capital. Under German law, Fresenius AG could significantly reduce its holdings in our share capital while at the same time retaining its control over us through ownership of the general partner. Under our current capital structure, a shareholder must hold more than 50% of our ordinary shares, to exercise a controlling influence. If half our share capital were issued as preference shares (the maximum permissible by law), such controlling interest would represent 25% of our total share capital. This absolute threshold of 25% of the total share capital is the basis for the provision in the proposed articles of association of Fresenius Medical Care KGaA requiring that a parent company within the group hold an interest of more than 25% of the share capital of Fresenius Medical Care KGaA. As a result, the general partner will be required to withdraw from the KGaA if its shareholder no longer holds, directly or indirectly, more than 25% of the share capital of Fresenius Medical Care KGaA. The effect of this provision is that the parent company within the group may not reduce its capital participation in Fresenius Medical Care KGaA below such amount without causing the withdrawal of the general partner. However, the articles of association also permit a transfer of all shares in the general partner to us, which would have the same effect as withdrawal of the general partner.
      In addition, our articles of association provide that the general partner must withdraw if the shares of the general partner are acquired by a person who does not make an offer under the German Takeover Act to acquire the shares of our other shareholders within three months of the acquisition of the general partner. The consideration to be offered to shareholders must include any portion of the consideration paid for the general partner’s shares in excess of the general partner’s equity capital, even if the parties to the sale allocate the premium solely to the general partner’s shares. Our proposed articles of association provide that the general partner can be acquired only by a purchaser who at the same time acquires more than 25% of the KGaA’s share capital. Thus, this provision would trigger a takeover offer at a lower threshold than the German Takeover Act, which requires that a person who acquires at least 30% of a company’s shares make an offer to all shareholders. The provision will enable shareholders to participate in any potential control premium payable for the shares of the general partner, although the obligations to make the purchase offer and extend the control premium to shareholders could also have the effect of discouraging a change of control.
      In the event that the general partner withdraws from the partnership as described above or for other reasons, the proposed articles of association provide for continuation of the partnership as a so-called “unified KGaA” (Einheits-KGaA), i.e., a KGaA in which the general partner is a wholly-owned subsidiary of the KGaA. Upon the coming into existence of a “unified KGaA,” the Fresenius Medical Care KGaA shareholders would ultimately be restored to the status as shareholders in a stock corporation, since the shareholding rights in the general partner would be exercised by the KGaA supervisory board pursuant to the proposed articles of association. If the KGaA is continued as a “unified KGaA”, an extraordinary or the next ordinary general meeting would vote on a change in the legal form of the partnership limited by shares into a stock corporation. The change of legal form back to the stock corporation is facilitated in this case, because the articles of association provide for a simple majority vote and because the general partner is obligated to consent to the transformation of legal form.
      The general partner of Fresenius Medical Care KGaA will conduct its business and will represent Fresenius Medical Care KGaA in external relations. However, the Company will be represented by its supervisory board in transactions with its general partner. The general meeting will not be entitled to vote on business measures which are outside the ordinary course of business. Our current articles of association do not include a right to vote on such matters and we intend to include a provision in the articles of association of Fresenius Medical Care KGaA which excludes such right. This does not affect the general meeting’s right of approval with regard to measures of unusual significance, such as a sale of a substantial part of a company’s assets, as developed in German Federal Supreme Court decisions.
      The general partner must be compensated by the partnership for all outlays in connection with conducting the business of the partnership, including the compensation of members of the management board and the supervisory board. Fresenius Medical Care KGaA itself is to bear all expenses of its administration. Management AG is to devote itself exclusively to the management of Fresenius Medical Care KGaA. In addition, the general partner will receive compensation amounting to 4% of its capital for assuming the liability and the management of the KGaA. This payment constitutes a guaranteed return on Fresenius AG’s investment in the share capital of Management AG, which will amount to €60,000 per annum. This payment is required for tax reasons, to avoid a constructive dividend by the general partner to Fresenius AG in the amount of reasonable compensation for undertaking liability for the obligations of the KGaA.
      The proposed articles of association of Fresenius Medical Care KGaA do not contain a list of business management measures which require the consent of its supervisory board. Due to the legal differences between a stock corporation and a KGaA, the supervisory board of Fresenius Medical Care KGaA will not be entitled to create or enact such a list.
      The provisions of the proposed articles of association of Fresenius Medical Care KGaA on the general meeting correspond for the most part to the provisions of our current articles of association. In anticipation of certain forthcoming amendments to the German Stock Corporation Act through the Act on Corporate Integrity and Modernization of the Law on Shareholder Claims, the articles provide that from the outset of the general meeting the chairperson may place a reasonable time limit on the shareholders’ right to speak and ask questions, insofar as is permitted by law. This provision will not take effect until the corresponding amendment to the German Stock Corporation Act becomes effective.
      The proposed articles of association provide that to the extent legally required, the general partner must declare or refuse its consent to resolutions adopted by the meeting directly at the general meeting.

Annual Financial Statement and Allocation of Profits
      The proposed articles of association of Fresenius Medical Care KGaA on rendering of accounts require that the annual financial statement and allocation of profits of Fresenius Medical Care KGaA be submitted for approval to the general meeting of the KGaA.
      Corresponding to the current situation with Fresenius Medical Care AG, the articles of association provide that Management AG is authorized to transfer up to a maximum of half of the annual surplus of Fresenius Medical Care KGaA to other retained earnings when setting up the annual financial statements.

Miscellaneous
      The proposed articles of association of Fresenius Medical Care KGaA also contain a safeguard clause in case a provision in the articles of association should subsequently prove to be invalid in whole or in part or subsequently loses its validity. In this case, the remaining provisions of the articles of association will remain unaffected and a provision is to apply which best fits the meaning and purpose of the articles of association.

Articles of Association of Management AG
      The articles of association of Management AG are expected to be based essentially on our existing articles of association. In particular, the current provisions of our articles of association on relations between our management board and our supervisory board will be incorporated into the new articles of association of Management AG. The amount of Management AG’s share capital will be EUR 1,500,000 to be issued as 1,500,000 registered shares without par value. By law, notice of any transfer of Management AG’s shares must be provided to the management board of Management AG in order for the transferee to be recognized as a new shareholder by Management AG.
Accounting Treatment

Conversion of Our Preference Shares into Ordinary Shares
      Our preference shareholders participating in the conversion will be required to pay a premium to convert their preference shares into ordinary shares on a one-to-one basis. The conversion premium has been calculated as a percentage of the difference between the weighted average stock exchange price of the ordinary shares and the weighted average stock exchange price of the preference shares on the Frankfurt Stock Exchange as calculated for the three month period prior to our first announcement of the conversion and the transformation. The conversion premium will be placed in our capital reserves without affecting our statement of operations. The amount of our subscribed capital will not be affected by the conversion. The total number of shares of both classes, issued, i.e. the aggregate number of ordinary shares and preference shares, will remain unchanged. However, the conversion of our preference shares is expected to have an impact on the earnings (or loss) per share available to the holders of our ordinary shares upon conversion of our preference shares into ordinary shares.

Conversion of the Interests Held and Related Adjustments under the Employee Participation Programs
      Our proposed offer to convert the interests held under the terms of various employee participation programs is expected to result in a new measurement date for the intrinsic value of awards issued in exchange for the awards converted and may result in variable accounting in interim and annual periods subsequent to the conversion of the award in accordance with the regulations set forth in Accounting Principles Board Opinion No. 25. The Financial Accounting Standards Board issued its final standard on accounting for share-based payments, Statements of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment (“SFAS 123R”), that requires companies to expense the cost of employee stock options and similar awards. SFAS 123R requires determining the cost that will be measured at fair value on the date of the share-based payment awards based upon an estimate of the number of awards expected to vest. We are obliged to adopt SFAS 123R no later than the beginning of 2006.

Transformation of Legal Form
      The transformation of our legal form from a stock corporation into a partnership limited by shares will not represent a transaction that would result in measurement of the fair value of the shares of the KGaA. The carrying amounts of the assets and liabilities on our books will be carried over to the books of Fresenius Medical Care KGaA without adjustment as a result of the transformation of the legal form. We will pay the costs of the transformation transaction, including the costs of soliciting shareholder approval of the transformation and conversion proposals. Such costs, estimated to be approximately, €7,500,000.00 will be expensed under both U.S. and German GAAP. This estimate includes formation costs, audit costs specifically relating to the formation, the cost of required publications (in Germany and the United States), costs of the extraordinary general meeting, notary fees, court costs, stock exchange listing fees, costs of preparing, reviewing and printing the German stock exchange listing prospectus and the costs of external advisors (including the fees of investment bankers, counsel and accountants in Germany and the United States).
Appraisal Rights
      The holders of preference shares and ordinary shares do not have any appraisal rights in connection with the transformation under German law. The German Stock Corporation Act provides expressly that no offer of compensation to shareholders is required in connection with a transformation from a stock corporation (AG) to a partnership limited by shares (KGaA). Under German law, an action may be brought to set aside a resolution of the shareholders’ general meeting based on a violation of law or the articles of association. Any such action must be commenced within one month after adoption of the resolution.
United States Federal Securities Laws Consequences
      The transformation of our ordinary shares and preference shares held by United States persons into ordinary shares and preference shares of Fresenius Medical Care KGaA has been registered under the United States Securities Act of 1933, as amended. Shares of Fresenius Medical Care KGaA held by persons who may be deemed “affiliates” of the Company may be sold by such persons only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration under the Securities Act, or in transactions that are exempt from registration under the Securities Act including the exemption for “offshore transactions” pursuant to Regulation S under the Securities Act. Rule 145 provides, in general, that our ordinary and preference shares may be sold by an affiliate only if there is available adequate public information with respect to the Company for the period specified in Rule 145 and only if (a) the number of shares sold within any three-month period does not exceed the greater of (i) 1% of the total number of outstanding shares of the applicable class, (ii) the average weekly trading volume of such shares on the New York Stock Exchange during the four calendar weeks immediately preceding the date on which notice of the sales is filed with the SEC or (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system during such four-week period, (b) certain “current public information” is available regarding our Company (that information will be available as long as we continue to file annual reports and furnish other periodic reports with the SEC), and (c) the shares are sold in transactions directly with a “market maker” or in “brokers’ transactions” within the meaning of Rule 144 under the Securities Act.
      The foregoing discussion applies solely to the ordinary shares and preference shares of Fresenius Medical Care KGaA which may be deemed to be issued in connection with the transformation of the legal form, and not the ordinary shares of Fresenius Medical Care KGaA that are expected to be offered in connection with the conversion of preference shares into ordinary shares. THIS INFORMATION STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ORDINARY SHARES UPON CONVERSION OF PREFERENCE SHARES OR A SOLICITATION OF OFFERS TO CONVERT PREFERENCE SHARES INTO ORDINARY SHARES. ANY SUCH OFFER WILL BE MADE ONLY BY A SEPARATE PROSPECTUS TO BE DISTRIBUTED FOLLOWING THE SHAREHOLDER MEETINGS.
INTERESTS OF CERTAIN PERSONS IN THE CONVERSION AND TRANSFORMATION
Interest of Fresenius AG
      Fresenius AG currently holds approximately 35.53 million of our ordinary shares, constituting approximately 50.8% of our outstanding ordinary shares. As the holder of a majority of our voting shares, Fresenius AG is in a position to determine the results of general meeting resolutions which require only a simple majority, without regard to the vote of or attendance by other shareholders. This applies, for example, to resolutions on the election of members to the supervisory board and the appointment of our auditors. We are therefore controlled by Fresenius AG.
      Because of its majority voting rights, Fresenius AG is entitled and obliged to consolidate our financial statements completely in its group financial statements. The ability to consolidate is of major significance for Fresenius AG because it provides comparable group financial statements on a consistent basis and capital markets transparency. If the conversion of preference shares into ordinary shares were implemented without the transformation and Fresenius AG acquiring the general partner interest, even a minimal participation of the preference shareholders in the conversion process would lead to Fresenius AG losing its voting majority in our general meeting. Consequently, Fresenius AG would no longer be entitled to fully consolidate our financial statements in its own financial statements, since it would no longer control us. As a result, Fresenius AG would be adversely affected by the conversion and dilution of its voting rights in a manner that differs from the effects on other ordinary shareholders. The benefits to the other ordinary shareholders that arise from the conversion, such as potentially increased liquidity and termination of the dividend preference, would not fully compensate Fresenius AG, since Fresenius AG does not presently intend to reduce its shareholdings. Fresenius AG has informed us that it is willing to implement the conversion of our outstanding preference shares only in conjunction with the transformation of Fresenius Medical Care AG into Fresenius Medical Care KGaA and acquisition of the general partnership interest in Fresenius Medical Care KGaA, which will enable it to continue to control us and to continue to consolidate our financial statements in its financial statements. However, if our preference shareholders do not approve the conversion or if the conversion is delayed by potential legal disputes, we will nevertheless complete the transformation.
      Maintenance of its controlling influence on us is also an important component of Fresenius AG’s business philosophy. Fresenius AG and the Else Kröner-Fresenius Stiftung, a charitable foundation into which the Fresenius Group was incorporated by inheritance and which holds a majority of the ordinary shares of Fresenius AG, consider themselves obligated by the testamentary disposition of the founder, which provides that the business of the Fresenius Group of companies should remain and continue together as long as possible. The dialysis business now operated by us was a significant business division of the Fresenius Group of companies at the time of the testamentary deposition to the Else Kröner-Fresenius Stiftung. Accordingly, both Fresenius AG and its controlling shareholder, the Else Kröner-Fresenius

Stiftung, believe that we should continue to be an integral part of the Fresenius Group under the control of Fresenius AG.
      In addition to retaining its control of us, the various transactions and relationships to which Fresenius AG and we are parties will continue in effect after the transformation. For information with respect to such matters, see “Major Shareholders and Related Party Transactions — Related Party Transaction” in our 2004 Form 20-F.
      Under the proposed articles of association of Fresenius Medical Care KGaA, Fresenius AG will receive a guaranteed return on its capital investment in the general partner. See “The Conversion and Transformation — The Legal Structure of Fresenius Medical Care KGaA — The Articles of Association of Fresenius Medical Care KGaA.”
Interest of the Management Board and the Supervisory Board
      The members of our management board will become the members of the management board of the general partner. Their service contracts and compensation arrangements will contain the same terms and conditions after the transformation. The KGaA will reimburse the general partner for its expenses in connection with the management and administration of the partnership, including compensation paid to the general partner’s management board.
      All or most of the members of our supervisory board will become the members of the general partner’s supervisory board and (other than Dr. Ulf M. Schneider) will also become the members of the supervisory board of the KGaA. At our general meeting in May 2005, our articles of association were amended to increase the compensation of the members of our supervisory board. The members of our supervisory board will receive additional remuneration for their service on the supervisory board of the general partner. However, our articles of association and those of Management AG provide that if a person is a member of the supervisory board of Fresenius Medical Care KGaA and of the supervisory board of Management AG and receives compensation for such service from Fresenius Medical Care KGaA and from Management AG, both his fixed fee compensation as a member of the supervisory board of the KGaA and his fixed fee compensation as a member of the supervisory board of Management AG will be reduced by half. As a result, those persons who are members of both supervisory boards receive the fixed fee remuneration provided in the articles of association only once. The same rule shall apply if the chairman or deputy chairman of our supervisory board also serves as the chairman or deputy chairman, respectively, of Management AG. In addition, a person who serves simultaneously as deputy chairman of our supervisory board and as chairman of the supervisory board of Management AG, or as deputy chairman of the supervisory board of Management AG and chairman of our supervisory board, will be compensated only for service as chairman of the applicable supervisory board.

CERTAIN TAX CONSEQUENCES
      The discussion below is a summary of certain United States federal and German tax consequences generally applicable to U.S. holders (as defined below) of the receipt and ownership of ADSs representing preference shares and ordinary shares of Fresenius Medical Care KGaA. A U.S. holder is

•	any citizen or resident of the U.S.;

•	a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of source of income.
      This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, Internal Revenue Service rulings, interpretations and judicial decisions, and German tax law, as currently in effect. All of these statutes, regulations and interpretations are subject to change at any time. Any change may be applied retroactively to the transactions described herein.
      The discussion below is not a complete analysis of all of the potential U.S. federal and German tax consequences of receiving and holding ADSs of Fresenius Medical Care KGaA. In addition, the U.S. federal and German tax consequences to particular U.S. holders, such as insurance companies, tax-exempt entities, investors holding ADSs through partnerships or other fiscally transparent entities, investors liable for the alternative minimum tax, investors that hold ADSs as part of a straddle or a hedge, investors whose functional currency is not the U.S. dollar, financial institutions and dealers in securities, and to non-U.S. holders may be different from that discussed herein. Investors should consult their own tax advisors with respect to the particular United States federal and German tax consequences applicable to receiving and holding ADSs of Fresenius Medical Care KGaA.
German Tax Consequences of the Transformation
      We have received a tax opinion from Nörr Stiefenhofer Lutz • Partnerschaft, which has been filed as an exhibit to the registration statement that includes this prospectus, on the basis of the facts, assumptions, representations and covenants all of which must be true and accurate in all respects as of the effective time of the transformation. The tax opinion may be summarized as follows:

Consequences to the Company
      We will not recognize any gain or loss upon consummation of the transformation, because no assets will be transferred and no special provisions as to taxation are applicable. Because our existing shareholders will become shareholders of Fresenius Medical Care KGaA and will not take the position of general partners, no system change from a capital corporation into a partnership will occur for tax purposes. The transformation of our legal form into a KGaA does not involve a transfer of assets and therefore value added tax is not payable. Because the transformation of legal form does not involve a change of legal entity, no real estate transfer tax arises. As the transformation does not result in an assignment of assets by us, it does not result in either a detrimental change of shareholders in subsidiary partnerships which would be subject to real estate transfer tax or a detrimental transfer of shareholdings which would also be subject to real estate transfer tax.
      The conversion and the transformation may result in the termination of the existing VAT tax group between us and Fresenius AG. After the conversion and the transformation and possibly without having a VAT tax group in place between Fresenius Medical Care KGaA and Fresenius AG, there should be no material adverse VAT consequences.

Consequences to Shareholders
      Because the transformation of our legal form into a KGaA does not constitute a sale, our shareholders will not realize any capital gain. Our shareholders who reflect their shareholdings in us on their balance sheets will continue to do so with respect to their holdings in Fresenius Medical Care KGaA.

      A tax opinion of counsel represents counsel’s best legal judgment and is not binding on the German tax authorities or any court. No ruling has been or will be sought from the German tax authorities as to the tax consequences of the transformation. No assurance can be given that a position contrary to that expressed in the tax opinion will not be asserted by the German tax authorities and, ultimately sustained by a court.
German Tax Consequences of the Conversion

Consequences to the Company
      Under German income tax law, the conversion of preference shares into ordinary shares and the discounted premium payments should be tax neutral for the Company. The premium payments will be shown in our contribution account for tax purposes.

Consequences to the Shareholders
      Under German income tax law, the conversion of our outstanding preference shares into ordinary shares and the discounted premium payments should not have a tax effect for our shareholders. The conversion premium payable by shareholders will constitute subsequent costs of acquisition for the ordinary shares.
U.S. Tax Consequences of the Transformation
      It is anticipated that the transformation will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have received a legal opinion from O’Melveny & Myers LLP, which has been filed as an exhibit to the registration statement that includes this prospectus, to the effect that, on the basis of the facts, assumptions, representations, and covenants set forth or referred to therein, all of which must be true and accurate in all respects as of the effective time of the transformation, the transformation will be a reorganization within the meaning of Section 368(a) of the Code. The remainder of the discussion assumes that the transformation qualifies as a reorganization within the meaning of Section 368(a) of the Code.
      U.S. holders of our ADSs will not recognize gain or loss upon their receipt of ADSs of Fresenius Medical Care KGaA solely in exchange for their ADSs of Fresenius Medical Care AG. The aggregate tax basis of Fresenius Medical Care KGaA ADSs received in the transformation will be the same as the aggregate tax basis of the Fresenius Medical Care AG ADSs surrendered therefor. The holding period of the Fresenius Medical Care KGaA ADSs will include the holding period of the Fresenius Medical Care AG ADSs exchanged therefor.
      Non-U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon their receipt of Fresenius Medical Care KGaA ADSs in exchange for Fresenius Medical Care AG ADSs pursuant to the transformation.
      An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the transformation, and no authority exists directly on point. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in the opinion stated or referred to herein or that a court would not sustain such a challenge.
U.S. and German Tax Consequences of Holding ADSs

Tax Treatment of Dividends
      Currently, German corporations are required to withhold tax on dividends paid to resident and non-resident shareholders. The required withholding rate applicable is 20% plus a solidarity surcharge of 5.5% thereon, equal to 1.1% of the gross dividend (i.e., 5.5% of the 20% tax). Accordingly, a total German withholding tax of 21.1% of the gross dividend is required. A partial refund of this withholding tax can be obtained by U.S. holders under the U.S.-German Tax Treaty. For U.S. federal income tax purposes, U.S. holders are taxable on dividends paid by German corporations subject to a foreign tax credit for certain German income taxes paid. The amount of the refund of German withholding tax and the determination of the foreign tax credit allowable against U.S. federal income tax depend on whether the U.S. holder is a corporation owning at least 10% of the voting stock of the German corporation.

      In the case of any U.S. holder, other than a U.S. corporation owning our ADSs representing at least 10% of our outstanding voting stock, the German withholding tax is partially refunded under the U.S.-German Tax Treaty to reduce the withholding tax to 15% of the gross amount of the dividend. Thus, for each $100 of gross dividend that we pay to a U.S. holder, other than a U.S. corporation owning our ADSs representing at least 10% of our outstanding voting stock, the dividend after partial refund of $6.10 of the $21.10 withholding tax under the U.S.-German Tax Treaty will be subject to a German withholding tax of $15. For U.S. foreign tax credit purposes, the U.S. holder would report dividend income of $100 (to the extent paid out of current and accumulated earnings and profits) and foreign taxes paid of $15, for purposes of calculating the foreign tax credit or the deduction for taxes paid.
      Subject to certain exceptions, dividends received by a non-corporate U.S. holder will be subject to a maximum U.S. federal income tax rate of 15%. The lower rate applies to dividends only if the ADSs in respect of which such dividend is paid have been held by you for at least 61 days during the 121 day period beginning 60 days before the ex-dividend date. Periods during which you hedge a position in our ADSs or related property may not count for purposes of the holding period test. The dividends would also not be eligible for the lower rate if you elect to take dividends into account as investment income for purposes of limitations on deductions for investment income. U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend rate in light of their own particular circumstances.
      In the case of a corporate U.S. holder owning our ADSs representing at least 10% of our outstanding voting stock, the 21.1% German withholding tax is reduced under the U.S.-German Tax Treaty to 5% of the gross amount of the dividend. Such a corporate U.S. holder may, therefore, apply for a refund of German withholding tax in the amount of 16.1% of the gross amount of the dividends. A corporate U.S. holder will generally not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.
      Subject to certain complex limitations, a U.S. holder is generally entitled to a foreign tax credit equal to the portion of the withholding tax that cannot be refunded under the U.S.-German Tax Treaty.
      Dividends paid in Euros to a U.S. holder of ADSs will be included in income in a dollar amount calculated by reference to the exchange rate in effect on the date the dividends, including the deemed refund of German corporate tax, are included in income by such a U.S. holder. If dividends paid in Euros are converted into dollars on the date included in income, U.S. holders generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.
      Under the U.S.-German Tax Treaty the refund of German tax, including the withholding tax, Treaty payment and solidarity surcharge, will not be granted when the ADSs are part of the business property of a U.S. holder’s permanent establishment located in Germany or are part of the assets of an individual U.S. holder’s fixed base located in Germany and used for the performance of independent personal services. But then withholding tax and solidarity surcharge may be credited against German income tax liability.

Refund Procedures
      To claim a refund under the U.S.-German Tax Treaty, the U.S. holder must submit a claim for refund to the German tax authorities, with the original bank voucher, or certified copy thereof issued by the paying entity documenting the tax withheld within four years from the end of the calendar year in which the dividend is received. Claims for refund are made on a special German claim for refund form, which must be filed with the German tax authorities: Bundesamt für Finanzen, 53221 Bonn-Beuel, Germany. The claim refund forms may be obtained from the German tax authorities at the same address where the applications are filed, or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998, or from the Office of International Operations, Internal Revenue Service, 1325 K Street, N.W., Washington, D.C. 20225, Attention: Taxpayer Service Division, Room 900 or can be downloaded from the homepage of the Bundesamt für Finanzen (www.bff-online.de).

      U.S. holders must also submit to the German tax authorities certification of their last filed U.S. federal income tax return. Certification is obtained from the office of the Director of the Internal Revenue Service Center by filing a request for certification with the Internal Revenue Service Center, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification are to be made in writing and must include the U.S. holder’s name, address, phone number, social security number or employer identification number, tax return form number, and tax period for which certification is requested. The Internal Revenue Service will send the certification back to the U.S. holder for filing with the German tax authorities.
      U.S. holders of ADSs who receive a refund attributable to reduced withholding taxes under the U.S.-German Tax Treaty may be required to recognize foreign currency gain or loss, which will be treated as ordinary income or loss, to the extent that the dollar value of the refund received by the U.S. holders differs from the dollar equivalent of the refund on the date the dividend on which such withholding taxes were imposed was received by the depositary or the U.S. holder, as the case may be.

Taxation of Capital Gains
      Under the U.S.-German Tax Treaty, a U.S. holder who is not a resident of Germany for German tax purposes will not be liable for German tax on capital gains realized or accrued on the sale or other disposition of ADSs unless the ADSs are part of the business property of a permanent establishment located in Germany or are part of the assets of a fixed base of an individual located in Germany and used for the performance of independent personal services.
      Upon a sale or other disposition of the ADSs, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. holder’s tax basis in the ADSs. Such gain or loss will generally be capital gain or loss if the ADSs are held by the U.S. holder as a capital asset, and will be long-term capital gain or loss if the U.S. holder’s holding period for the ADSs exceeds one year. Individual U.S. holders are generally taxed at a maximum 15% rate on net long-term capital gains.

Gift and Inheritance Taxes
      The U.S.-Germany estate, inheritance and gift tax treaty provides that an individual whose domicile is determined to be in the U.S. for purposes of such treaty will not be subject to German inheritance and gift tax, the equivalent of the U.S. federal estate and gift tax, on the individual’s death or making of a gift unless the ADSs are part of the business property of a permanent establishment located in Germany or are part of the assets of a fixed base of an individual located in Germany and used for the performance of independent personal services. An individual’s domicile in the U.S., however, does not prevent imposition of German inheritance and gift tax with respect to an heir, donee, or other beneficiary who is domiciled in Germany at the time the individual died or the gift was made.
      Such treaty also provides a credit against U.S. federal estate and gift tax liability for the amount of inheritance and gift tax paid in Germany, subject to certain limitations, in a case where ADSs are subject to German inheritance or gift tax and U.S. federal estate or gift tax.

Other German Taxes
      There are no German transfer, stamp or other similar taxes that would apply to U.S. holders who purchase or sell ADSs.

United States Information Reporting and Backup Withholding
      Dividends and payments of the proceeds on a sale of ADSs, paid within the United States or through U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless you (1) are a corporation or other exempt recipient or (2) provide a taxpayer identification number and certify (on Internal Revenue Service Form W-9) that no loss of exemption from backup withholding has occurred.
      Non-U.S. shareholders are not U.S. persons generally subject to information reporting or backup withholding. However, a non-U.S. holder may be required to provide a certification (generally on Internal Revenue Service Form W-8BEN) of its non-U.S. status in connection with payments received in the United States or through a U.S.-related financial intermediary.
DESCRIPTION OF THE SHARES OF FRESENIUS MEDICAL CARE AG & CO. KGaA
      The following description of the capital shares of Fresenius Medical Care KGaA describes the material terms of our bearer ordinary shares and our bearer non-voting preference shares, but does not purport to be complete and is qualified in its entirety by reference to the form of articles of association of Fresenius Medical Care KGaA to be approved at the extraordinary general meeting in connection with the proposal to approve the transformation. An English translation of the form of articles of association of Fresenius Medical Care KGaA is annexed as Appendix A to this information statement/ prospectus. For information with respect to the deposit agreements pursuant to which our shares will be held on behalf of U.S. shareholders who choose to hold such shares in the form of American Depositary Receipts, see “Description of American Depositary Receipts.”
General
      Our present share capital consists of €246,924,300.80, divided into 70,000,000 ordinary shares without par value (Stückaktien) and 26,454,805 non-voting preference shares without par value (Stückaktien). Prior to the conversion offer we intend to make to the holders of our preference shares, our share capital will consist of €246,924,300.80, plus €2.56 per share for each additional non-voting preference share issued after July 19, 2005 upon the exercise of options under our stock option plans. If the holders of all of our outstanding preference shares accept the proposed conversion offer in accordance with the terms of the offer when we make it, the share capital of Fresenius Medical Care KGaA will consist of €246,924,300.80, plus €2.56 per share for each additional non-voting preference share issued after July 19, 2005, consisting solely of ordinary shares without par value (Stückaktien). All Fresenius Medical Care KGaA shares will be in bearer form. We may issue share certificates in global form (Sammelurkunden). Shareholders are not entitled to have their shareholdings issued in certificated form. All shares of Fresenius Medical Care KGaA will be freely transferable, subject to any applicable restrictions imposed by the United States Securities Act of 1933, as amended, or other applicable laws.
Authorized Capital
      By resolution of our general meeting of shareholders on May 23, 2001 and May 24, 2005, our management board was authorized, with the approval of the supervisory board, to increase under certain conditions our share capital through the issue of preference shares. Such authorizations are effective until May 22, 2006 and May 23, 2010, respectively. We propose to revoke such authorizations at the extraordinary general meeting.
      Furthermore, we propose for resolution by the extraordinary general meeting that the general partner (the management board prior to the registration of the transformation), will be authorized, with the approval of our supervisory board, to increase, on one or more occasions, our share capital until August 29, 2010 by a maximum amount of EUR 35,000,000 through issue of new ordinary shares against cash contributions, our Authorized Capital I. The general partner will also be entitled, subject to the approval of our supervisory board, to decide on the exclusion of statutory pre-emption rights of the shareholders. However, such an exclusion of pre-emption rights will only be permissible for fractional amounts. The newly issued shares may be taken up by certain credit institutions determined by the general partner if such credit institutions are obliged to offer the shares to the shareholders (indirect pre-emption rights). The general partner will also be entitled, subject to the approval of our supervisory board, to determine further details of the increases of the capital out of our Authorized Capital I.

      In addition, we propose for resolution by the extraordinary general meeting that the general partner (the management board prior to the registration of the transformation), will be authorized, with the approval of our supervisory board, to increase, on one or more occasions, the share capital of our Company until August 29, 2010 by a maximum amount of Euro 25,000,000 through the issue of new ordinary shares against cash contributions or contributions in kind, our Authorized Capital II. The general partner will also be entitled, subject to the approval of our supervisory board, to decide on an exclusion of statutory pre-emption rights of the shareholders. However, such exclusion of pre-emption rights will be permissible only if, (i) in case of a capital increase against cash contributions, the nominal value of the issued shares does not exceed 10% of the nominal share value of Fresenius Medical Care KGaA’s share capital and the issue price for the new shares is at the time of its determination by the general partner not significantly lower than the stock exchange price of the existing listed shares of the same type and with the same rights or, (ii) in case of a capital increase against contributions in kind, the purpose of such increase is to acquire an enterprise, parts of an enterprise or an interest in an enterprise. The general partner will also be entitled, subject to the approval of our supervisory board, to determine further details of the increases of the capital out of our Authorized Capital II.
      For additional information regarding our proposed authorized capital, see “The Meetings — The Conversion and Transformation Proposals.”
Conditional Capital
      Through our employee participation programs, consisting of employee stock option programs and an international employee participation scheme, we have issued convertible bonds and stock option/subscription rights (Bezugsrechte) to employees and the members of the management board of Fresenius Medical Care AG and employees and members of management of affiliated companies that entitle these persons to receive preference shares. With the implementation of the conversion, these programs shall be adjusted to the effect that the conversion rights and subscription rights refer to ordinary shares. We intend to put the participants in those programs in the same economic position in which they would have been without the implementation of the proposed conversion of preference shares into ordinary shares.
      We propose for resolution by the extraordinary general meeting that our share capital be contingently increased through the issue of new non-voting preference shares and, if the conversion is implemented, new ordinary shares. The resolutions authorizing the increases in our share capital can be found under “The Meetings — The Conversion and Transformation Proposals.” The conditional capital increases will be made only to the extent that (i) convertible bonds for no par value shares are issued pursuant to the stock option program approved by the general shareholders’ meeting of September 24, 1996 and insofar as the holders of such convertible bonds exercise their conversion rights, (ii) stock options are granted pursuant to the stock option program approved by the general shareholders’ meetings of June 10, 1998 and of May 30, 2000 and insofar as the owners of such stock options exercise their subscription rights, and/or (iii) convertible bonds for no par value shares are issued pursuant to the international participation scheme for employees approved by the general shareholders’ meeting of May 23, 2001 and insofar as the holders of such convertible bonds exercise their conversion rights. The new non-voting preference shares and the new ordinary shares will participate in the profits as from the beginning of the fiscal year in which they are created as a result of exercise of the conversion rights (in the case of shares issued upon conversion of convertible bonds) or as from the beginning of the fiscal year in which they are issued (in the case of shares issued upon exercise of stock options).
      Depending on the rate of acceptance of the conversion offer among the participants in our employee participation programs, the conditional capital created to cover the convertible bonds and the stock options will change. The supervisory board is therefore authorized to adjust the wording of the proposed amendments to our articles of association, i.e. the number of shares and the division of the share capital between preference shares and ordinary shares, prior to the registration of the resolution on the transformation of legal form with the commercial register, to the extent made necessary by the implementation of the adjustments of these programs and any issue of shares out of existing conditional capital during the period between the extraordinary general meeting and completion of the conversion. The authority granted to the supervisory board includes adjusting the share amounts and Euro amounts set forth in square brackets and completing the blanks in the resolutions set forth under “The Meetings — The Conversion and Transformation Proposals.”
Voting Rights
      Each ordinary share entitles the holder thereof to one vote at general meetings of shareholders of Fresenius Medical Care KGaA. Resolutions are passed at an ordinary general or an extraordinary general meeting of our shareholders by a majority of the votes cast, unless a higher vote is required by law or our articles of association (such as the provisions in the Fresenius Medical Care KGaA articles of association relating to the election of our supervisory board). Fresenius AG as shareholder of the general partner will not by statute be entitled to vote with its ordinary shares in the election or removal of members of the supervisory board, the ratification of the acts of the general partners and members of the supervisory board, the appointment of special auditors, the assertion of compensation claims against members of the executive bodies arising out of the management of the Company, the waiver of compensation claims and the appointment of auditors. In the case of resolutions regarding such matters Fresenius AG’s voting rights may also not be exercised by any other person.
      Our preference shares do not have any voting rights, except as described in this paragraph. If we do not pay the minimum annual dividend payable on the preference shares for any year in the following year, and we do not pay both the dividend arrearage and the dividend payable on the preference shares for such following year in full in the next following year, then the preference shares shall have the same voting rights as the ordinary shares (one vote for each share held or for each three ADSs held) until all preference share dividend arrearages are fully paid up. In addition, holders of preference shares are entitled to vote on most matters affecting their preferential rights, such as changes in the rate of the preferential dividend. Any such vote requires the affirmative vote of 75% of the votes cast in a meeting of holders of preference shares.
Dividend Rights
      The general partner will prepare and submit the annual financial statements for each fiscal year to our supervisory board and will propose any dividends for approval at the annual general meeting of shareholders. Usually, shareholders vote on a recommendation made by management (i.e., the general partner) and the supervisory board as to the amount of dividends to be paid. Any dividends are paid once a year, generally, immediately following our annual general meeting.
      Under German law, dividends may only be paid from our balance sheet profits as determined by our unconsolidated annual financial statements (Bilanzgewinn) as approved by our annual general meeting of shareholders and the general partner. Unlike our consolidated annual financial statements, which are prepared on the basis of accounting principles generally accepted in the United States of America (U.S. GAAP), the unconsolidated annual financial statements referred to above are prepared on the basis of the accounting principles of the German Commercial Code (HGB). Since our ordinary shares and our preference shares that are entitled to dividend payments are held in a clearing system, the dividends will be paid in accordance with the rules of the individual clearing system. We will publish notice of the dividends paid and the appointment of the paying agent or agents for this purpose in the electronic version of the German Federal Gazette (elektronischer Bundesanzeiger).
      In the case of holders of ADRs, the depositary will receive all dividends and distributions on all deposited securities and will, as promptly as practicable, distribute the dividends and distributions to the holders of ADRs entitled to the dividend. See “Description of American Depositary Receipts — Share Dividends and Other Distributions.”
Liquidation Rights
      Our company may be dissolved by a resolution of our general shareholders’ meeting passed with a majority of three quarters of our share capital represented at such general meeting and the approval of the general partner. In accordance with the German Stock Corporation Act (Aktiengesetz), in such a case, any liquidation proceeds remaining after paying all of our liabilities will be distributed among our shareholders in proportion to the total number of shares held by each shareholder. The preference shares are not entitled to a preference in liquidation.
Pre-emption Rights
      Under the German Stock Corporation Act (Aktiengesetz), each shareholder in a stock corporation or partnership limited by shares has a preferential right to subscribe for any issue by that company of shares, debt instruments convertible into shares, e.g. convertible bonds or option bonds, and participating debt instruments, e.g. profit participation rights or participating certificates, in proportion to the number of shares held by that shareholder in the existing share capital of the company. Such pre-emption rights are freely assignable. These rights may also be traded on German stock exchanges within a specified period of time prior to the expiration of the subscription period. Our general shareholders’ meeting may exclude pre-emption rights by passing a resolution with a majority of at least three quarters of our share capital represented at the general meeting at which the resolution to exclude the pre-emption rights is passed. In addition, an exclusion of pre-emption rights requires a report by the general partner justifying the exclusion by explaining why the interest of Fresenius Medical Care KGaA in excluding the pre-emption rights outweighs our shareholders’ interests in receiving such rights. Such justification is not required for any issue of new shares if:

•	we increase our share capital against contributions in cash;

•	the amount of the capital increase does not exceed 10% of our existing share capital; and

•	the issue price is not significantly lower than the price for the shares quoted on a stock exchange.
General Meeting
      Our annual general meeting must be held within the first eight months of each fiscal year at the location of Fresenius Medical Care KGaA’s registered office, or in a German city where a stock exchange is situated or at the location of a registered office of a domestic affiliated company. To attend the general meeting and exercise voting rights, shareholders must deposit their shares no later than on the fifth day before such general shareholders’ meeting with the company, a notary in Germany, or a bank for the central depository of securities (Wertpapiersammelbank) or with any other body designated in the notice of meeting. The deposit must be made during normal business hours and remain in effect until the end of the general shareholders’ meeting. If credit institutions are closed on the last day for deposit, the deposit must be made by the end of the preceding working day of the credit institutions. Shares shall be deemed to have been properly deposited if they are blocked until the end of the general shareholders’ meeting at a credit institution in the name of and with the consent of a depository. Voting rights may be exercised by proxy.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS
      The following description of our American Depositary Receipts discusses American Depositary Receipts evidencing our ordinary ADSs and our preference ADSs. As described below, however, under “Stock Exchange Listing and Trading,” we cannot assure holders of our preference ADSs that, after the conversion and the transformation, the preference ADSs of Fresenius Medical Care KGaA will be eligible for listing on the New York Stock Exchange or that we will be able to maintain an American Depositary Receipt facility for the preference shares of Fresenius Medical Care KGaA.
General
      JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States, is the depositary for our ordinary shares and preference shares. Each American Depositary Share (ADS) represents an ownership interest in one-third of one ordinary share or one-third of one preference share. We deposit the underlying shares with a custodian, as agent of the depositary, under the deposit agreements among ourselves, the depositary and all of the ADS holders of the applicable class. Each ADS also represents any securities, cash or other property deposited with the depositary but not distributed by it directly to ADS holders. The ADSs are evidenced by securities called American depositary receipts or ADRs. An ADR may be issued in either book-entry or certificated form by the depositary. If an ADR is issued in book-entry form, owners will receive periodic statements from the depositary showing their ownership interest in ADSs.
      The depositary’s office is located at 4 New York Plaza, New York, NY 10004, U.S.A.
      An investor may hold ADSs either directly or indirectly through a broker or other financial institution. Investors who hold ADSs directly, by having an ADS registered in their names on the books of the depositary, are ADR holders. This description assumes an investor holds ADSs directly. Investors who hold ADSs through their brokers or financial institution nominees must rely on the procedures of their brokers or financial institutions to assert the rights of an ADR holder described in this section. Investors should consult with their brokers or financial institutions to find out what those procedures are.
      Because the depositary’s nominee will actually be the registered owner of the shares, investors must rely on it to exercise the rights of a shareholder on their behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.
      The deposit agreements establishing the ADR facilities for our ordinary shares and preference shares provide that, upon the conversion, the ordinary shares and preference shares of Fresenius Medical Care KGaA into which our ordinary shares and preference shares held by the depositary will be converted will continue to be treated as “deposited securities” under the respective deposit agreements. As a result, upon registration of the conversion, ADSs representing the right to receive our ordinary shares and preference shares will thereafter represent ADS representing the right to ordinary and preference shares of Fresenius Medical Care KGaA, and ADRs evidencing our ADSs will thereafter evidence Fresenius Medical Care KGaA ADSs. With our consent, however, the depositary may require ADR holders to submit their ADRs and distribute new ADRs that evidence ADS of Fresenius Medical Care KGaA. In the event the depositary elects to do so, holders of our ADRs will be notified by the depositary and provided with instructions to carry out such a conversion. We intend to carry out the conversion in a manner that does not result in a disruption of trading in our ordinary ADSs. Trading in the preference share ADSs is likely to be adversely affected by the conversion if the preference share ADSs are not listed on the New York Stock Exchange, and the lack of such a listing for the preference share ADSs could result in termination of the preference share ADS facility. See “Stock Exchange Listing and Trading.”
      The following is a summary of the material terms of the deposit agreements. Because it is a summary, it does not contain all the information that may be important to investors. Except as specifically noted, the description covers both ordinary ADSs and, if we maintain an American Depositary Receipt facility for the preference shares of Fresenius Medical Care KGaA after the conversion and the transformation, preference ADSs. For more complete information, investors should read the entire applicable deposit agreements and the form of ADR of the relevant class which contains the terms of the ADSs. Investors may obtain a copy of the deposit agreements at the SEC’s Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.
Share Dividends and Other Distributions
      We may make different types of distributions with respect to our ordinary shares and our preference shares. The depositary has agreed to pay to investors the cash dividends or other distributions it or the custodian receives on the shares or other deposited securities, after deducting its expenses. Investors will receive these distributions in proportion to the number of underlying shares of the applicable class their ADSs represent.
      Except as stated below, to the extent the depositary is legally permitted it will deliver distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary shall convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute cash in a practicable manner, and may deduct any taxes or other governmental charges required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and adjustments. In addition, before making a distribution the depositary will deduct any taxes withheld. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, investors may lose some or all of the value of the distribution.

•	Shares. If we make a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing the distributed shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders otherwise entitled to receive fractional ADSs.

•	Rights to receive additional shares. In the case of a distribution of pre-emption rights to subscribe for ordinary shares or preference shares, or other subscription rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish the required evidence or if the depositary determines it is not practical to distribute the rights, the depositary may

•	sell the rights if practicable and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.
      We have no obligation to file a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in order to make any rights available to ADR holders.

•	Other Distributions. If we make a distribution of securities or property other than those described above, the depositary may either:

•	distribute the securities or property in any manner it deems fair and equitable;

•	after consultation with us if practicable, sell the securities or property and distribute any net proceeds in the same way it distributes cash; or

•	hold the distributed property in which case the ADSs will also represent the distributed property.
      Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and handled in accordance with the depositary’s then current practices).
      The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain the items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.
      There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of these transactions can be completed within a specified time period.
Deposit, Withdrawal and Cancellation
      The depositary will issue ADSs if an investor or his broker deposits ordinary shares or preference shares or evidence of rights to receive ordinary shares or preference shares with the custodian. Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.
      The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have the rights that are contained in the deposit agreements. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any additional items are referred to as “deposited securities.”
      Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs of the applicable class in the name of the person entitled to them. The ADR or ADRs will evidence the number of ADSs to which the person making the deposit is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.
      All ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s book-entry direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in the holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued. If ADRs are in book-entry form, a statement setting forth the holder’s ownership interest will be mailed to holders by the depositary.
      When an investor surrenders ADSs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the whole number of shares of the applicable class represented by the ADSs turned in to the account the investor directs within Clearstream Banking AG, the central German clearing firm.
      The depositary may restrict the withdrawal of deposited securities only in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary, or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends,

•	the payment of fees, taxes and similar charges, or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs.
      This right of withdrawal may not be limited by any other provision of the applicable deposit agreement.
Voting Rights
      Only the depositary’s nominee is able to exercise voting rights with respect to deposited shares. Upon receipt of a request from the depositary for voting instructions, a holder of ADSs may instruct the depositary how to exercise the voting rights for the shares which underlie their ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any general shareholders’ meeting or solicitation of consents or proxies. This notice will describe how holders may instruct the depositary to exercise voting rights for the shares which underlie their ADSs. For instructions to be valid, the depositary must receive them on or before the date specified in the depositary’s request for instructions. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as instructed. The depositary will only vote or attempt to vote as holders instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.
      Our preference shares are non-voting, except in a limited number of circumstances. In those circumstances in which preference shares are entitled to vote, the procedures and limitations described above will apply in connection with the depositary’s request for voting instructions from holders of ADSs representing preference shares.
      There is no guarantee that holders will receive voting materials in time to instruct the depositary to vote and it is possible that holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
DESCRIPTION OF THE PROPOSED POOLING ARRANGEMENTS
      Fresenius Medical Care AG, Fresenius AG and the independent directors of Fresenius Medical Care AG are parties to two pooling agreements for the benefit of the holders of our ordinary shares and the holders of our preference shares (other than Fresenius AG and its affiliates). Upon consummation of the transformation, we expect to enter into pooling arrangements that we believe will provide similar benefits for the holders of the ordinary shares and preference shares of Fresenius Medical Care KGaA. The following is a summary of the material provisions of the pooling arrangements which we expect to enter into with Fresenius AG and our independent directors.
General
      The pooling arrangements will be entered into for the benefit of all persons who, from time to time, beneficially own our ordinary shares, including owners of ADSs evidencing our ordinary shares, other than Fresenius AG and its affiliates or their agents and representatives, and persons from time to time beneficially owning our preference shares (including, if we maintain an ADR facility for our preference shares after the transformation, ADSs evidencing our preference shares), other than Fresenius AG and its affiliates or their agents and representatives. Beneficial ownership is determined in accordance with the beneficial ownership rules of the SEC.
Independent Directors
      Under the pooling arrangements, no less than one-third of the supervisory board of Management AG, the general partner of Fresenius Medical Care KGaA, must be independent directors, and there must be at least two independent directors. Independent directors are persons without a substantial business or professional relationship with us, Fresenius AG, or any affiliate of either, other than as a member of the supervisory board of Fresenius Medical Care KGaA or as a member of the supervisory board of Management AG. If an independent director resigns, is removed, or is otherwise unable or unwilling to serve in that capacity, a new person will be appointed to serve as an independent director in accordance with the provisions of our articles of association, the articles of association of the general partner, and the pooling arrangements, if as a result of the resignation or removal the number of independent directors falls below the required minimum.
Extraordinary Transactions
      Under the pooling arrangements, we and our affiliates on the one hand, and Management AG and Fresenius AG and their affiliates on the other hand, must comply with all provisions of German law regarding: any merger, consolidation, sale of all or substantially all assets, recapitalization, other business combination, liquidation or other similar action not in the ordinary course of our business, any issuance of shares of our voting capital stock representing more than 10% of the our total voting capital stock outstanding on a fully diluted basis, and any amendment to our articles of association which adversely affects any holder of ordinary shares or preference shares, as applicable.
Interested Transactions
      We and Management AG and Fresenius AG have agreed that while the pooling arrangements are in effect, a majority of the independent directors must approve any transaction or contract, or any series of related transactions or contracts, between Fresenius AG or any of its affiliates, on the one hand, and us or our controlled affiliates, on the other hand, which involves aggregate payments in any year in excess of EUR 5 million for each individual transaction or contract, or a related series of transactions or contracts. However, approval is not required if the transaction or contract, or series of related transactions or contracts, has been described in a business plan or budget that a majority of independent directors has previously approved. In any year in which the aggregate amount of transactions that require approval, or that would have required approval in that year but for the fact that such payment or other consideration did not exceed Euro 5 million, has exceeded Euro 25 million, a majority of the independent directors must approve all further interested transactions involving more than Euro 2.5 million. However, approval is not required if the transaction or contract, or series of related transactions or contracts, has been described in a business plan or budget that a majority of independent directors has previously approved.
Listing of American Depositary Shares; SEC Filings
      During the terms of the pooling agreements, Fresenius AG has agreed to use its best efforts to exercise its rights as the direct or indirect holder of the general partner interest in Fresenius Medical Care KGaA to cause us to, and we have agreed to:

•	maintain the effectiveness of (i) the deposit agreement for the ordinary shares, or a similar agreement, and to assure that the ADSs evidencing the ordinary shares are listed on either the New York Stock Exchange or the Nasdaq Stock Market and (ii) if the preference shares remain eligible for listing on the New York Stock Exchange after the transformation, the deposit agreement for the preference shares, or a similar agreement, and to assure that the ADSs evidencing the preference shares are listed on either the New York Stock Exchange or the Nasdaq Stock Market;

•	file all reports, required by the New York Stock Exchange or the Nasdaq Stock Market, as applicable, the Securities Act, the Securities Exchange Act of 1934, as amended, and all other applicable laws;

•	prepare all financial statements required for any filing in accordance with generally accepted accounting principles of the U.S. (“U.S. GAAP”);

•	on an annual basis, prepare audited consolidated financial statements including, without limitation, a balance sheet, a statement of income and retained earnings, and a statement of changes in financial position, and all appropriate notes, all in accordance U.S. GAAP, and, on a quarterly basis, prepare and furnish consolidated financial statements prepared in accordance with U.S. GAAP;

•	furnish materials with the SEC with respect to annual and special shareholder meetings under cover of Form 6-K and make the materials available to the depositary for distribution to holders of ordinary share ADSs, and, if we maintain a preference share ADR facility, to holders of preference share ADSs at any time that holders of preference shares are entitled to voting rights; and

•	make available to the depositary for distribution to holders of ADSs representing our ordinary shares and, if we maintain a preference share ADR facility, ADSs representing our preference shares on an annual basis, a copy of any report prepared by the supervisory board or the supervisory board of the general partner and provided to our shareholders generally pursuant to Section 314(2) of the German Stock Corporation Act, or any successor provision. These reports concern the results of the supervisory board’s examination of the managing board’s report on our relation with affiliated enterprises.

Term
      The pooling arrangements will terminate if:

•	Fresenius AG or its affiliates acquire all our voting capital stock;

•	Fresenius AG’s beneficial ownership of our outstanding share capital is reduced to less than 25%;

•	Fresenius AG or an affiliate of Fresenius AG ceases to own the general partner interest in Fresenius Medical Care KGaA; or

•	we no longer meet the minimum threshold for obligatory registration of the ordinary shares or ADSs representing our ordinary shares and the preference shares or ADSs representing our preference shares, as applicable, under Section 12(g)(1) of the Securities Exchange Act of 1934, as amended, and Rule 12g-1 thereunder.
Amendment
      Fresenius AG and a majority of the independent directors may amend the pooling arrangements, provided, that beneficial owners of 75% of the ordinary shares held by shareholders other than Fresenius AG and its affiliates at a general meeting of shareholders and 75% of the preference shares at a general meeting of preference shareholders, as applicable, approve such amendment.
Enforcement; Governing Law
      The pooling arrangements are governed by New York law and may be enforced in the state and federal courts of New York. The Company and Fresenius AG have confirmed their intention to abide by the terms of the pooling arrangements as described above.
Directors and Officers Insurance
      Subject to any mandatory restrictions imposed by German law, Fresenius Medical Care AG has obtained and Fresenius Medical Care KGaA will continue to maintain directors and officers insurance in respect of all liabilities arising from or relating to the service of the members of the supervisory board and our officers. We believe that our acquisition of that insurance is in accordance with customary and usual policies followed by public corporations in the U.S.

EFFECTS ON AND COMPARISON OF SHAREHOLDER RIGHTS
      The legal position of the shareholders and their interests will be affected by the proposed transformation of legal form from an AG into a KGaA. These changes will affect all shareholders. The most significant adverse change for shareholders other than Fresenius AG is the reduced authority of the supervisory board of the KGaA. The KGaA supervisory board to be elected by the shareholders (other than Fresenius AG) has no authority in a KGaA to appoint or remove the management of the Company. Management of the Company will be conducted by the management board of the general partner and only the supervisory board of the general partner (all of whose members will be elected solely by Fresenius AG) has the authority to appoint or remove them. However, Fresenius AG currently has a voting majority in the general meeting of Fresenius Medical Care AG and can, therefore, appoint the supervisory board of Fresenius Medical Care AG irrespective of the votes of the outside shareholders. The management board believes that if the transformation were not carried out, Fresenius AG would exercise its voting majority at the general meeting and control over the supervisory board of Fresenius Medical Care AG (and its indirect control over the management board of Fresenius Medical Care AG) to prevent any capital increase or other transaction that would reduce Fresenius AG’s ownership of Fresenius Medical Care AG voting shares to less than a majority. Accordingly, the management board believes that Fresenius AG would retain its control over the Company even in the absence of the transformation.
      The management board has structured the proposed articles of association of the general partner and Fresenius Medical Care KGaA in order to maintain corporate governance in Fresenius Medical Care KGaA similar to the present corporate governance of Fresenius Medical Care AG.
Effects of the Conversion on the Ordinary Shareholders
      The conversion of the preference shares into ordinary shares will change the relationship between both classes of shares due to an increase in the number of outstanding ordinary shares. As a result, our ordinary shareholders will experience dilution of their voting rights. For this reason, we are proposing that our ordinary shareholders approve the conversion as a special resolution, which requires the affirmative vote of 75% of the ordinary shares present at the extraordinary meeting.
      The premium of EUR 12.25 per converted share to be paid by the converting preference shareholders was calculated by reference to the difference in the respective weighted average German stock exchange prices for preference shares and ordinary shares during the three months through and including May 3, 2005, the day before the date of our first announcement of the proposed conversion and the transformation. This difference was discounted by one-third. As a result, preference shareholders will be able to acquire the ordinary shares at a discount from the market price. See “The Conversion and Transformation — Reasons for the Conversion and Transformation.” Holders of preference American Depositary Shares who elect to convert the preference shares represented by their American Depositary Shares will also be required to pay the depositary’s customary fees for the surrender of their preference American Depositary Shares but will not be charged a fee for issuance of American Depositary Shares representing ordinary shares. Additionally, while the matter is not entirely free from doubt, it is believed that the conversion of the preference shares into ordinary shares will not result in any taxable income for U.S. federal income tax purposes. Converting preference shareholders will therefore receive a benefit that the ordinary shareholders will not receive. We believe this difference in treatment between these groups of shareholders is justified in order to provide an incentive to as many preference shareholders as possible to convert their shares into ordinary shares despite the cost. We wish to achieve the highest possible rate of conversion because our position in the DAX will be strengthened only if there is a clear increase in the number of ordinary shares in free float and the liquidity of the ordinary shares.
Effects of the Conversion on the Preference Shareholders
      Preference shareholders who choose to convert their shares into ordinary shares will no longer have preference rights. Preference shareholders who do not convert their shares in the conversion process will retain their preference rights. Although preference rights will be cancelled only for those preference shareholders who participate in the conversion offer, i.e., on a voluntary basis, we have nevertheless made the conversion subject to a resolution of our preference shareholders due to our views of appropriate corporate governance (i.e., to include our preference shareholders in this decision) and for reasons of legal certainty.
      Preference shares that remain on the Frankfurt Stock Exchange will be adversely affected due to the overall reduced liquidity of the preference shares, so that preference shareholders who do not participate may suffer financial disadvantages. Holders of ADSs representing our preference shares will also be adversely affected if ADSs representing preference shares of Fresenius Medical Care KGaA are not eligible for listing on the New York Stock Exchange. In such event, the sole market for the preference shares would be the Frankfurt Stock Exchange. United States holders of preference shares could incur additional costs and delays in effecting transactions in the preference shares on the Frankfurt Stock Exchange. In addition, if we determine to discontinue the preference share ADR facility due to the reduced number of preference shares outstanding after the conversion and the transformation, or if the depositary resigns and we are unable to appoint a successor, holders of ADSs representing the preference shares would no longer have the benefits of that facility, such as receipt of dividends in U.S. dollars.
      Participation in the conversion process will be open to preference shareholders irrespective of whether and how they vote on the special resolution of preference shareholders. If a preference shareholder consents to the conversion, he or she will be entitled, but not obligated, to convert his or her preference shares. Additionally, while the matter is not entirely free from doubt, it is believed that the conversion of the preference shares into ordinary shares will not result in any taxable income for U.S. federal income tax purposes. If a preference shareholder votes against or abstains from voting on the special resolution, he or she will nevertheless be entitled to convert his or her preference shares if the conversion is approved.
      THE FOREGOING DISCUSSION OF THE EFFECTS OF CONVERSION OF THE PREFERENCE SHARES IS PROVIDED SOLELY TO ENABLE OUR SHAREHOLDERS TO VOTE AT THE SHAREHOLDER MEETINGS ON THE AMENDMENTS TO OUR ARTICLES OF ASSOCIATION REQUIRED TO PERMIT THE CONVERSION OF OUR PREFERENCE SHARES INTO ORDINARY SHARES AND THE TRANSFORMATION OF THE LEGAL FORM OF THE COMPANY. IT DOES NOT CONSTITUTE AN OFFER TO ISSUE ORDINARY SHARES UPON CONVERSION OF PREFERENCE SHARES OR A SOLICITATION OF OFFERS TO CONVERT PREFERENCE SHARES INTO ORDINARY SHARES. ANY SUCH OFFER WILL BE MADE BY A SEPARATE PROSPECTUS DISTRIBUTED AFTER THE SHAREHOLDER MEETINGS.
Effects of the Option and Convertible Bond Adjustments on Shareholders
      As a result of the adjustment of the employee participation programs, future exercise of stock options will principally result in issuance of ordinary shares. A slight dilutive effect on the voting rights of the ordinary shareholders, which did not previously exist, will result from the adjustment. This dilutive effect will occur because the issuance of ordinary shares pursuant to the employee participation programs is not subject to statutory pre-emption rights. Such adjustments are within the scope permitted by statute, and we believe that such dilution is justified in light of the benefits to be derived from the new capital structure and the motivational effects of our employee participation programs on our employees. There are no adverse effects from the adjustment of the employee participation programs for preference shareholders.
Amendment of the Authorized Capital
      If the proposed amendments to the articles of association are approved, our capital will be subject to being increased by the issue of new ordinary shares for cash or contributions in kind under a new Authorized Capital I and a new Authorized Capital II. See “Description of the Shares of Fresenius Medical Care KGaA.”
      The management board (after the transformation, the general partner), in the course of the use of the new Authorized Capital I, will be authorized, with the approval of the supervisory board, to exclude fractional amounts from the shareholders’ pre-emption right. The management board (after the transformation, the general partner), in the course of the use of the new Authorized Capital II, will be authorized, with the approval of the supervisory board, to exclude shareholders’ pre-emption right in the case of capital increases for contributions in kind. This authority to exclude pre-emption rights is intended to facilitate the issuance of our shares as the consideration for acquisitions and to enable us to continue our growth strategy and to act flexibly and rapidly on the international markets in the interest of our shareholders.
      At the present time, there are no concrete acquisition plans for which the Authorized Capital’s right to exclude pre-emption rights would be used.
      In addition, the management board will be authorized, in the case of Authorized Capital II, to exclude pre-emption rights under certain conditions in the case of capital increases for cash. This exclusion is intended to enable us to achieve the best possible issue price for our new share issues.
Comparison of the Status of Shareholders in Fresenius Medical Care AG and Fresenius Medical Care KGaA
      As a general rule, the general meeting of shareholders of a partnership limited by shares and the supervisory board elected by such shareholders have less influence on the management of the company than the general meeting of shareholders and the supervisory board of a stock corporation. Such lesser influence results, to some extent, from the provisions of the German Stock Corporation Law applicable to a KGaA. However, applicable law also permits the parties to adjust the KGaA’s articles of association to the specific needs of the general partner and the KGaA shareholders at the time the partnership is founded or, in the case of Fresenius Medical Care KGaA, at the time the stock corporation is transformed into a partnership limited by shares. In Fresenius Medical Care KGaA, the division of authority between the KGaA shareholders (acting in the general meeting and represented by the Fresenius Medical Care KGaA supervisory board), on the one hand, and Fresenius AG, as owner of the general partner, on the other hand, is intended to replicate, as far as possible, the current division of authority between Fresenius Medical Care AG’s outside shareholders and Fresenius AG, as majority holder of Fresenius Medical Care AG’s ordinary shares.
      Fresenius AG currently holds the majority of our voting ordinary shares. The remaining ordinary shares and all of the preference shares are publicly held. This means that Fresenius AG is able to adopt resolutions requiring a simple majority vote, such as the election of the supervisory board, at the general meeting of Fresenius Medical Care AG at any time without regard to attendance or voting by other shareholders. Furthermore, due to its voting power, and because extraordinary resolutions generally require the consent of 75% of the shares present at the meeting, rather than 75% of the outstanding shares, Fresenius AG is able to significantly influence amendments to the articles of association and other extraordinary resolutions, especially where the attendance rate of ordinary shareholders at the general meeting is low. Where the attendance rate is less than 67.68% of all outstanding ordinary shares (including shares held by Fresenius AG), Fresenius AG is able to adopt extraordinary resolutions of the general meeting of Fresenius Medical Care AG on its own. Outside shareholders (i. e., shareholders other than Fresenius AG) cannot influence the election of the supervisory board (and indirectly the election of the management board) of Fresenius Medical Care AG against the will of Fresenius AG or, in the absence of unusually high attendance at the general meeting, the approval of amendments to the Company’s articles of association or other extraordinary resolutions.

      The table below summarizes the scope for influence by outside shareholders before and after the transformation. It assumes that Fresenius AG’s ownership of our voting shares is reduced to approximately 37% as a result of the conversion and the transformation. In considering the matters in the table below over which outside shareholders are described as having “influence,” you should note that, assuming all of the approximately 26.45 million outstanding preference shares are converted into ordinary shares, approximately 96.45 million ordinary shares will be outstanding after the conversion and the transformation. As the holder of approximately 35.53 million ordinary shares, Fresenius AG will continue to be able to exercise a majority of the voting rights at the general meeting as long as less than approximately 73.7% of the outstanding ordinary shares (approximately 71.1 million ordinary shares), including the shares held by Fresenius AG, are present at the general meeting. However, under German law, Fresenius AG is precluded from voting on various matters. We intend that our management board will file the transformation of legal form with the commercial register even if our shareholders do not approve the conversion or if delays arise in this connection because of potential legal disputes. In that case, Fresenius AG would hold a majority of the voting power at our general meeting, at least until we issue additional ordinary shares. See “Transformation of Legal Form Without Conversion,” below.
Scope for Influence by Outside Shareholders

	Influence Within Fresenius Medical Care	Influence Within Fresenius Medical Care
	AG Prior to the Transformation of	KGaA After the Transformation of
Matter	Legal Form	Legal Form

Adoption of resolutions at the general meeting	No influence by outside shareholders because Fresenius AG holds the majority of voting rights at the general meeting.	Some influence by outside shareholders because Fresenius AG loses its absolute majority of the voting rights. In addition, due to existing bans on voting on certain resolutions, power to decide on such resolutions lies with outside shareholders alone.

Amendments to the articles of association	Depending on the quorum at the general meeting, outside shareholders are able to prevent amendments to the articles of association; however, the articles of association cannot be actively amended against the will of Fresenius AG.	Amendments to the articles of association can be prevented by the outside shareholders because the percentage of votes increases due to the dilution of Fresenius AG below an absolute majority. However, the articles of association cannot be amended without the consent of the general partner, which is controlled by Fresenius AG.

Election of members to supervisory board	No influence by outside shareholders because Fresenius AG holds a majority of voting rights at the general meeting.	Influence of outside shareholders alone because Fresenius AG is subject to a ban on voting. A 75% vote is required to elect the supervisory board. However, the supervisory board of Fresenius Medical Care KGaA will have significantly less influence over the management of the Company than the supervisory board of Fresenius Medical Care AG.

	Influence Within Fresenius Medical Care	Influence Within Fresenius Medical Care
	AG Prior to the Transformation of	KGaA After the Transformation of
Matter	Legal Form	Legal Form

Appointment of management board	No influence by outside shareholders because Fresenius AG holds a majority at the general meeting and hence appoints the supervisory board, which appoints the management board.	No influence by outside shareholders. Although they are entitled to appoint the supervisory board, the supervisory board does not have the right to appoint the management board at Management AG.

Approval of annual financial statements	No influence by outside shareholders because annual financial statements are as a rule approved by the supervisory board elected by the general meeting, in which Fresenius AG holds the voting majority.	Influence by outside shareholders because the general meeting approves the annual financial statements. However, the resolution is subject to the consent of the general partner, which is controlled by Fresenius AG.

Payment of dividends	No influence by outside shareholders because Fresenius AG holds a majority of voting rights at the general meeting.	Some influence by outside shareholders because Fresenius AG loses its voting rights majority.

Ratification of the actions of the management and the supervisory board	No influence by outside shareholders because Fresenius AG holds the majority of voting rights at the general meeting.	Sole influence by outside shareholders because Fresenius AG is subject to a ban on voting on such matter.

Selection of auditors of annual financial statements and of special auditors (other than auditors whose appointment requires a court order)	No influence, because Fresenius AG holds a majority of voting rights at the general meeting.	Sole influence by outside shareholders possible because Fresenius AG is subject to a ban on voting in this respect. However, the audit committee of the Management AG supervisory board will recommend the auditors and the Management AG supervisory board will select the auditors, subject to the shareholder approval.

      The table below summarizes the scope for influence by Fresenius AG before and after the conversion and transformation. In considering the matters described below in which a “lower degree of influence” is attributed to Fresenius AG due to its loss of majority voting power, you should consider the same factors described above regarding the percentage attendance required at the general meeting to deprive Fresenius AG of a de facto voting majority on matters submitted to the meeting.
Scope for Influence by Fresenius AG

	Influence within Fresenius Medical Care	Influence within Fresenius Medical Care
	AG Prior to the Transformation of	KGaA After the Transformation of
Matter	Legal Form	Legal Form

Adoption of resolutions at the general meeting requiring a simple majority	Universal influence because Fresenius AG holds the majority of voting rights at the general meeting.	Lower degree of influence because Fresenius AG loses the majority of voting rights. In addition, there is a ban on voting on certain matters for resolution.

Amendments to the articles of association	Depending on the quorum at the general meeting, in certain circumstances Fresenius AG is able to approve amendments to the articles of association on its own. Articles of association cannot be amended against the will of Fresenius AG.	Lower degree of influence because Fresenius AG loses the majority of voting rights. However, the articles of association still cannot be amended against the will of Fresenius AG, because it has a veto right as owner of the general partner.

Election of members of the supervisory board	Universal influence because Fresenius AG holds the majority of voting rights at the general meeting.	No influence by Fresenius AG because it is subject to a ban on voting. However, the supervisory board of Fresenius Medical Care KGaA will have significantly less influence over the management of the Company than the supervisory board of Fresenius Medical Care AG.

Appointment of management board	Universal indirect influence because Fresenius AG holds the majority of voting rights at the general meeting and hence appoints the supervisory board, which appoints the management board.	Universal indirect influence because Fresenius AG holds all voting rights at the general meeting of Management AG and hence appoints the supervisory board of that corporation, which appoints the management board.

Allocation of profits/payment of dividends	Universal influence because Fresenius AG holds the majority of voting rights at the general meeting.	Lower degree of influence because Fresenius AG loses majority of voting rights.

	Influence within Fresenius Medical Care	Influence within Fresenius Medical Care
	AG Prior to the Transformation of	KGaA After the Transformation of
Matter	Legal Form	Legal Form

Approval of annual financial statements	Universal indirect influence via the supervisory board and the management board.	Lower degree of influence because Fresenius AG loses majority of voting rights. However, annual financial statements cannot be approved against the will of Fresenius AG because approval is subject to the consent of the general partner.

Ratification of the actions of the management board and the supervisory board	Universal influence because Fresenius AG holds the majority of voting rights at the general meeting.	No influence by Fresenius AG because it is subject to a ban on voting.

Appointment of auditors of the annual financial statements and special auditors (other than auditors whose appointment requires a court order)	Universal influence because Fresenius AG holds the majority of voting rights at the general meeting.	No influence by Fresenius AG because it is subject to a ban on voting. However, the audit committee of the Management AG supervisory board will recommend the auditors and the Management AG supervisory board will select the auditors, subject to the shareholder approval.

STOCK EXCHANGE LISTING AND TRADING
      Both classes of our shares are currently listed on the Frankfurt Stock Exchange on the official market (Amtlicher Markt), listing section Prime Standard. In addition, the shares are included in the electronic trading system Xetra. Our ordinary shares are listed on the German Index DAX. American Depositary Shares (ADS), which represent our ordinary or preference shares, are listed on the New York Stock Exchange. Three ADSs correspond to one share.
Effect of the Conversion of the Preference Shares into Ordinary Shares
      After the shareholder meetings and in the course of the proposed conversion, we expect to make an offer to holders of preference shares to convert their preference shares into ordinary shares upon submission of their preference shares with a conversion declaration to us and payment of a conversion premium to us. The offer will be made only by means of a separate prospectus, to be distributed subsequent to the shareholder meetings. Holders of ADSs representing preference shares will be able to participate in the conversion in the same manner as the holders of preference shares. The conversion, in that case, will be conducted through the depositary, who will inform the holders of ADSs of the opportunity to convert, and pass on the documents provided by us. We will separately make known details of the conversion period and the remainder of the conversion process for the holders of ADSs.
      By law, the conversion will occur upon registration with the commercial register of the Company of the relevant amendments to the articles of association approved at the shareholder meetings. The ordinary shares to be acquired by preference shareholders participating in the conversion will become available only as a result of the registration.
      The ordinary shares that will be held by shareholders participating in the conversion offer are not at this time admitted to the Frankfurt Stock Exchange. They will, together with our other ordinary and preference shares, be admitted to the Frankfurt Stock Exchange directly after the transformation into a KGaA.
      The Frankfurt Stock Exchange listing of the ordinary shares and the preference shares not deposited for conversion will not change as a result of the process of converting the preference shares into ordinary shares.
Stock Exchange Listing of the Shares of Fresenius Medical Care KGaA
      The transformation of the Company into the legal form of a KGaA will become effective after being registered with the commercial register of the Company. Shareholders in Fresenius Medical Care AG, at the time of the registration of the transformation of legal form in the commercial register will thereupon become shareholders in Fresenius Medical Care KGaA. They will participate to the same extent and with the same number of shares in Fresenius Medical Care KGaA as they did in Fresenius Medical Care AG prior to the transformation becoming effective.
      Because all of our shares are maintained in collective securities accounts and by depositary banks for each shareholder, the conversion of our ordinary shares or preference shares into ordinary shares or preference shares in Fresenius Medical Care KGaA will likewise take place exclusively through the collective accounts. The exchange will be dealt with by Clearstream Banking AG, Frankfurt am Main, by entries in the securities accounts of the shareholders by the depositary banks in each case. Shareholders will be informed of the changed entries. The existing shares in Fresenius Medical Care AG will be delisted from the Frankfurt Stock Exchange on registration of the transformation of legal form in the commercial register. We will admit both the ordinary shares and the preference shares in Fresenius Medical Care KGaA again to stock exchange trading on the Frankfurt Stock Exchange on the official market, Prime Standard, directly after the transformation of legal form has become effective. We will then endeavor to ensure that the new admission takes place immediately after the transformation of legal form becomes effective and therefore that the usual stock exchange tradability both of the ordinary and the preference shares in the Company is secured at all times.

      Our inclusion in the DAX will not be affected by the transformation of legal form, as long as other relevant criteria for DAX membership are met. With regard to the new ordinary shares in the Company that will come into existence upon the conversion of the preference shares, the usual determination process on the fulfillment of the membership criteria for the DAX will take place taking account of the increased free float.
      Under the deposit agreements establishing the American Depositary Receipt facilities for our ordinary shares and preference shares, upon effectiveness of the transformation, the ordinary shares and preference shares of Fresenius Medical Care KGaA into which the ordinary shares and preference shares of Fresenius Medical Care AG held by the Depositary will be transformed will continue to be treated as “deposited securities” under the respective deposit agreements. As a result, American Depositary Shares (ADSs) representing the right to receive ordinary shares and preference shares of Fresenius Medical Care AG will, upon registration of the transformation, thereafter represent the right to ordinary and preference shares of Fresenius Medical Care KGaA, and ADRs evidencing Fresenius Medical Care AG ADSs will thereafter evidence Fresenius Medical Care KGaA ADSs. The Depositary, however, may, with our consent, require ADR holders to submit their ADRs and distribute new ADRs that evidence ADS of Fresenius Medical Care KGaA, which represent ordinary and preference shares in Fresenius Medical Care KGaA. In the event the Depositary elects to do so, holders of Fresenius Medical Care AG ADRs will be notified by the Depositary and provided with instructions to carry out such an exchange.
      We will apply to list ADSs representing Fresenius Medical Care KGaA ordinary shares and Fresenius Medical Care KGaA preference shares on the New York Stock Exchange. However, we cannot assure you that the preference ADSs of Fresenius Medical Care KGaA will be eligible for listing on that exchange if the number of outstanding preference shares decreases substantially due to conversion of preference shares into ordinary shares. In addition, if substantially all of the preference shares are converted, we may terminate the deposit agreement for the preference shares, or the depositary may resign due to the substantially reduced compensation it is likely to receive for its services in such circumstances. While we will endeavor to provide for continuation of a U.S. trading market for the preference shares of Fresenius Medical Care KGaA, if they are not eligible for New York Stock Exchange listing, if the depositary resigns as depositary for the preference shares and we are unable to designate a replacement depositary, or if we otherwise terminate the preference share deposit agreement, it is likely that a U.S. trading market for the preferences ADSs will cease to be available.
German Corporate Governance Code
      Under the German Stock Corporation Act, the management board and the supervisory board of a company listed on a German stock exchange must make an annual declaration regarding their compliance with the recommendations of the “Government Commission German Corporate Governance Code” published by the Ministry of Justice in the official part of the electronic Federal Gazette. This Code provides important regulations for the management and supervision of companies and includes statutory provisions and additional recommendations and suggestions regarding corporate governance. Only the statutory provisions are binding, but listed companies must declare whether their governance practices deviate from the recommendations. We issued our most recent declaration as of December 2004, in which we declared that we comply with the recommendations, subject to certain exceptions. Our declaration is available on our website. Because the Code is designed to apply to listed stock corporations, we will comply with it in modified form after the transformation becomes effective. We intend to continue to follow the recommendations of the Code to the same extent as before. The general partner and the supervisory board will make a new declaration of compliance which will describe the existing exceptions and take account of the special characteristics of the KGaA.

TRANSFORMATION OF LEGAL FORM WITHOUT CONVERSION
      We intend that our management board shall file the transformation of legal form with the commercial register even if our shareholders do not approve the conversion of preference shares into ordinary shares or if delays arise in this connection because of potential legal disputes. The effects of completing the transformation without also completing the conversion would differ from the effects of completing both, as described above under “Effects and Comparisons of Shareholder Rights.” In particular, the consequences of a reduction of Fresenius AG’s proportionate voting rights that would result from the conversion of the preference shares to ordinary shares would not arise. The following are the most significant differences.
After the Transformation — Proportionate Majority and Voting Rights Remain Unchanged.
      If the conversion of preference shares into ordinary shares does not occur, the division of our share capital between preference shares and ordinary shares would not change solely as a result of the transformation of legal form. The division of voting rights between Fresenius AG and the outside shareholders in the general meeting would not change and Fresenius AG would retain its majority vote in our general meeting. This means that as holder of a majority of the ordinary shares of Fresenius Medical Care KGaA, Fresenius AG could continue to determine the vote on all resolutions in respect of which it is not subject to a ban on voting. This would not apply to resolutions which require a three quarters majority but, as is presently the case in Fresenius Medical Care AG, Fresenius AG’s majority ownership would still enable it to determine the outcome of such resolutions if less than 67.68% of the outstanding shares (including shares held by Fresenius AG) were present at the meeting considering such resolutions.
      If only the transformation were completed, the legal position of the outside shareholders to exercise influence in Fresenius Medical Care AG KGaA, in comparison to their present rights to exercise influence in Fresenius Medical Care AG would be as follows:

•	Adoption of resolutions at the general meeting requiring a simple majority: Currently, outside shareholders have no influence on such resolutions due to Fresenius AG’s majority ownership. This will be unchanged after the transformation, except with respect to resolutions on which Fresenius AG is subject to a ban on voting;

•	Approval of amendments to the articles of association: Currently, outside shareholders cannot effect such amendments due to Fresenius AG’s majority ownership, but can prevent their adoption. This would be unchanged after the transformation, since the outside shareholders’ voting percentage would not increase. In addition, such amendments would require the consent of the general partner, controlled by Fresenius AG;

•	Appropriation of profit: Currently, Fresenius AG alone can decide this issue, due to its majority in the general meeting. This would be unchanged after the transformation. In addition, such resolution would require the consent of the general partner, controlled by Fresenius AG.
      As a corollary, if we complete only the transformation, the absence of any change in the division between ordinary shares and preference shares and the absence of any reduction of Fresenius AG’s majority position would mean that Fresenius AG’s influence would be reduced only in the case of resolutions in respect of which it is subject to a ban on voting. As described under “The Conversion and Transformation — The Legal Structure of Fresenius Medical Care KGaA — General Meeting,” the voting ban would apply to the following resolutions:

•	Election and removal from office of members of the supervisory board;

•	Ratification of the actions of the general partner and the members of the supervisory board;

•	Appointment of special auditors;

•	Assertion and waiver of compensation claims against members of the executive bodies; and

•	Selection of auditors of the annual financial statements.

      Ultimately, if we complete only the transformation, the rights of outside shareholders would not be diminished but, as would be the case if the conversion were also implemented, would be somewhat strengthened with respect to resolutions on which Fresenius AG is excluded from voting.
Interest of the Company in the Transformation of Legal Form without the Conversion
      Even without implementation of the conversion, we have an interest in implementation of the transformation of legal form, because it will enable us, over the mid- to long term, to create a more attractive capital structure. For example, we would then be in a position to implement capital increases by issuing ordinary shares without the necessity for participation by Fresenius AG in such capital increases to avoid loss of its voting majority. Through ownership of the general partner, Fresenius AG would continue to be able to fulfil its declared intention of consolidating Fresenius Medical Care AG in its group consolidated financial statements, even if it loses its voting majority after the transformation of legal form. The new opportunity to implement major capital increases by issuing ordinary shares would provide us with increased flexibility in the course of our capital financing, since capital markets consider our ordinary shares to be the more attractive class of shares, as shown by the price differences between our ordinary shares and our preference shares. In addition, we would be in a position to improve the free float in our ordinary shares, which could lead to an improvement in our position on the DAX.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
      We are a German company. Some of our directors and executive officers and some of the experts named in this information statement/ prospectus are residents of Germany. A substantial portion of our assets and the assets of those individuals is located outside the U.S. As a result, it may be difficult or impossible for investors to effect service of process upon those persons within the U.S. with respect to matters arising under the U.S. federal securities laws or to enforce against them in U.S. courts judgments of U.S. courts predicated on the civil liability provisions of the U.S. federal securities laws. We have been advised by our German counsel, Nörr Stiefenhofer Lutz, that there may be doubt as to the enforceability in Germany, in original actions, of liabilities predicated on the U.S. federal securities laws and that in Germany both recognition and enforcement of court judgments with respect to the civil liability provisions of the U.S. federal securities laws are solely governed by the provisions of the German Civil Procedure Code (Zivilprozessordnung). In some cases, especially when according to the German statutory provisions, the international jurisdiction of the U.S. court will not be recognized or if the judgment conflicts with basic principles of German law (e.g., the restrictions to compensatory damages and pre-trial discovery), the U.S. judgment might not be recognized by a German court. The service of process in U.S. proceedings on persons in Germany is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil cases if the current address of the defendant is known.
EXPERTS
      Our consolidated financial statements and schedule as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included in the Fresenius Medical Care AG amended annual report on Form 20-F /A for the year ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftprüfungsgesellschaft, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
      Nörr Stiefenhofer Lutz, as our special German counsel, will pass upon the validity of the conversion of the ordinary shares and the preference shares of Fresenius Medical Care AG into ordinary shares and preference shares of Fresenius Medical Care KGaA. Dr. Dieter Schenk and Dr. Bernd Fahrholz, members of the firm of Nörr Stiefenhofer Lutz, are members (and Dr. Schenk is deputy chairman) of our supervisory board. Dr. Schenk is also a member of the supervisory board of Fresenius AG and one of the executors of the estate of Mrs. Else Kröner. The Else-Kröner Fresenius Stiftung, a charitable foundation established under the will of Mrs. Kröner, owns the majority of the voting shares of Fresenius AG. Its voting rights are exercised by the executors of Mrs. Kröner’s estate, Dr. Dieter Schenk, Dr. Karl Schneider (another member of the Fresenius AG supervisory board) and Dr. h.c. Hans Kröner.

Appendix A
Articles of Association

I.	General Terms

Art. 1 Name and Registered Office
      (1) The Company is a partnership limited by shares (KGaA). The name of the Company is
FRESENIUS MEDICAL CARE AG & Co. KGaA
      (2) The registered office of the Company is in Hof an der Saale.

Art. 2 Objects of the Business
      (1) The objects of the Company are:

a) the development, production and distribution of as well as the trading in health care products, systems and procedures, including dialysis;

b) the projecting, planning, establishment, acquisition and operation of health care businesses, including, dialysis centers, also in separate enterprises or through third parties as well as the participation in such dialysis centers;

c) the development, production and distribution of other pharmaceutical products and the provision of services in this field;

d) the provision of advice in the medical and pharmaceutical areas as well as scientific information and documentation;

e) the provision of laboratory services for dialysis and non-dialysis patients and homecare medical services.
      The Company will operate itself or through subsidiaries at home and abroad.
      (2) The Company shall be entitled to enter into any and all business transactions and take any and all measures which seem to be necessary or useful to achieve the objects of the Company and may, in particular, participate in other enterprises of the same or similar kind, take over the management and/or the representation of such enterprises, transfer company divisions, including essential company divisions, to enterprises in which the Company holds an interest and establish branches at home and abroad.

Art. 3 Notifications and Publications
      (1) All notifications of the Company shall be made in the electronic Federal Gazette (Elektronischer Bundesanzeiger).
      (2) English short versions of the invitations to general meetings which must provide for the place, date and time and the items on the agenda of the general meeting and the prerequisites of participation in the meetings as well as English short versions of the other notifications shall also be published in The Wall Street Journal and in The New York Times. The newspapers mentioned above are not journals used by the Company for notifications in the sense of Article 3 paragraph (1); such publications shall not be a pre-condition for a valid notification of the Company. With the consent of the supervisory board the general partner may determine deviations from this provision.

II.	Capital and Shares

Art. 4 Capital
      (1) The capital of the Company amounts to Euro 246,924,300.80 (in words: two hundred forty six million nine hundred twenty-four thousand three hundred euro and eighty cent) and is divided into 70,000,000 (in words: seventy million) bearer ordinary shares and 26,454,805 (twenty six million four hundred fifty-four thousand eight hundred five) non-voting bearer preference shares.
      In case of issuance of non-voting bearer preference shares, particulars thereof are set forth in Article 19.
      No consent of the preference shareholders shall be required for the issuance of non-voting bearer preference shares which, for the distribution of the profits or the corporate assets, will be equal to or be preferred to the non-voting bearer preference shares existing from time to time, if and to the extent that the subscription rights of the preference shareholders are not excluded.
      (2) The capital stock in the amount of DM 100,000.00 (in words: one hundred thousand Deutsche Mark) available at the transformation of Corporation was raised through change of the legal form of the legal entity of previous legal form, Fresenius Medical Care GmbH with registered office in Hof an der Saale.
      The capital stock in the amount of Euro 246,924,300.80 (in words: two hundred forty six million nine hundred twenty-four thousand three hundred euro and eighty cent) available at the transformation of the Company into a partnership limited by shares (KGaA) was raised through change of the legal form of the legal entity of previous legal form, Fresenius Medical Care AG with registered office in Hof an der Saale.
      (3) The general partner is authorized, in the period up to August 29, 2010, with the approval of the supervisory board, to increase, on one or more occasions, the capital of the Company by up to a total of Euro 35,000,000.00 (in words: thirty five million Euro) for cash by the issue of new bearer ordinary shares (Authorized Capital I). The number of shares must increase in the same proportion as the capital. The general partner is further authorized, with the approval of the supervisory board, to decide on the exclusion of shareholders’ pre-emption rights. Exclusion of pre-emption rights is admissible, however, only for fractional amounts. The new shares may also be taken up by credit institutions to be specified by the general partner, with the obligation to offer them to the shareholders (indirect pre-emption rights). The general partner is further authorized, with the approval of the supervisory board, to determine the further details of the implementation of the capital increase out of Authorized Capital I. The supervisory board is authorized to amend the Articles of Association after complete or partial implementation of the capital increase out of Authorized Capital I or after the expiry of the authorized period in accordance with the amount of the capital increase out of Authorized Capital I.
      (4) The general partner is authorized, in the period up to August 29, 2010, with the approval of the supervisory board, to increase, on one or more occasions, the capital of the Company by up to a total of Euro 25,000,000.00 (in words: twenty five million Euro) for cash and/or contributions in kind by the issue of new bearer ordinary shares (Authorized Capital II). The number of shares must increase in the same proportion as the capital. The general partner is further authorized, with the approval of the supervisory board, to decide on the exclusion of shareholders’ pre-emption rights. Exclusion of pre-emption rights is admissible, however, only if

•	in the case of a capital increase for cash the amount of capital attributable to the new shares does not exceed 10% of the share capital at the time of the issue of the new shares and the issue price for the new shares is not significantly lower than the stock exchange price of the listed shares of the same class and rights at the time of the final determination of the issue price by the general partner, or

•	in the case of a capital increase for contributions in kind the grant of shares should be for the purpose of acquiring an enterprise, parts of an enterprise or a participation in an enterprise.

      The general partner is further authorized, with the approval of the supervisory board, to determine the further details of the implementation of the capital increase out of Authorized Capital II. The supervisory board is authorized to amend the Articles of Association after complete or partial implementation of the capital increase out of Authorized Capital II or after the expiry of the authorized period in accordance with the amount of the capital increase out of Authorized Capital II.
      (5) The capital of the Company is conditionally increased by up to [Euro 5,389,450.24, (in words: five million three hundred eighty-nine thousand four hundred fifty-five euro and twenty-four cents)] by the issue of up to [2,105,254 (in words: two million one hundred five thousand two hundred fifty-four)] new non-voting bearer preference shares and by up to [          ] (in words: [          ]) new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the employee participation program resolved by the general meeting of September 24, 1996 convertible bonds relating to non-par value shares will be issued and the holders of convertible bonds exercise their right of conversion. The new non-voting bearer preference shares and the new bearer ordinary shares shall participate in profits from the beginning of the fiscal year in which they arise by the exercise of the right of conversion.
      (6) The capital of the Company is conditionally increased by up to Euro [2,763,432.96, (in words: two million seven hundred sixty-three thousand four hundred thirty-two euro and ninety-six cents)] by the issue of up to [1,079,466 (in words: one million seventy-nine thousand four hundred and sixty-six)] new non-voting bearer preference shares and by up to [          ] (in words: [          ]) new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the share option program resolved by the general meetings of June 10, 1998 and May 30, 2000, share options relating to non-par value shares have been issued and the holders exercise their options. The new non-voting bearer preference shares and bearer ordinary shares shall participate in profits from the beginning of the fiscal year in which they are issued.
      (7) The capital of the Company is conditionally increased by up to [Euro 10,132,928.00 (in words: ten million one hundred thirty-two thousand nine hundred twenty-eight euro)] by the issue of up to [3,958,175 (in words: three million nine hundred fifty-eight thousand one hundred seventy-five)] new non-voting bearer preference shares and by up to [          ] (in words: [          ]) new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the international employee participation program resolved by the general meeting of May 23, 2001 convertible bonds relating to non-par value shares have been issued and the holders of convertible bonds exercise their right of conversion. The new non-voting bearer preference shares and the new bearer ordinary shares shall participate in profits from the beginning of the fiscal year in which they arise by the exercise of the right of conversion.
      (8) In case of a capital increase, the profit participation may be determined in derogation from Section 60, paragraph 2 German Stock Corporation Act (AktG).

Art. 5 Shares
      (1) The shares will be non-par value bearer shares.
      (2) The Company shall be entitled to issue share certificates made out to bearer each evidencing a plurality of shares (collective share certificates). There is no claim of the shareholders to share certificates with respect to their individual participation.
      (3) The form of the share certificates and of the dividend coupons and renewal coupons shall be determined by the general partner with the consent of the supervisory board.
      (4) The Company shall take the necessary measures to achieve that its shares will, preferably be admitted for official quotation on the stock exchange in Frankfurt am Main and in suitable form — e.g. as American Depository Shares — on the New York Stock Exchange and that such admissions will be maintained. With the consent of the supervisory board which must decide unanimously on such consent, the general partner may determine deviations from this provision.

III.     Constitution of the Company
A.     General Partner

Art. 6	General Partner, Capital Contribution, Legal Relationships and Resignation
      (1) General partner of the Company is
Fresenius Medical Care Management AG
with registered office in Hof a.d. Saale.
      (2) The general partner has not made a capital contribution. It shall neither participate in the profit or the loss of the Company nor in its assets.
      (3) The general partner will cease to be general partner of the Company if and when all shares in the general partner are no longer held directly or indirectly by a person holding more than 25 per cent of the capital of the Company, directly or indirectly via a controlled enterprise in the sense of § 17 paragraph (1) German Stock Corporation Act (AktG); this will not apply if and when all shares in the general partner are held directly or indirectly by the Company.
      Additionally, the general partner will cease to be general partner of the Company, if the shares in the general partner are acquired by a person

•	who does not acquire shares of the Company in the amount of more than 25 per cent of the capital of the Company or

•	who had not, within three months after the effectiveness of such acquisition, submitted a voluntary or mandatory takeover offer to the shareholders of the Company according to the rules of the German Takeover Act (WpÜG); the fair consideration offered to the shareholders must also reflect the consideration which the purchaser had paid for the share in the general partner, if the amount for such consideration is above the amount of its equity capital.
      The other grounds for withdrawal as provided for by law remain unaffected with respect to the general partner.
      (4) If the general partner withdraws from the Company or if such withdrawal can be foreseen, the supervisory board is authorized and obliged to admit immediately, or at the time of the withdrawal of the general partner, as new general partner of the Company a corporation whose shares are fully owned by the Company. If the general partner withdraws from the Company while no new general partner is admitted simultaneously as aforesaid, the Company shall for the time being be continued by the limited shareholders of the Company alone. In such case, the supervisory board shall immediately apply for the appointment of a substitute representative who will represent the Company until the admission of a new general partner according to sentence 1 of this paragraph, in particular with respect to the acquisition or formation of such new general partner.
      The supervisory board is authorized to adjust the version of the Articles of Association so as to reflect the change of the general partner.
      (5) In the case of the continuing of the Company pursuant to Article 6 paragraph (4) of these Articles of Association or in the case that all shares in the general partner are held directly or indirectly by the Company an extraordinary general meeting or the next annual general meeting shall decide about the transformation of the Company into a stock corporation (Aktiengesellschaft). The resolution with respect to such transformation can be taken with a simple majority of the votes cast. The general partner is obliged to consent to such transformation decided by the general meeting.

Art. 7 Management and Representation of the Company, Reimbursement of Expenses and Remuneration
      (1) The Company shall be represented by its general partner. Vis-à-vis the general partner the Company shall be represented by the supervisory board.

      (2) The general partner shall be responsible for management of the Company. The general partner’s management authority also encompasses exceptional management measures. The right of the shareholders to consent to exceptional management measures at the general meeting is excluded.
      (3) The general partner shall be reimbursed for any and all expenses in connection with management of the Company’s business, which includes remuneration of the members of its executive bodies. The general partner shall invoice its expenses monthly; it is entitled to claim payment in advance.
      (4) As consideration for assuming the management of the Company and the liability, the general partner shall receive a non-profit-and-loss-based annual remuneration of 4 per cent of its equity capital.
      (5) The general partner is not authorized to undertake transactions for its own or for another’s account outside the scope of its responsibilities within the Company.

B.	Supervisory Board

Art. 8 Election and Term of Office of the Supervisory Board
      (1) The supervisory board consists of six (6) members. All six (6) members shall be elected by the general meeting according to the provisions of the German Stock Corporation Act (AktG). The resolution can only be taken with a majority of a minimum of 75 per cent of the votes cast.
      (2) Unless expressly otherwise resolved by the general meeting, the supervisory board members shall be appointed to hold office until the end of the ordinary general meeting which resolves on the discharge for the fourth fiscal year after commencement of the term of office. The year in which the term of office commences shall not be considered for this calculation. Re-election of supervisory board members shall be permissible.
      (3) If a member elected by the general meeting withdraws from the supervisory board before expiration of his term of office, a new member is to be elected in the next general meeting to replace the withdrawing member. The newly elected member shall hold office for the remaining term of office of the withdrawing member.
      (4) The general meeting may, for the supervisory board members to be elected by it, appoint substitute members who will become members of the supervisory board on the basis of a specific order to be determined upon election if and when supervisory board members withdraw before expiration of their term of office. Their position as substitute members shall revive if and when the general meeting elects a new member instead of the withdrawing supervisory board member replaced by such substitute member. The term of office of the substitute member shall end upon completion of the general meeting in which an election according to Article 8 paragraph (3) is made.
      (5) Each member of the supervisory board may resign from office by giving one month’s written notice even without good cause.

Art. 9 Constitution of the Supervisory Board
      (1) Following the general meeting in which the supervisory board has been newly elected, the supervisory board shall hold a meeting without special notice of meeting and, where necessary, shall elect in such meeting from among its members a chairman and a deputy chairman for the whole term of office of the elected persons as supervisory board members.
      (2) If the chairman or his deputy resigns his office before expiration of his term of office, the supervisory board shall immediately hold a new election to replace the resigning chairman/deputy.

Art. 10 Meetings and Resolutions of the Supervisory Board
      (1) The meetings of the supervisory board shall be called by the chairman by notice subject to a notice period of fourteen (14) days. The meetings may be called in writing, by fax or by other electronic means of communication. The items on the agenda must be stated in the invitation to the meeting.

Notwithstanding sentence 2, in urgent cases, this period may be shortened and the meeting may be called by telegram, telex or telephone.
      (2) The meetings of the supervisory board shall in the regular case be by personal attendance. It is, however, admissible that meetings of the supervisory board be held by way of a video conference or that individual supervisory board members participate by way of video link, provided that in these cases the passing of resolutions also takes place by way of a video conference or video link. Outside of meetings, resolutions in writing, telegraph, telex, fax, telephone or electronic communication (e-mail etc.) are admissible, if this is ordered by the chairman of the supervisory board, or in the event of his being unable to act, by his deputy.
      (3) The supervisory board shall constitute a quorum if half the members making up the entire board take part in the adoption of the resolution.
      (4) If members of the supervisory board are prevented from attending the meeting, they may have another member of the supervisory board submit their written votes. Such delivery of the written vote shall be deemed to be participation in the adoption of the resolution.
      (5) Resolutions of the supervisory board shall require the majority of the votes cast unless otherwise provided by law or the Articles of Association. In case of a tie, a new vote shall be taken on the same issue at the request of the chairman of the supervisory board or of another member of the supervisory board. In the event that such new vote leads again to a tie, the chairman of the supervisory board shall have two (2) votes (to the legally permissible extent, this shall apply also to committees of the supervisory board of which he is a member). Article 10 paragraph (4) shall be applicable to the casting of the second vote. The deputy chairman of the supervisory board shall not be entitled to such second vote.
      (6) Minutes of the meetings of the supervisory board shall be prepared in the English language. The minutes shall be signed by the chairman of the meeting. Any minutes to be prepared outside of the meeting by personal attendance (Präsenzsitzung), as outlined in Article 10 paragraph (2) with respect to resolutions shall be signed by the chairman of the supervisory board. On demand of a member of the supervisory board a German translation of the minutes shall be prepared.

Art. 11 Rights and Duties of the Supervisory Board
      (1) The supervisory board shall have the rights and duties defined by mandatory legal provisions and these Articles of Association.
      (2) The supervisory board shall, at any time, have the right to supervise the entire management of the general partner and to inspect and audit all books and records, including the minutes of the meetings of the management board of the general partner, as well as the assets of the Company. This right to inspect and audit can also be claimed by any individual supervisory board member. The supervisory board member must direct his request to the chairman of the supervisory board who shall pass the request on to the chairman of the management board of the general partner or, in the case that a chairman does not exist, to the management board of the general partner.
      (3) The general partner shall regularly report to the supervisory board. In addition, the supervisory board may request the submission of a report if and when there is reasonable cause therefore including where such cause relates to a business event at an affiliated company which has become known to the general partner and which may substantially influence the situation of the Company. Article 11 paragraph (2), sentences 2 and 3 apply mutatis mutandis with the proviso that a report only to the supervisory board can be demanded.
      (4) If the Company holds a participation in its general partner, all rights of the Company under and with respect to such participation (e.g. voting rights, information rights etc.) will be exercised by the supervisory board.
      (5) The supervisory board shall be entitled, without resolution of the general meeting, to make any amendments to the Articles of Association which concern only the wording.

Art. 12 Rules of Procedure of the Supervisory Board
      The supervisory board shall, within the framework of the mandatory legal provisions and the Articles of Association, establish rules of procedure for itself which shall take into account, in particular, the interests of those supervisory board members who do not speak German.

Art. 13 Remuneration of Supervisory Board Members
      (1) The members of the supervisory board shall be reimbursed for the expenses incurred in the exercise of their office, including any value-added tax.
      (2) Each member of the supervisory board shall receive a fixed fee of USD 80,000.00 per annum for each full fiscal year, payable in four equal instalments at the end of each calendar quarter.
      In the event that the general meeting, taking into consideration the annual results, resolves a higher remuneration by a three fourths majority of the votes cast, such higher remuneration shall be payable.
      (3) The chairman of the supervisory board shall receive additional remuneration in the amount of USD 80,000 and his deputy additional remuneration in the amount of USD 40,000.
      (4) As a member of a committee, a supervisory board member shall receive, in addition, USD 30,000.00 per year, or as chairman of a committee, USD 50,000.00 per year, payable in each case in four equal installments at the end of each calendar quarter.
      (5) If a fiscal year is not a complete calendar year, the remuneration shall be paid on a pro rata temporis basis.
      (6) To the extent that a member of the supervisory board is at the same time a member of the supervisory board of the general partner Fresenius Medical Care Management AG and receives remuneration for his services as a member of the supervisory board of Fresenius Medical Care Management AG, the remuneration according to Article 13(2) will be reduced to half of it. The same shall apply in relation to additional remuneration of the chairman and his deputy according to Article 13(3) if such person is, at the same time, the chairman or his deputy, respectively, of the supervisory board of Fresenius Medical Care Management AG. If the deputy of the chairman of the supervisory board of the Company is at the same time chairman of the supervisory board of Fresenius Medical Care Management AG he shall not receive additional remuneration according to Article 13(3) for his services as deputy of the chairman of the Company.
      (7) The Company shall pay the remuneration of the supervisory board members subject to statutory deductions.
      (8) The Company shall provide the members of the supervisory board with an insurance protection regarding the fulfilment of their duties as such members of the supervisory board which is subject to an appropriate deductible.

C.	General Meeting

Art. 14 Calling of the General Meeting
      (1) The general meeting shall be called, in so far as no shorter period is allowed by law, no later than one month before the day by the end of which the shares must be deposited according to Article 15 with the day of calling and the day of deposit not to be considered for such calculation.
      (2) No later than on the last day of the convocation period, also the English short version pursuant to Article 3 paragraph (2) shall be published, if necessary.
      (3) The general meeting shall be held at the place where the registered office of the Company is located, or in a German city where a stock exchange is situated or at the place where the registered office of a domestic affiliated company is located.

Art. 15 Attendance at the General Meeting
      (1) Those shareholders shall be entitled to attend the general meeting who deposit their shares no later than on the fifth day before the general meeting with the Company, or a Notary in the Federal Republic of Germany, or a bank for the central depository of securities (Wertpapiersammelbank) or with any other body designated in the notice of meeting, during the business hours until the end of the general meeting. If the credit institutions are closed on the last day of deposit, the period of deposit shall end on the preceding working day of the credit institutions.
      (2) If the shares are deposited with a German Notary or with a bank for the central depository of securities (Wertpapiersammelbank), the certificate to be issued by them shall be submitted to the cash office of the Company no later than on the first working day, except the Saturday, after expiration of the period of deposit.
      (3) Shares shall be deemed to have been properly deposited if they are blocked until the end of the general meeting at a credit institution in the name of and with the consent of a depository.
      (4) The members of the management board of the general partner and of the supervisory board should personally attend the general meeting. If it is not possible for a member of the supervisory board to attend at the place of the general meeting, in particular, because he is abroad for cause, he may participate in the general meeting by sound and picture transmission.
      (5) If a voting right is to be exercised by a proxy, authorization in writing (Textform) shall be sufficient.

Art. 16 Date of the Ordinary General Meeting
      The general meeting which resolves on the adoption of the annual financial statement and on the discharge of the general partner and the supervisory board and on the disposition of the profits (ordinary general meeting) shall be held within the first eight (8) months of a fiscal year.

Art. 17 Chairmanship at the General Meeting and Voting
      (1) The general meeting shall be chaired by the chairman of the supervisory board or, if he is prevented or at the request of the chairman of the supervisory board, by another supervisory board member to be designated by the chairman of the supervisory board. If and when no such designation has been made and the chairman of the supervisory board is prevented, another member to be designated by the supervisory board shall preside over the general meeting.
      (2) The chairman shall chair the meeting and determine the order of items to be dealt with as well as the kind and form of the voting. The chairman is entitled to reasonably limit the speaking time of the shareholders and the time to ask questions from the beginning of the meeting on, if such limitation is allowed by law.
      (3) The majorities of the votes cast and of the capital stock represented for the adoption of the resolution which are required for the resolutions of the general meeting shall be governed by the statutory provisions, unless otherwise provided for in these Articles of Association. In case of a tie, a proposal shall be deemed denied.
      (4) Each ordinary share shall grant one (1) vote at the general meeting. The preference shares have no voting rights, unless otherwise required by mandatory legal provisions; otherwise, sentence 1 of this paragraph shall apply mutatis mutandis.
      (5) The chairman can decide that the entire general meeting or extracts therefrom be transmitted in sound and/or picture. Such transmission can even be in a form to which the public has unlimited access. The form of the transmission should be made known in the invitation.

      (6) To the extent that the resolutions of the general meeting are subject to the consent of the general partner, the general partner shall declare at the general meeting whether consent to the resolutions will be given or will be refused.

IV.	Annual Financial Statement and Disposition of Profits

Art. 18 Fiscal Year, Rendering of Accounts
      (1) The fiscal year shall be the calendar year.
      (2) Within the first three (3) months of the fiscal year but no later than within the maximum period required by mandatory legal provisions, the general partner shall prepare the annual financial statement and the management report for the preceding fiscal year and submit the same to the supervisory board without delay. The general partner may allocate in the annual financial statement a part of the annual net profit up to the half of the annual net profit to other revenue reserves.
      (3) The supervisory board shall commission the audit by the auditors of the financial statements. Before the audit report of the auditors is forwarded to the supervisory board, the general partner shall be given the opportunity to express its opinion.
      (4) At the same time as the submission of the annual financial statement and the management report the general partner shall provide the supervisory board with the proposal on the appropriation of the net profits.
      (5) The annual financial statement shall be approved by a resolution of the general meeting with the consent of the general partner.
      (6) Article 18 paragraphs (2) and (3) shall apply correspondingly to group financial statements and to a report on the economic group position, as far as § 170 paragraph 1 sentence 2 German Stock Corporation Act (AktG) is applicable to the Company as Parent Company.

Art. 19 Disposition of Profits
      (1) The general meeting shall resolve on the disposition of the balance sheet profits subject to the following paragraphs (2) to (4) of this Article.
      (2) Out of the annual balance sheet profits, the non-voting bearer preference shares shall receive a dividend which exceeds that for the ordinary shares by an amount of Euro 0.06 per preference share, but at least a dividend in an amount of Euro 0.12 per preference share.
      (3) The minimum dividend of Euro 0.12 per preference share shall take precedence over the distribution of a dividend on the ordinary shares.
      (4) In the event that the balance sheet profits for one or more fiscal years are insufficient to distribute Euro 0.12 per preference share, the lacking sums shall be paid subsequently without interest out of the balance sheet profits for the following fiscal years, i.e. after distribution of the minimum dividend on the preference shares for these fiscal years and before distribution of a dividend on the ordinary shares. The right to subsequent payment shall be part of the profit share for the fiscal year from the balance sheet profits of which the subsequent payment on the preference shares is made.

V.	Miscellaneous

Art. 20 Partial Invalidity
      Should any of the provisions of these Articles of Association be or become ineffective in whole or in part, or should these Articles of Association have a regulatory gap, the validity of the remaining provisions hereof shall not be affected. The Parties shall replace any such ineffective provision by an adequate provision that, as far as legally possible, comes closest to the intent and purpose of these Articles of Association. The same shall apply in case of a regulatory gap.

Art. 21 Formation Expenses
      (1) The formation expenses (Notary’s fees, court costs, costs of notification) amount up to DM 5,000.00 (in words: five thousand Deutsche Marks).
      (2) Additionally, the Company has to bear the expenses for the transformation of Fresenius Medical Care AG into Fresenius Medical Care AG & Co. KGaA in an amount up to EUR 7,500,000.00 (in words: seven million five hundred thousand euro).